Form 10-K, Exhibit 13
period 1994-08-31
ECHLIN INC
filed 1994-11-15
CIK 31348

EXHIBIT 13. Financial Section of Echlin Inc.'s 1994 Annual Report to
            Shareholders
- --------------------------------------------------------------------------------
                        Echlin Inc. 1994 Annual Report
- --------------------------------------------------------------------------------

REVIEW OF OPERATIONS AND FINANCIAL CONDITION

Echlin's net sales surpassed $2 billion this year, climbing 14.7 percent to $2.23 billion. New acquisitions -- including the brake and clutch division of FAG Kugelfisher, Neelon Casting Ltd. and Import Parts America -- provided 8.2 percent of the growth. Comparable operations -- those with Echlin at least a year -- produced the remaining 6.5 percent, as price increases, unit volume gains and new products offset declines due to currency exchange losses.

      In 1993, total sales went up 9 percent. Existing businesses supplied close to a third of that amount, and new businesses furnished the balance.

DOMESTIC SALES ADVANCED

Revenues from U.S. divisions (excluding acquisitions) rose 7.4 percent in 1994. Countrywide, sales benefited from greater demand by end-users, as well as business from new customers. Although all product categories showed gains, our automotive brake operations performed the best, followed by our heavy duty group.

      Domestic sales progressed 7.6 percent in 1993, nearly the same rate as this year.

FOREIGN BUSINESS CLIMBED

Echlin's offshore sales (not counting acquisitions) were up 3.8 percent, marking their first annual growth since 1991. A 3.9 percent rise in unit volume, combined with higher prices and new products, countered declines caused by a strong U.S. dollar, which lowered translation rates.

      Business grew for most of our international divisions, due, in part, to healthier economies. Two notable exceptions were our Brazilian subsidiary and German heavy duty brake operations, where sales dropped in 1994; nonetheless, unit volume picked up in the fourth quarter, a trend that will likely continue into 1995.

      Foreign revenues decreased 8.5 percent in 1993, mainly because of the general recession in Europe.

PROFIT MARGINS STRENGTHENED

Gross margins moved up in 1994, from 29.1 to 29.5 percent. Echlin achieved this -- despite the rising costs of materials and services -- by working hard to maximize productivity and efficiency.

      Domestically, all product lines posted higher profits this year, as we stepped up production to accommodate greater sales activity, and contained costs throughout our divisions.

      While profit margins strengthened in most offshore divisions, those at our Brazilian facilities were hurt by high inflation this year. The economy in Brazil, however, has begun to stabilize; therefore, we believe our margins will improve.

      In 1993, gross margins gained 1.3 percentage points. By cutting costs and streamlining operations, we compensated for slower sales and scaled-back production in our foreign business units.

SALES OUTPACED EXPENSES

Selling and administrative expenses advanced 11 percent in 1994, yet for the third year in a row, Echlin's sales grew faster than its operating costs. As a result, expenses as a percentage of sales edged down, from 21.6 to 21.0 percent. This followed 1993's decrease of .2 percentage point from 1992.

INTEREST EXPENSE INCREASED

Both interest rates and the company's average debt levels rose this year, boosting our interest expense 21 percent to $23.5 million.

      Interest income also went up in 1994. Due to growth in our Puerto Rican investment portfolio, it climbed from $10.9 to $11.8 million, an 8 percent jump.

- --------------------------------------------------------------------------------
                        Echlin Inc. 1994 Annual Report
- --------------------------------------------------------------------------------

      In contrast, net interest expense fell sharply in 1993 -- 31 percent: lower interest rates and lower debt levels played a role, as did higher interest income.

ACCOUNTING CHANGE AFFECTED INCOME

Effective September 1, 1993, Echlin adopted the provisions of the Financial Accounting Standards Board Statement No. 109, "Accounting for Income Taxes," which changed the way we recognize deferred taxes. The cumulative impact added, on a one-time basis, $2.583 million to net income.

OPERATIONS PRODUCED POSITIVE CASH FLOW

Operating cash flow totaled $149.9 million in 1994, versus $165.1 million in 1993 and $181.5 million in 1992.

      Greater income, coupled with our success in collecting accounts receivable, helped generate cash this year. To meet escalating sales demand, we used some of this cash to build inventories, a measure that allowed us to fill customers' orders at competitively superior rates.

FINANCIAL POSITION REMAINED SOUND

Echlin took several steps this year to enhance its financial condition. We started by renegotiating our revolving credit agreement, which was scheduled to expire September 1, 1994. The new arrangement lets us borrow, over the next five years, up to $375 million.

      We also repaid $3 million of senior debt, due to mature in 1996. This helped reduce interest costs.

      Our purchase of new businesses, along with greater working capital needs, pushed Echlin's total debt up $144.1 million to $308.3 million. Consequently, debt as a percentage of capital was 27.8 percent, compared with
18.7 percent last year. During 1993, we pared down our borrowings by $46.7 million.

      In addition, the company distributed $43.1 million in dividends this year, $2.5 million more than last year. We increased our cash payout 9 percent, to an annual rate of 76 cents per share.

      Echlin's debt ratings were upgraded in 1994. During the third quarter, Moody's Investors Service raised our senior debt from A3 to A2, and commercial paper from Prime-2 to Prime-1; last year, Standard & Poor's also elevated our ratings, revising our debt to A and commercial paper to A1. The moves help keep our debt cost down.

SPENDING WENT UP

Capital spending reached $75.6 million this year, $27.9 million above last year's amount. Most of the difference involved our U.S. automotive brake group, where in response to higher sales, we expanded our manufacturing capacity and tooled for new parts.

      In 1993, Echlin spent $47.7 million, primarily for new machinery and tooling. We covered these expenses, in part, by selling several plants as a result of our consolidation program.

- --------------------------------------------------------------------------------
                        Echlin Inc. 1994 Annual Report
- --------------------------------------------------------------------------------

MANAGEMENT'S RESPONSIBILITY FOR FINANCIAL STATEMENTS

Management is responsible for the fairness, integrity and objectivity of Echlin Inc.'s financial statements including all related information presented in this annual report. These statements have been prepared in accordance with generally accepted accounting principles and include amounts based on management's best estimates and judgements.

      Management maintains and relies on a system of internal controls which provides reasonable assurance that assets are safeguarded and transactions are properly recorded. The system includes written policies and procedures and an organizational structure that provides for segregation of responsibilities and the selection and training of qualified personnel. In addition, the company has an internal audit function which evaluates existing controls and recommends changes and improvements whenever deemed necessary.

      The Audit Committee of the Board of Directors, which is composed of four non-management directors, meets periodically with management, the independent accountants and the internal auditors. They review significant financial transactions, the scope and major findings of the independent accountants' and internal auditors' examinations and the adequacy of the system of internal controls.

      Management believes that Echlin's policies, procedures, internal control system, and the activities of the internal auditors, the independent accountants and the Audit Committee, provide you, the shareholder, with reasonable assurance as to the integrity of the financial statements.


/s/ Fred Mancheski                          /s/ C. Scott Greer
Chairman of the Board                       President
  and Chief Executive Officer

================================================================================

REPORT OF INDEPENDENT ACCOUNTANTS

Price Waterhouse LLP [LOGO]

To the Shareholders and Board of Directors of Echlin Inc.:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, of cash flows and of changes in shareholders' equity present fairly, in all material respects, the financial position of Echlin Inc. and its subsidiaries at August 31, 1994 and 1993, and the results of their operations and their cash flows for each of the three years in the period ended August 31, 1994, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

      As discussed in Note 7 to the financial statements, the company changed its method of accounting for income taxes in fiscal 1994.

/s/ Price Waterhouse LLP

Stamford, Connecticut
September 23, 1994

- --------------------------------------------------------------------------------
                        Echlin Inc. 1994 Annual Report
- --------------------------------------------------------------------------------

CONSOLIDATED FINANCIAL STATEMENTS

Consolidated Statements of Income

                                                                              Year ended August 31,
(In thousands, except per share data)                                1994             1993            1992
- --------------------------------------------------------------------------------------------------------------
Net sales                                                         $2,229,474       $1,944,463      $1,783,362
Cost of goods sold                                                 1,571,256        1,377,954       1,287,041
- --------------------------------------------------------------------------------------------------------------
    Gross profit on sales                                            658,218          566,509         496,321
Selling and administrative expenses                                  468,511          420,460         389,470
- --------------------------------------------------------------------------------------------------------------
    Income from operations                                           189,707          146,049         106,851
- --------------------------------------------------------------------------------------------------------------
Interest expense                                                      23,504           19,403          22,127
Interest income                                                       11,843           10,930           9,768
- --------------------------------------------------------------------------------------------------------------
    Interest expense, net                                             11,661            8,473          12,359
- --------------------------------------------------------------------------------------------------------------
    Income before taxes                                              178,046          137,576          94,492
Provision for taxes                                                   56,975           44,025          30,237
- --------------------------------------------------------------------------------------------------------------
    Income before cumulative effect of accounting change             121,071           93,551          64,255
Cumulative effect of accounting change                                 2,583               --              --
- --------------------------------------------------------------------------------------------------------------
    Net income                                                    $  123,654       $    93,551     $   64,255
==============================================================================================================
Average shares outstanding                                            58,996            58,560         55,976
==============================================================================================================
Earnings per share:
    Income before cumulative effect of accounting change               $2.06             $1.60          $1.15
    Cumulative effect of accounting change                              0.04                --             --
- --------------------------------------------------------------------------------------------------------------
    Net income                                                         $2.10             $1.60          $1.15
==============================================================================================================

See notes to consolidated financial statements.


NET SALES
Echlin Compared to Fortune 500

[GRAPH APPEARS HERE]

- --------------------------------------------------------------------------------
                        Echlin Inc. 1994 Annual Report
- --------------------------------------------------------------------------------

Consolidated Balance Sheets

                                                                                                  August 31,
(In thousands, except share and per share data)                                              1994            1993
- -------------------------------------------------------------------------------------------------------------------
Assets
Current assets:
Cash and cash equivalents                                                                $   53,816      $   28,572
Accounts receivable, less allowance for doubtful accounts of $5,691 and $4,299              277,682         201,177
Inventories:
    Raw materials and component parts                                                       143,766         137,646
    Work in process                                                                          67,771          47,985
    Finished goods                                                                          347,031         302,459
- -------------------------------------------------------------------------------------------------------------------
      Total inventories                                                                     558,568         488,090
Other current assets                                                                         22,777          21,006
- -------------------------------------------------------------------------------------------------------------------
    Total current assets                                                                    912,843         738,845
- -------------------------------------------------------------------------------------------------------------------
Property, plant and equipment:
Land                                                                                         23,613          19,029
Buildings                                                                                   160,960         121,593
Machinery and equipment                                                                     646,087         531,119
- -------------------------------------------------------------------------------------------------------------------
    Property, plant and equipment, at cost                                                  830,660         671,741
Accumulated depreciation                                                                   (386,494)       (342,360)
- -------------------------------------------------------------------------------------------------------------------
    Property, plant and equipment, net                                                      444,166         329,381
- -------------------------------------------------------------------------------------------------------------------
Marketable securities                                                                       115,549          90,002
- -------------------------------------------------------------------------------------------------------------------
Other assets                                                                                104,848         105,033
- -------------------------------------------------------------------------------------------------------------------
    Total assets                                                                         $1,577,406      $1,263,261
===================================================================================================================
Liabilities and Shareholders' Equity
Current liabilities:
Notes payable to banks                                                                   $    8,712      $    3,034
Current portion of long-term debt                                                             2,285           3,658
Accounts payable, trade                                                                     168,175         135,569
Accrued taxes on income                                                                      43,439          64,053
Accrued compensation                                                                         72,669          51,565
Other accrued liabilities                                                                   130,015          98,977
- -------------------------------------------------------------------------------------------------------------------
    Total current liabilities                                                               425,295         356,856
- -------------------------------------------------------------------------------------------------------------------
Long-term debt                                                                              297,307         157,540
- -------------------------------------------------------------------------------------------------------------------
Deferred income taxes                                                                        55,833          35,043
- -------------------------------------------------------------------------------------------------------------------
Shareholders' equity:
Preferred stock, without par value:
    Authorized 1,000,000 shares, issued none                                                     --              --
Common stock, $1 par value:
    Authorized 150,000,000 shares, issued 59,354,461 and 59,105,321                          59,354          59,105
Capital in excess of par value                                                              329,521         325,865
Retained earnings                                                                           452,550         371,963
Foreign currency translation adjustments                                                    (39,459)        (40,116)
Treasury stock, at cost, 270,264 shares                                                      (2,995)         (2,995)
- -------------------------------------------------------------------------------------------------------------------
    Total shareholders' equity                                                              798,971         713,822
- -------------------------------------------------------------------------------------------------------------------
    Total liabilities and shareholders' equity                                           $1,577,406      $1,263,261
===================================================================================================================

See notes to consolidated financial statements.

- --------------------------------------------------------------------------------
                        Echlin Inc. 1994 Annual Report
- --------------------------------------------------------------------------------

Consolidated Statements of Cash Flows

                                                                                                      Year ended August 31,
(In thousands)                                                                                 1994           1993         1992
- ---------------------------------------------------------------------------------------------------------------------------------
Cash flows from operating activities:
Net income                                                                                   $123,654       $ 93,551     $ 64,255
Adjustments to reconcile net income to net cash provided by operating activities:
    Depreciation and amortization                                                              64,174         59,671       55,896
    Cumulative effect of accounting change                                                     (2,583)            --           --
Changes in assets and liabilities, excluding acquisitions' balance sheets:
    Accounts receivable                                                                       (62,610)       (15,056)     (16,641)
    Inventories                                                                               (20,305)       (15,091)      33,719
    Other current assets                                                                        2,141         (3,213)       3,694
    Accounts payable                                                                           24,295          8,251       17,047
    Accrued taxes on income                                                                   (21,108)        16,835       12,679
    Deferred income taxes                                                                      12,166          1,582       (7,095)
    Accrued liabilities                                                                        42,759          7,830       20,473
    Other                                                                                     (12,702)        10,690       (2,488)
- ---------------------------------------------------------------------------------------------------------------------------------
      Cash provided by operating activities                                                   149,881        165,050      181,539
- ---------------------------------------------------------------------------------------------------------------------------------
Cash flows from financing activities:
Long-term and short-term borrowings                                                           361,129         93,429      142,846
Long-term and short-term repayments                                                          (231,127)      (150,275)    (194,840)
Sales of accounts receivable                                                                       --         25,000           --
Proceeds from common stock issuances                                                            3,905          7,840        4,090
Dividends paid                                                                                (43,067)       (40,573)     (39,178)
- ---------------------------------------------------------------------------------------------------------------------------------
      Cash provided by (used for) financing activities                                         90,840        (64,579)     (87,082)
- ---------------------------------------------------------------------------------------------------------------------------------
Cash flows from investing activities:
Capital expenditures                                                                          (75,645)       (47,738)     (51,711)
Net book value of property, plant and equipment disposals                                       1,842          6,210        3,456
Purchases of marketable securities                                                            (25,547)       (16,898)     (23,059)
Purchases of businesses:
    Net working capital items                                                                 (22,103)        (7,930)     (12,073)
    Property, plant and equipment and intangibles                                            (102,256)       (34,641)     (17,320)
    Debt assumed                                                                                7,101          5,835           --
- ---------------------------------------------------------------------------------------------------------------------------------
      Cash used for investing activities                                                     (216,608)       (95,162)    (100,707)
- ---------------------------------------------------------------------------------------------------------------------------------
Impact of changes in foreign currency translation on cash                                       1,131         (6,569)       3,067
- ---------------------------------------------------------------------------------------------------------------------------------
    Increase (decrease) in cash and cash equivalents                                           25,244         (1,260)      (3,183)
Cash and cash equivalents at beginning of year                                                 28,572         29,832       33,015
- ---------------------------------------------------------------------------------------------------------------------------------
    Cash and cash equivalents at end of year                                                 $ 53,816       $ 28,572     $ 29,832
=================================================================================================================================

See notes to consolidated financial statements.

- --------------------------------------------------------------------------------
                        Echlin Inc. 1994 Annual Report
- --------------------------------------------------------------------------------

Consolidated Statements of Changes in Shareholders' Equity

                                                              Capital                      Foreign
                                                             in Excess                     Currency                     Total
                                                 Common        of Par       Retained      Translation    Treasury    Shareholders'
(In thousands, except per share data)            Stock         Value        Earnings      Adjustments      Stock        Equity
- ----------------------------------------------------------------------------------------------------------------------------------
Balance at August 31, 1991                      $56,116      $316,634       $284,372       $ (4,711)      $(2,995)      $649,416
Net income                                           --            --         64,255             --            --         64,255
Cash dividends paid ($0.70 per share)                --            --        (39,178)            --            --        (39,178)
Shares issued under stock option plans              367         3,723             --             --            --          4,090
Foreign currency translation adjustment              --            --             --         15,365            --         15,365
- ----------------------------------------------------------------------------------------------------------------------------------
    Balance at August 31, 1992                   56,483       320,357        309,449         10,654        (2,995)       693,948
Net income                                           --            --         93,551             --            --         93,551
Cash dividends paid ($0.70 per share)                --            --        (40,573)            --            --        (40,573)
Shares issued under stock option plans              613         7,227             --             --            --          7,840
Foreign currency translation adjustment              --            --             --        (50,770)           --        (50,770)
Shares issued for acquisitions                    2,009        (1,719)         9,536             --            --          9,826
- ----------------------------------------------------------------------------------------------------------------------------------
    Balance at August 31, 1993                   59,105       325,865        371,963        (40,116)       (2,995)       713,822
Net income                                           --            --        123,654             --            --        123,654
Cash dividends paid ($0.73 per share)                --            --        (43,067)            --            --        (43,067)
Shares issued under stock option plans              249         3,656             --             --            --          3,905
Foreign currency translation adjustment              --            --             --            657            --            657
- ----------------------------------------------------------------------------------------------------------------------------------
    Balance at August 31, 1994                  $59,354      $329,521       $452,550       $(39,459)      $(2,995)      $798,971
==================================================================================================================================

See notes to consolidated financial statements.


PROFIT AFTER TAX
Echlin Compared to Fortune 500

[GRAPH APPEARS HERE]

- --------------------------------------------------------------------------------
                        Echlin Inc. 1994 Annual Report
- --------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1
SUMMARY OF ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION--The consolidated financial statements include the accounts of Echlin and all majority-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated. Investments in less than majority-owned companies are accounted for on the equity method.

TRANSLATION OF FOREIGN CURRENCIES--Balance sheets and monthly income statements of most foreign subsidiaries have been translated into U.S.
dollars at the current exchange rate with any resulting adjustment being charged or credited to shareholders' equity. In countries with highly inflationary economies, balance sheet accounts (principally inventory and fixed assets) and the related income statement accounts (cost of sales and depreciation) have been translated at historical exchange rates, and all translation adjustments have been included in the determination of net income.

CASH AND CASH EQUIVALENTS--Cash and cash equivalents include short-term interest bearing securities with maturities of three months or less. Cash equivalents were $21,558,000 and $16,960,000 at August 31, 1994 and 1993,
respectively. These securities are carried at cost which approximates market.

ACCOUNTS RECEIVABLE--Under the terms of an agreement with a financial institution which expires in April 1995, the company has sold undivided fractional interests in designated pools of trade receivables. Accounts receivable at August 31, 1994 and 1993 were net of $125,000,000 representing receivables sold.

INVENTORIES--Inventories are stated at the lower of cost (first-in, first-out) or market.

PROPERTY, PLANT AND EQUIPMENT AND DEPRECIATION--Property, plant and equipment are stated at cost. At the time property, plant and equipment are sold or otherwise disposed of, the accounts are relieved of the cost of the assets and the related accumulated depreciation, and any resulting profit or loss is credited or charged to income. Depreciation is computed principally on the straight-line method over the estimated useful lives of the assets.

INTANGIBLE ASSETS--The excess of cost over fair value of the net assets of businesses acquired is amortized on the straight-line method over periods expected to be benefited (currently up to forty years). Costs of acquired patents and trademarks are amortized using the straight-line method over the shorter of their estimated useful lives or thirty years.

MARKETABLE SECURITIES--Marketable securities consist principally of investments in mortgage-backed securities held by Echlin's subsidiary in Puerto Rico, which are carried at cost and will be held to maturity. The aggregate market value of securities held at August 31, 1994 and 1993 were $120,782,000 and $93,566,000, respectively.

RESEARCH AND DEVELOPMENT COSTS--Research and development costs are charged to income as incurred and aggregated $22,535,000, $18,442,000 and $15,222,000 in fiscal years 1994, 1993 and 1992, respectively.

INCOME TAXES--Deferred income taxes have been provided due to temporary differences in the reporting of certain items for financial accounting and income tax purposes. As it is the company's intention to reinvest the undistributed earnings of its foreign subsidiaries, federal income taxes have not been provided thereon. Any additional federal income taxes payable upon the remittance of these undistributed earnings would not be material, after utilization of available foreign tax credits. The impact of adopting
Financial Accounting Standards Board Statement of Financial Accounting Standards No. 109 (FAS 109) during fiscal 1994 is described in Note 7.

EARNINGS PER SHARE--Earnings per share are calculated by dividing net income by the average number of shares of common stock outstanding. Employee stock options have been excluded from the calculations as their dilutive effect is not significant.

- --------------------------------------------------------------------------------
                        Echlin Inc. 1994 Annual Report
- --------------------------------------------------------------------------------

NOTE 2
BUSINESS COMBINATIONS

In June 1994, Echlin purchased Import Parts America (IPA), based in California, for $27,808,000. IPA is a nationwide distributor of automotive products used for the repair and maintenance of non-U.S. made vehicles. The acquisition was accounted for by the purchase method.

      In February 1994, the company purchased Neelon Casting Ltd. (Neelon), located in Canada, for $23,049,000. Neelon is a producer of automotive disc brake rotor castings for the replacement and original equipment markets. The acquisition was accounted for by the purchase method.

      In October 1993, the company purchased the Hydraulic Brake and Clutch Division of FAG Kugelfischer Georg Schafer A.G., located in Germany, for $67,357,000. In addition, if this acquired business exceeds certain net income thresholds during the first five years subsequent to the acquisition date, the purchase price will be increased by not more than $15,120,000. The acquisition was accounted for by the purchase method.

      In June 1993, the company acquired the outstanding common stock of Frictiontech Inc., a Canadian manufacturer of integrally molded, non-asbestos brake pads for the motor vehicle replacement parts market, by issuing 768,138 shares of Echlin Inc. common stock. At the date of the acquisition, Frictiontech had property, plant and equipment of $3,713,000, net current liabilities of $1,598,000 and long-term debt of $1,264,000. The transaction was accounted for as a pooling of interests. Since the acquisition did not have a material impact on the company, prior years' results were not restated.

      In May 1993, the company purchased certain assets of Mr. Gasket Company, located in Ohio, for $34,400,000. Mr. Gasket manufactures and distributes a broad range of products for the high performance car parts market. The acquisition was accounted for by the purchase method.

      In September 1992, the company acquired the outstanding common stock of Sprague Devices, Inc., an Indiana-based manufacturer of windshield wiper systems for the heavy duty truck market, by issuing 1,240,794 shares of Echlin Inc. common stock. At the time of the acquisition, Sprague had net working capital items of $8,379,000, property, plant and equipment and intangibles of $6,608,000 and long-term debt of $5,884,000. The transaction was accounted for as a pooling of interests. Since the acquisition did not have a material impact on the company, prior years' results were not restated.

NOTE 3
BORROWING ARRANGEMENTS

Notes payable to banks of $8,712,000 and $3,034,000 at August 31, 1994 and 1993, respectively, were comprised of local borrowings by Echlin's foreign subsidiaries, due within ninety days. Interest rates were between 4.20% and 15.00% at August 31, 1994, and between 5.89% and 16.00% at August 31, 1993.

      Long-term debt was comprised of the following:

- --------------------------------------------------------------------------------------------------------------
                                                                                              August 31,
(In thousands)                                                                           1994           1993
- --------------------------------------------------------------------------------------------------------------
Commercial paper                                                                       $105,000       $ 24,000
8.90%-9.22% Senior note                                                                 125,000        125,000
5.25% Note                                                                               57,330             --
8.45% Senior note                                                                            --          3,001
6.20%-10.36% Foreign obligations, repayable in varying installments to 1998               6,248          3,918
3.15% Obligation under terms of a lease agreement with a municipality,
    repayable at $740 per year from 1997 to 2001                                          3,700          3,700
7.50%-17.30% Capitalized lease obligations, net of interest of $337 and $319,
    repayable in varying installments to 1998                                             2,314          1,579
- --------------------------------------------------------------------------------------------------------------
    Total                                                                               299,592        161,198
Less-current portion                                                                      2,285          3,658
- --------------------------------------------------------------------------------------------------------------
    Total long-term debt                                                               $297,307       $157,540
==============================================================================================================

- --------------------------------------------------------------------------------
                        Echlin Inc. 1994 Annual Report
- --------------------------------------------------------------------------------

    The weighted average interest rates on commercial paper outstanding at August 31, 1994 and 1993 were 4.68% and 3.26%, respectively. Commercial paper has been classified as long-term debt because of the company's intent to refinance this debt on a long-term basis and the availability of such financing under the terms of a revolving credit agreement (RCA).

    The company's $125,000,000 senior note matures as follows: $50,000,000 due March 1, 1995; $45,000,000 due March 1, 1996; and $30,000,000 due March 1,
1998. The portion of this debt due March 1, 1995 has been classified as long-term debt due to the company's intent to refinance this debt on a long-term basis and the availability of such financing under the terms of the RCA.

    The 5.25% note is with a German bank and has been classified as long term because of the company's intent to refinance it on a long-term basis and the availability of such financing under the terms of the RCA.

    Minimum annual principal repayments of long-term debt, excluding commercial paper, the 5.25% note and the senior note, in each of the next five fiscal years are as follows: 1995 - $2,235,000; 1996 - $3,790,000;
1997 - $2,603,000; 1998 - $1,364,000; and 1999 - $740,000.

    For the years ended August 31, 1994, 1993 and 1992, interest paid was $23,500,000, $19,632,000 and $22,872,000, respectively.

    In July 1994, the company renegotiated its RCA which was due to expire on September 1, 1994. Under the terms of the new agreement with twelve banking institutions, the company has the availability through September 1, 1999 of maximum borrowings of $375,000,000. The prior agreement provided for maximum borrowings of $350,000,000. The company also has a credit agreement with a United Kingdom bank enabling it to borrow up to $15,000,000 through March 31, 1995. At August 31, 1994 and 1993, there were no borrowings under these agreements. Both agreements require nominal commitment fees to be paid on the unused portion of the credit.

    Under various credit lines, Echlin could have borrowed at August 31, 1994 and 1993, a maximum of $128,566,000 and $32,610,000, respectively, from foreign-based banks, mostly at their equivalent of the prime rate.

    The company's RCA and senior note agreements contain restrictive covenants regarding the payment of cash dividends, the maintenance of working capital and shareholders' equity, and the issuance of new debt. Under the most restrictive covenant, cash dividends paid since September 1, 1993 shall not exceed the sum of $60,000,000 plus 60% of cumulative net income, as defined, plus 50% of the net proceeds from the sale of common stock of the company since September 1, 1993. The company is in compliance with all covenants of these agreements.

NOTE 4
SHAREHOLDER RIGHTS PLAN

Under the terms of a Shareholder Rights Plan approved by the Board of Directors in June 1989, a Preferred Share Right (Right) is attached to and automatically trades with each outstanding share of Echlin common stock.

      The Rights, which are redeemable, will become exercisable only in the event that any person or group becomes a holder of 20% or more of the company's common stock, or commences a tender or exchange offer which, if consummated, would result in that person or group owning at least 20% of the common stock. Once the Rights become exercisable they entitle all other shareholders to purchase, by payment of a $65.00 exercise price, Echlin common stock (or, in certain circumstances, other consideration) with a value of twice the exercise price. In addition, at any time after a 20% position is acquired, the Board of Directors may, at its option, require each outstanding Right (other than Rights held by the acquiring person or group) to be exchanged for one share of common stock or its equivalent. The Rights will expire on June 30, 1999 unless redeemed or exchanged earlier.

NOTE 5
STOCK OPTION PLAN

Under the 1992 stock option plan, options may be granted to officers and key employees in the form of incentive stock options or nonqualified stock options. Options may be accompanied by stock appreciation rights which entitle a holder to surrender an unexercised option and to receive in exchange a payment equal to the difference between the option and the market price on the surrender date. Options are granted at 100 percent of the fair market value on the date of grant. They are exercisable one year from the date of grant and expire ten years after the date of grant, except in the event of the retirement or death of the employee. Upon the exercise of stock options, payment may be made using cash, shares of the company's common stock or any combination thereof.

- --------------------------------------------------------------------------------
                        Echlin Inc. 1994 Annual Report
- --------------------------------------------------------------------------------

Information regarding the plan is as follows:

- ------------------------------------------------------------------------------------------
                                                           Number of           Price per
                                                             Shares              Share
- ------------------------------------------------------------------------------------------
Outstanding at August 31, 1992                             2,020,330          $8.13-$19.25
Granted                                                      421,650            $19.75
Exercised                                                   (617,475)         $8.13-$19.75
Terminated                                                  (102,480)         $8.13-$19.75
- ------------------------------------------------------------------------------------------
    Outstanding at August 31, 1993                         1,722,025         $10.25-$19.75
Granted                                                      433,750            $32.25
Exercised                                                   (249,540)        $10.25-$19.75
Terminated                                                   (23,275)        $10.25-$32.25
- ------------------------------------------------------------------------------------------
    Outstanding at August 31, 1994                         1,882,960         $10.25-$32.25
==========================================================================================

      At August 31, 1994 there were 1,458,985 options exercisable. Shares available for future grants at August 31, 1994 and 1993 were 2,576,025 and 3,000,000, respectively. There were no options outstanding with stock appreciation rights at August 31, 1994 and 1993.

NOTE 6
RETIREMENT PLANS

Echlin sponsors several noncontributory defined benefit pension plans covering a majority of its domestic employees. Nonunion employees are covered primarily by a plan which provides pension benefits based upon years of service and the employee's compensation during the five highest consecutive years during the ten-year period prior to retirement. Benefits under the plans covering other employees are based upon a stated amount for each year of service. It is the company's normal policy to fund the maximum amount that can be deducted for federal income tax purposes. The company also contributes to multi-employer pension plans covering certain domestic union employees and to pension plans for employees of certain foreign subsidiaries.

      A majority of domestic nonunion employees are eligible to make contributions to the company's 401(k) retirement savings plan. The company matches a portion of the employee's annual contributions based upon the company's return on assets. Company contributions were $777,000, $503,000 and $364,000 for the fiscal years ended August 31, 1994, 1993 and 1992, respectively.

      Net pension cost for all pension plans was $7,396,000, $6,429,000 and $3,848,000 for the fiscal years ended August 31, 1994, 1993 and 1992, respectively. Net pension cost included the following components:

- ---------------------------------------------------------------------------------------------------------------------
                                                                          Year ended August 31,
                                                         1994                     1993                   1992
                                                --------------------      -------------------    --------------------
(In thousands)                                  Domestic     Foreign      Domestic    Foreign    Domestic     Foreign
- ---------------------------------------------------------------------------------------------------------------------
Service cost--benefits earned during
    the period                                   $ 4,926     $ 4,663      $ 4,339     $ 3,575     $ 3,808     $ 3,608
Interest on projected benefit
    obligation                                     6,778       6,053        5,949       5,431       5,250       5,584
Actual return on plan assets                      (5,624)     (6,600)      (9,074)    (15,826)     (7,531)      3,103
Net amortization and deferrals                    (3,220)        210        1,067      10,734         345     (10,472)
Multi-employer plans                                 210          --          234          --         153          --
- ---------------------------------------------------------------------------------------------------------------------
    Net pension cost                             $ 3,070     $ 4,326      $ 2,515     $ 3,914     $ 2,025     $ 1,823
=====================================================================================================================

- --------------------------------------------------------------------------------
                        Echlin Inc. 1994 Annual Report
- --------------------------------------------------------------------------------

      The following table sets forth the funded status of the various company pension plans:

- -------------------------------------------------------------------------------------------------------------------
                                                                              August 31,
                                                                 1994                             1993
                                                       -----------------------          ------------------------
(In thousands)                                         Domestic        Foreign          Domestic         Foreign
- -------------------------------------------------------------------------------------------------------------------
Actuarial present value of:
    Vested benefit obligation                          $75,264        $ 74,666          $67,294          $58,376
    Accumulated benefit obligation                     $77,354        $ 78,718          $69,563          $61,748
===================================================================================================================
Plan assets at fair value                              $93,485        $ 77,020          $87,930          $67,055
Projected benefit obligation                            95,111          94,207           83,278           71,051
- -------------------------------------------------------------------------------------------------------------------
    Plan assets (less than) in excess of
      projected benefit obligation                      (1,626)        (17,187)           4,652           (3,996)
Unrecognized net loss                                   20,307           3,235           13,006            4,130
Unrecognized prior service cost                          3,794           2,440            4,213            2,440
Unrecognized net assets                                 (3,690)         (7,462)          (4,596)          (7,794)
Adjustment to minimum liability                             (2)            (24)              --              (42)
- -------------------------------------------------------------------------------------------------------------------
    Prepaid (accrued) pension cost                     $18,783        $(18,998)         $17,275          $(5,262)
===================================================================================================================
Actuarial assumptions:
    Discount rate                                        8.00%       7.00%-8.50%          8.00%         7.50%-8.50%
    Rate of increase in compensation levels              4.63%       3.00%-6.50%          4.63%         4.00%-6.50%
    Expected long-term rate of return on
      plan assets                                       10.00%       8.50%-9.50%         10.00%         8.50%-9.50%
===================================================================================================================

      The company also has a Supplemental Executive Retirement Plan which provides certain key employees with pension benefits they would have received under the normal company plan had there not been limitations imposed by the Internal Revenue Code of 1986. An unfunded projected benefit obligation of $1,882,000 and $1,401,000 at August 31, 1994 and 1993, respectively, is included under domestic in the table above.

      Pension plans in certain foreign countries are not funded. At August 31, 1994 and 1993, the company had recorded an accrued liability for $18,905,000 and $5,237,000, respectively, relating to such plans which are included in the table above. The increase in the accrued pension liability resulted from acquisition liabilities assumed during the current year.

      The majority of domestic pension plan assets are invested in short-term investments and common stock including 50,000 shares of Echlin Inc. common stock. The balance is primarily invested in corporate bonds, limited partnership interests, preferred stocks and mutual funds.

      During fiscal 1993 the company adopted the Financial Accounting Standards Board Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Post Retirement Benefits Other Than Pensions" and No. 112, "Employers' Accounting for Post Employment Benefits." The impact on the results of operations by adopting both statements was immaterial.

NOTE 7
INCOME TAXES

Effective September 1, 1993 the company adopted FAS No. 109, "Accounting for Income Taxes," which changed the method for determining the recognition of deferred taxes from the deferred method to the liability method. The cumulative effect of adopting this accounting change was a $2,583,000 increase in net income. As provided by the new statement, prior years' financial statements have not been restated.

- --------------------------------------------------------------------------------
                        Echlin Inc. 1994 Annual Report
- --------------------------------------------------------------------------------

The provision for taxes was comprised of the following:

- --------------------------------------------------------------------------------------
                                                          Year ended August 31,
(In thousands)                                      1994          1993          1992
- --------------------------------------------------------------------------------------
Current:
    Federal                                        $24,678      $18,423       $13,645
    State                                            8,050        6,600         3,900
    Foreign                                         20,390       20,066        18,311
- --------------------------------------------------------------------------------------
      Total current provision                       53,118       45,089        35,856
- --------------------------------------------------------------------------------------
Deferred:
    Federal                                            324         (724)       (5,733)
    Foreign                                          3,533         (340)          114
- --------------------------------------------------------------------------------------
      Total deferred provision                       3,857       (1,064)       (5,619)
- --------------------------------------------------------------------------------------
    Total provision                                $56,975      $44,025       $30,237
======================================================================================

The tax effect of major temporary differences is summarized below:

- ---------------------------------------------------------------------------------------
                                                            Year ended August 31,
(In thousands)                                      1994          1993           1992
- ---------------------------------------------------------------------------------------
Depreciation                                       $1,964       $ 1,083       $   302
Valuation of inventories                           (1,971)       (2,047)       (4,124)
All other, net                                      3,864          (100)       (1,797)
- ---------------------------------------------------------------------------------------
    Total deferred provision                       $3,857       $(1,064)      $(5,619)
=======================================================================================

      A reconciliation setting forth the differences between Echlin's effective tax rate and the U.S. statutory federal tax rate is as follows:

- -------------------------------------------------------------------------------------
                                                           Year ended August 31,
(In thousands)                                         1994        1993         1992
- -------------------------------------------------------------------------------------
Statutory federal tax rate                             35.0%       34.7%        34.0%
Earnings in Puerto Rico not subject to U.S. taxes      (5.1)       (7.0)        (7.6)
Net tax effect relating to foreign operations           2.7         3.8          3.5
State taxes                                             2.9         3.1          2.7
Other                                                  (3.5)       (2.6)        (0.6)
- -------------------------------------------------------------------------------------
    Effective tax rate                                 32.0%       32.0%        32.0%
=====================================================================================

      The company has a subsidiary operating in Puerto Rico under a tax exemption grant which expires in 2009.

      For the years ended August 31, 1994, 1993 and 1992, taxes paid were $54,216,000, $27,376,000 and $24,476,000, respectively.

      Deferred income taxes reflect the net tax effects of temporary differences between the amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The following is a summary of the significant components of the company's deferred tax assets and liabilities:

- -------------------------------------------------------------------------------------
(In thousands)                                                        August 31, 1994
- -------------------------------------------------------------------------------------
Assets:
    Inventories                                                            $ 4,220
    Accrued expenses                                                         5,361
    Other employee benefits                                                  8,942
    Other                                                                      918
- -------------------------------------------------------------------------------------
      Gross deferred assets                                                 19,441
- -------------------------------------------------------------------------------------
Liabilities:
    Depreciation                                                            49,583
    Pension                                                                  9,331
    Other                                                                    2,352
- -------------------------------------------------------------------------------------
      Gross deferred liabilities                                            61,266
- -------------------------------------------------------------------------------------
      Net deferred liabilities                                             $41,825
=====================================================================================

- --------------------------------------------------------------------------------
                        Echlin Inc. 1994 Annual Report
- --------------------------------------------------------------------------------

NOTE 8
RENTAL COMMITMENTS

Total rental expense for the years ended August 31, 1994, 1993 and 1992 was $31,179,000, $30,608,000 and $30,968,000, respectively.

      Minimum rental commitments under noncapitalized, noncancellable lease agreements are as follows:

- ------------------------------------------------------------------------------------------
Year ending August 31,                    Real                         All
(In thousands)                           Estate       Computers       Others        Total
- ------------------------------------------------------------------------------------------
1995                                     $14,195        $2,601        $4,621       $21,417
1996                                      11,772         1,017         3,272        16,061
1997                                      10,173           160           984        11,317
1998                                       6,989            16           584         7,589
1999                                       4,570            15           441         5,026
2000 and thereafter                        9,742            --            12         9,754
- ------------------------------------------------------------------------------------------
    Total commitments                    $57,441        $3,809        $9,914       $71,164
==========================================================================================

      Capitalized leases relating to machinery and equipment, at August 31, 1994 and 1993 were $3,662,000 and $2,849,000, respectively, less accumulated depreciation of $915,000 and $1,231,000, respectively.

NOTE 9
BUSINESS SEGMENT INFORMATION

Echlin, as a worldwide supplier of parts and supplies for motor vehicles, is engaged in only one business segment.

      An analysis of the company's operations by geographic location is as follows:

- ----------------------------------------------------------------------------------------------------------------------
Year ended August 31,                           North
(In thousands)                                 America         Europe      All Other     Eliminations    Consolidated
- ----------------------------------------------------------------------------------------------------------------------
1994
Sales to unaffiliated customers               $1,688,347      $429,212      $111,915            --          $2,229,474
Sales between geographic areas                     7,566         8,725           759      $(17,050)                 --
- ----------------------------------------------------------------------------------------------------------------------
    Total sales                               $1,695,913      $437,937      $112,674      $(17,050)         $2,229,474
======================================================================================================================
Income before taxes                             $147,390       $28,634        $2,022            --            $178,046
======================================================================================================================
Identifiable assets                           $1,011,388      $419,941       $87,126            --          $1,518,455
========================================================================================================
Corporate assets                                                                                                58,951
                                                                                                                ------
    Total assets                                                                                            $1,577,406
======================================================================================================================
1993
Sales to unaffiliated customers               $1,525,203      $304,455      $114,805            --          $1,944,463
Sales between geographic areas                     5,839         7,561           839      $(14,239)                 --
- ----------------------------------------------------------------------------------------------------------------------
    Total sales                               $1,531,042      $312,016      $115,644      $(14,239)         $1,944,463
======================================================================================================================
Income before taxes                             $124,694       $12,516          $366            --            $137,576
======================================================================================================================
Identifiable assets                             $909,605      $222,948       $77,985            --          $1,210,538
========================================================================================================
Corporate assets                                                                                                52,723
                                                                                                                ------
    Total assets                                                                                            $1,263,261
======================================================================================================================
1992
Sales to unaffiliated customers               $1,328,520      $340,463      $114,379            --          $1,783,362
Sales between geographic areas                     7,181         6,331           584      $(14,096)                 --
- ----------------------------------------------------------------------------------------------------------------------
    Total sales                               $1,335,701      $346,794      $114,963      $(14,096)         $1,783,362
======================================================================================================================
Income before taxes                              $64,894       $25,918        $3,680            --             $94,492
======================================================================================================================
Identifiable assets                             $828,687      $267,793       $83,918            --          $1,180,398
========================================================================================================
Corporate assets                                                                                                60,795
                                                                                                                ------
    Total assets                                                                                            $1,241,193
======================================================================================================================

- --------------------------------------------------------------------------------
                        Echlin Inc. 1994 Annual Report
- --------------------------------------------------------------------------------

      Sales between geographic areas are made at prices based upon standard cost plus an appropriate markup. Income before taxes included realized and unrealized foreign currency transaction (losses) gains for the years ended August 31, 1994, 1993 and 1992 of $(416,000), $1,844,000 and $(317,000), respectively, and translation losses of $1,427,000, $6,176,000 and $4,677,000, respectively.

      Members of the National Automotive Parts Association (NAPA) represent the company's largest group of customers and accounted for 10.3% of consolidated net sales for the year ended August 31, 1994 (11.2% in 1993 and 1992). Included in this number are sales to Genuine Parts Company and its affiliates, the largest member of NAPA, which accounted for 10.2% of sales in 1994 (10.8% in 1993 and 10.7% in 1992).

NOTE 10
QUARTERLY FINANCIAL DATA (UNAUDITED)

- -------------------------------------------------------------------------------------------------------------------
Year ended August 31,                                         Net            Gross           Net          Earnings
(In thousands, except per share data)                        Sales           Profit         Income        Per Share
- -------------------------------------------------------------------------------------------------------------------
1994
First quarter                                             $  499,264        $145,100       $ 26,668         $0.45
Second quarter                                               497,153         142,642         21,756          0.37
Third quarter                                                610,034         183,760         39,008          0.66
Fourth quarter                                               623,023         186,716         36,222          0.62
- -------------------------------------------------------------------------------------------------------------------
    Total fiscal year                                     $2,229,474        $658,218       $123,654         $2.10
===================================================================================================================
1993
First quarter                                             $  462,328        $133,467       $ 19,107         $0.33
Second quarter                                               441,546         125,033         16,320          0.28
Third quarter                                                519,726         154,234         29,892          0.51
Fourth quarter                                               520,863         153,775         28,232          0.48
- -------------------------------------------------------------------------------------------------------------------
    Total fiscal year                                     $1,944,463        $566,509       $ 93,551         $1.60
===================================================================================================================
1992
First quarter                                             $  416,695        $114,899       $ 13,076         $0.23
Second quarter                                               413,350         113,179         11,209          0.20
Third quarter                                                474,966         131,880         20,049          0.36
Fourth quarter                                               478,351         136,363         19,921          0.36
- -------------------------------------------------------------------------------------------------------------------
    Total fiscal year                                     $1,783,362        $496,321       $ 64,255         $1.15
===================================================================================================================

    As a result of adopting FAS 109 in the first quarter of fiscal 1994, net income and earnings per share were increased by $2,583,000 and $0.04, respectively.

- --------------------------------------------------------------------------------
                        Echlin Inc. 1994 Annual Report
- --------------------------------------------------------------------------------

HISTORICAL DATA

- --------------------------------------------------------------------------------------------------------------------------------
                                                                10-year     Change
                                                                Compound   1994 vs.
(In thousands, except per share data)                            Growth      1993         1994           1993           1992
- --------------------------------------------------------------------------------------------------------------------------------
Operations:
Net sales                                                         12.5%      14.7%     $2,229,474     $1,944,463     $1,783,362
Cost of goods sold                                                12.7       14.0       1,571,256      1,377,954      1,287,041
                                                                                       -----------------------------------------
    Gross profit on sales                                         11.9       16.2         658,218        566,509        496,321
Selling and administrative expenses                               13.1       11.4         468,511        420,460        389,470
                                                                                       -----------------------------------------
    Income from operations                                         9.5       29.9         189,707        146,049        106,851
                                                                                       -----------------------------------------
Interest expense                                                  12.1       21.1          23,504         19,403         22,127
Interest income                                                    5.4        8.4          11,843         10,930          9,768
                                                                                       -----------------------------------------
    Interest expense, net                                         37.2       37.6          11,661          8,473         12,359
                                                                                       -----------------------------------------
    Income before taxes                                            8.9       29.4         178,046        137,576         94,492
Provision for taxes                                                5.9       29.4          56,975         44,025         30,237
                                                                                       -----------------------------------------
    Income before cumulative effect of accounting change          10.7       29.4         121,071         93,551         64,255
Cumulative effect of accounting change                              --         --           2,583             --             --
                                                                                       -----------------------------------------
    Net income                                                    10.9       32.2      $  123,654      $  93,551      $  64,255
                                                                                       =========================================
Average shares outstanding                                         3.6        0.7          58,996         58,560         55,976
Earnings per share:
    Income before cumulative effect of accounting change           6.9       28.8           $2.06          $1.60          $1.15
    Net income                                                     7.1       31.3           $2.10          $1.60          $1.15
Dividends per share                                                7.6        4.3           $0.73          $0.70          $0.70
Financial Position at Year-end:
Working capital                                                   10.7       27.6        $487,548       $381,989       $417,407
Current ratio                                                       --         --           2.1/1          2.1/1          2.3/1
Property, plant and equipment, net                                15.4       34.8        $444,166       $329,381       $325,312
Total assets                                                      12.8       24.9      $1,577,406     $1,263,261     $1,241,193
Total debt                                                        14.6       87.7        $308,304       $164,232       $210,948
Shareholders' equity                                              11.8       11.9        $798,971       $713,822       $693,948
    --per share                                                    8.0       11.5          $13.52         $12.13         $12.34
Total debt to capitalization                                        --         --            27.8%          18.7%          23.3%

Other Data:
Capital expenditures, net of disposals                            15.7       77.7         $73,803        $41,528        $48,255
Depreciation and amortization                                     16.4        7.5         $64,174        $59,671        $55,896
Cash flow from operations                                         11.8       (9.2)       $149,881       $165,050       $181,539
Effective tax rate                                                  --         --            32.0%          32.0%          32.0%
Net income as a percent of:
    Net sales                                                       --         --             5.5%           4.8%           3.6%
    Beginning shareholders' equity                                  --         --            17.3%          13.5%           9.9%
Average number of employees                                        9.5       10.8            20.6           18.6           17.9
================================================================================================================================

- --------------------------------------------------------------------------------
                        Echlin Inc. 1994 Annual Report
- --------------------------------------------------------------------------------

- ----------------------------------------------------------------------------------------------------------------------------------
                                                                                         Year ended August 31,
                                                                          1991           1990            1989            1988
- ----------------------------------------------------------------------------------------------------------------------------------
Operations:
Net sales                                                              $1,685,876     $1,601,254      $1,454,492      $1,294,297
Cost of goods sold                                                      1,232,726      1,147,940       1,054,650         935,531
                                                                       -----------------------------------------------------------
    Gross profit on sales                                                 453,150        453,314         399,842         358,766
Selling and administrative expenses                                       371,980        368,380         326,221         263,605
                                                                       -----------------------------------------------------------
    Income from operations                                                 81,170         84,934          73,621          95,161
                                                                       -----------------------------------------------------------
Interest expense                                                           29,009         21,886          24,594          13,229
Interest income                                                             9,049          5,903          13,677          11,368
                                                                       -----------------------------------------------------------
    Interest expense, net                                                  19,960         15,983          10,917           1,861
                                                                       -----------------------------------------------------------
    Income before taxes                                                    61,210         68,951          62,704          93,300
Provision for taxes                                                        19,557         21,746          18,285          31,228
                                                                       -----------------------------------------------------------
    Income before cumulative effect of accounting change                   41,653         47,205          44,419          62,072
Cumulative effect of accounting change                                         --             --              --              --
                                                                       -----------------------------------------------------------
    Net income                                                         $   41,653      $  47,205      $   44,419      $   62,072
                                                                       ===========================================================
Average shares outstanding                                                 55,835         55,797          55,733          55,613
Earnings per share:
    Income before cumulative effect of accounting change                    $0.75          $0.85           $0.80           $1.12
    Net income                                                              $0.75          $0.85           $0.80           $1.12
Dividends per share                                                         $0.70          $0.70           $0.66           $0.59
Financial Position at Year-end:
Working capital                                                          $479,174       $509,260        $436,972        $347,500
Current ratio                                                               2.9/1          3.0/1           2.8/1           2.2/1
Property, plant and equipment, net                                       $311,047       $310,381        $264,734        $242,169
Total assets                                                           $1,191,793     $1,192,496      $1,034,254      $1,086,568
Total debt                                                               $261,822       $262,069        $128,938        $130,651
Shareholders' equity                                                     $649,416       $662,430        $640,623        $634,267
    --per share                                                            $11.63         $11.87          $11.48          $11.39
Total debt to capitalization                                                28.7%          28.3%           16.8%           17.1%

Other Data:
Capital expenditures, net of disposals                                    $56,166        $63,170         $56,780         $55,871
Depreciation and amortization                                             $56,489        $47,282         $40,639         $35,230
Cash flow from operations                                                $146,519        $37,228         $29,932         $94,628
Effective tax rate                                                          32.0%          31.5%           29.2%           33.5%
Net income as a percent of:
    Net sales                                                                2.5%           2.9%            3.1%            4.8%
    Beginning shareholders' equity                                           6.3%           7.4%            7.0%           10.3%
Average number of employees                                                  17.8           17.3            16.2            14.7
==================================================================================================================================

- -----------------------------------------------------------------------------------------------------------------------------
                                                                                        Year Ended August 31,
                                                                          1987           1986           1985           1984
- -----------------------------------------------------------------------------------------------------------------------------
Operations:
Net sales                                                              $1,099,703      $901,890       $771,390       $688,971
Cost of goods sold                                                        790,152       613,606        533,195        476,033
                                                                       ------------------------------------------------------
    Gross profit on sales                                                 309,551       288,284        238,195        212,938
Selling and administrative expenses                                       234,255       199,545        158,164        136,428
                                                                       ------------------------------------------------------
    Income from operations                                                 75,296        88,739         80,031         76,510
                                                                       ------------------------------------------------------
Interest expense                                                           11,676        12,335         11,155          7,490
Interest income                                                             9,395         7,565          7,770          6,997
                                                                       ------------------------------------------------------
    Interest expense, net                                                   2,281         4,770          3,385            493
                                                                       ------------------------------------------------------
    Income before taxes                                                    73,015        83,969         76,646         76,017
Provision for taxes                                                        27,381        35,125         31,043         32,197
                                                                       ------------------------------------------------------
    Income before cumulative effect of accounting change                   45,634        48,844         45,603         43,820
Cumulative effect of accounting change                                         --            --             --             --
                                                                       ------------------------------------------------------
    Net income                                                         $   45,634      $ 48,844       $ 45,603       $ 43,820
                                                                       ======================================================
Average shares outstanding                                                 52,098        44,123         41,609         41,393
Earnings per share:
    Income before cumulative effect of accounting change                    $0.88         $1.11          $1.10          $1.06
    Net income                                                              $0.88         $1.11          $1.10          $1.06
Dividends per share                                                         $0.53         $0.47          $0.41          $0.35
Financial Position at Year-end:
Working capital                                                          $359,320      $268,654       $195,225       $176,684
Current ratio                                                               3.1/1         2.9/1          2.3/1          2.4/1
Property, plant and equipment, net                                       $207,030      $168,355       $137,869       $106,191
Total assets                                                             $869,065      $685,750       $574,046       $472,400
Total debt                                                                $91,825      $101,549       $128,851        $78,684
Shareholders' equity                                                     $603,469      $423,043       $289,721       $260,855
    --per share                                                            $10.88         $8.79          $6.95          $6.24
Total debt to capitalization                                                13.2%         19.4%          30.8%          23.2%

Other Data:
Capital expenditures, net of disposals                                    $37,890       $33,420        $27,442        $17,205
Depreciation and amortization                                             $29,176       $20,836        $16,612        $14,088
Cash flow from operations                                                 $25,172       $30,116        $64,723        $49,318
Effective tax rate                                                          37.5%         41.8%          40.5%          42.4%
Net income as a percent of:
    Net sales                                                                4.1%          5.4%           5.9%           6.4%
    Beginning shareholders' equity                                          10.8%         16.9%          17.5%          18.9%
Average number of employees                                                  13.5          10.9            9.5            8.3
=============================================================================================================================

- --------------------------------------------------------------------------------
                        Echlin Inc. 1994 Annual Report
- --------------------------------------------------------------------------------

QUARTERLY DATA

- ------------------------------------------------------------------------------------------------------------
                                        Dividends            Market Price Per Share           Price to
Year ended August 31,                   Per Share        High         Low         Close    Earnings Ratio/1/
- ------------------------------------------------------------------------------------------------------------
1992
First quarter                            $0.175        $13 1/2      $ 9 7/8      $10 1/8        13.0
Second quarter                            0.175         16 3/8       10           16 1/8        19.0
Third quarter                             0.175         19 1/2       16           18 1/4        18.1
Fourth quarter                            0.175         20 3/4       17 1/4       18 1/4        15.9
                                         ______
    Total fiscal year                    $0.70         $20 3/4      $ 9 7/8      $18 1/4        15.9
1993
First quarter                            $0.175        $20 7/8      $18          $20 3/4        16.6
Second quarter                            0.175         27 3/8       20 5/8       24 1/8        18.1
Third quarter                             0.175         27 1/4       22 1/2       26 1/4        17.7
Fourth quarter                            0.175         31 1/8       26           28            17.5
                                         ______
    Total fiscal year                    $0.70         $31 1/8      $18          $28            17.5
1994
First quarter                            $0.175        $33 7/8      $27 3/4      $33 1/8        19.3
Second quarter                            0.175         35 1/4       29 3/8       29 7/8        16.5
Third quarter                             0.19          32 1/8       24 1/2       27 1/8        13.8
Fourth quarter                            0.19          33 5/8       27           30 7/8        14.7
                                         ______
    Total fiscal year                    $0.73         $35 1/4      $24 1/2      $30 7/8        14.7
============================================================================================================

/1/ Computed using closing price and most recent 4 quarters' earnings per share.


EARNINGS PER SHARE
[GRAPH APPEARS HERE]

                        Echlin Inc. 1994 Annual Report
                            Graphics Appendix List




  Annual Report Page Where
      Graphic Appears              Description of Graphic or Cross-Reference
  ------------------------         -----------------------------------------


        Page 34 Comparison of Echlin Inc.'s compound sales growth as compared to the Fortune 500 for the years 1959 through 1994.


        Page 37 Comparison of Echlin Inc.'s compound profit after tax growth as compared to the Fortune 500 for the years 1959 to 1994.


        Page 48 Echlin Inc.'s quarterly earnings per share for fiscal years 1991 - 1994.