Form 10-K, Exhibit 13
period 1995-08-31
ECHLIN INC
filed 1995-11-20
CIK 31348

--------------------------------------------------------------------------------

------------------------------------------------
  Review of Operations and Financial Condition
------------------------------------------------

During fiscal 1995, Echlin's dollar sales rose 22 percent to $2.72 billion. Comparable operations (those part of the company for at least a year) produced almost half of the gain, with unit volume contributing 3 percent. Acquisitions, primarily Preferred Technical Group International, Inc. (PTG), provided the remainder.

         In 1994, sales climbed 15 percent to $2.23 billion. Existing businesses added about half of the growth, which included a unit volume gain of 3 percent; acquired businesses accounted for the balance.

Domestic Business Advanced

Excluding acquisitions, sales in our U.S. divisions moved up 7 percent in fiscal 1995. Unit volume, coupled with price changes, comprised most of the increase. Each product group displayed year-over-year growth, but sales in our automotive brake operation were particularly strong, as we continued to secure new business.

         In the third and fourth quarters, sales softened in all product areas. This was prompted by an uncommonly mild winter, which slowed business, forcing our customers to adjust their inventory levels.

         Domestic revenue expanded 7 percent in 1994; nearly half of the growth came from unit volume.

Foreign Sales Climbed

Echlin's international business grew 15 percent this year -- four times the rate of 1994's foreign sales, and over twice that of 1995's U.S. sales.

         Several factors caused this rise in revenue. Unit volume, which was up 6 percent, had the biggest impact, and along with price increases, represented more than half of the gain. Overall, our European and Brazilian subsidiaries showed the best performance, a result of favorable market conditions.

         Exchange rates supplied some of this year's growth as well. With the devaluation of the Mexican peso, revenue fell; however, this was more than offset by the weakening of the U.S. dollar against other currencies, especially the British pound, German mark and Australian dollar.

         In fiscal 1994, non-domestic sales advanced 4 percent. Unit volume gains of 4 percent, combined with higher prices, countered a 4 percent decline due to changes in currency translations.

Profit Margins Improved

The company reported gross margins of 28.9 percent in 1995, versus 29.5 percent in 1994. PTG, our largest acquisition to date, affected this year's

                                                                      ----------
                                                                        7
                                                                      ----------

--------------------------------------------------------------------------------

percentage, as it sells to original equipment manufacturers at gross margins below Echlin's historical average.

         Both domestic and foreign margins strengthened this year, reflecting our efforts to build sales, cut costs and boost productivity.

         In 1994, gross margins edged up 0.4 of a percentage point. They improved in the majority of our divisions, which compensated for inflationary pressures on our Brazilian operation.

         Selling and administrative expenses increased $62.8 million in 1995, to $531.3 million. Despite this rise, Echlin's growth in sales outpaced its operating costs. Expenses as a percentage of sales, therefore, went down for the fourth year in a row -- since 1991, they've dropped 2.6 percentage points, from
22.1 to 19.5 percent.

Interest Expense Increased

In 1995, the company's interest expense climbed 67 percent. Our borrowing rates went up; additionally, we incurred more debt, mainly to fund acquisitions and meet working capital needs.

         Interest expense rose 21 percent in 1994. This stemmed from higher interest rates and debt levels.

Tax Rate Adjusted

Echlin's effective tax rate was 33 percent in fiscal 1995, up 1 percentage point from 1994. Acquisitions were responsible, in part, for the increase, as were statutory changes in the tax laws governing our Puerto Rican operation.

         Last year, we adopted the provisions of the Financial Accounting Standards Board Statement No. 109, "Accounting for Income Taxes." The provisions changed the way we recognize deferred taxes, resulting in a one-time gain of $2.6 million in net income, or four cents a share in earnings.

Cash Flow Positive

Cash flow from operations totaled $107.0 million in 1995, compared with $149.9 million in 1994 and $165.1 million in 1993. This year, higher net income was offset by greater spending for working capital items. To maintain competitive fill rates on customers' orders, we built up our inventory; the timing of liability payments also reduced our cash levels.

Financial Condition Strong

The company's total debt rose by $198.8 million in 1995. Consequently, debt as a percentage

----------
       8
----------

--------------------------------------------------------------------------------

of capitalization moved to 36 percent, up from 1994's 28 percent and 1993's 19 percent.

         Much of the increase centered on our purchase of PTG, which we completed early in the year. Echlin, nonetheless, has a good record for working down acquisition-related debt, and we retained our excellent ratings from both Moody's and Standard & Poor's.

         The company positioned itself for future financing in 1995. To begin with, it renegotiated its revolving credit agreement (RCA). Under the old terms, we could borrow up to $375 million through September 1999, while the new RCA, which expires in March 2000, boosts our maximum to $530 million.

         We also extended an agreement for the sale of accounts receivable through March 1998. Further, in the fourth quarter, the company sold matured investments from its Puerto Rican portfolio, and paid down its domestic debt with the proceeds.

         Shareholders' equity grew 14 percent, or $110.3 million, this year. It would have been greater, but a drop in the Mexican peso reduced it by $19.8 million; this was tempered $14.4 million, largely by the strength of the British pound and German mark, netting a $5.4 million decrease.

Capital Expenditures Went Up

In response to escalating product demand, Echlin invested $103.9 million in equipment and facilities in 1995. This exceeded 1994's expenditures by $28.2 million.

         Part of the outlay helped us tool for new parts, and upgrade machinery and equipment. The company also expanded a heavy duty brake plant in England, bought a wire factory in Indiana, and finished the construction of a distribution center in Illinois for light duty brake products.

         Last year, we increased our spending by $27.9 million. Most of this involved our automotive brake group in the United States, where we stepped up our manufacturing capacity and tooled for new parts.

                                                                      ----------
                                                                        9
                                                                      ----------

------------------------ Echlin Inc. 1995 Annual Report ------------------------


--------------------------------------------------------
  Management's Responsibility for Financial Statements
--------------------------------------------------------

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

     The Audit Committee of the Board of Directors, which is composed of four non-management directors, meets several times a year with management, the independent accountants and the internal auditors. They review significant financial transactions, the scope and major findings of the independent accountants' and internal auditors' examinations and the adequacy of the system of internal controls.

     Management believes that Echlin's policies, procedures, internal control system, and the activities of the internal auditors, the independent accountants and the Audit Committee, provide you, the shareholder, with reasonable assurance as to the integrity of the financial statements.

/s/ Fred Mancheski

Chairman of the Board and Chief Executive Officer


/s/ C. Scott Greer

President and Chief Operating Officer


-------------------------------------
  Report of Independent Accountants
-------------------------------------

[LOGO OF PRICE WATERHOUSE LLP APPEARS HERE]

To the Shareholders and Board of Directors of Echlin Inc.:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, of cash flows and of changes in shareholders' equity present fairly, in all material respects, the financial position of Echlin Inc. and its subsidiaries at August 31, 1995 and 1994, and the results of their operations and their cash flows for each of the three years in the period ended August 31, 1995, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

     As discussed in Note 7 to the financial statements, the company changed its method of accounting for income taxes in fiscal 1994.

/s/ Price Waterhouse LLP

Stamford, Connecticut
September 22, 1995

                                                                      ----------
                                                                        31
                                                                      ----------

------------------------ Echlin Inc. 1995 Annual Report ------------------------


-------------------------------------
  Consolidated Financial Statements
-------------------------------------

                                           Consolidated Statements of Income
-------------------------------------------------------------------------------------------------------------------------
                                                                                          Year ended August 31,
(In thousands, except per share data)                                             1995            1994            1993
-------------------------------------------------------------------------------------------------------------------------
Net sales                                                                      $2,717,866      $2,229,474      $1,944,463
Cost of goods sold                                                              1,932,461       1,571,256       1,377,954
-------------------------------------------------------------------------------------------------------------------------
   Gross profit on sales                                                          785,405         658,218         566,509
Selling and administrative expenses                                               531,286         468,511         420,460
-------------------------------------------------------------------------------------------------------------------------
   Income from operations                                                         254,119         189,707         146,049
-------------------------------------------------------------------------------------------------------------------------
Interest expense                                                                   39,313          23,504          19,403
Interest income                                                                    15,674          11,843          10,930
-------------------------------------------------------------------------------------------------------------------------
   Interest expense, net                                                           23,639          11,661           8,473
-------------------------------------------------------------------------------------------------------------------------
   Income before taxes                                                            230,480         178,046         137,576
Provision for taxes                                                                76,058          56,975          44,025
-------------------------------------------------------------------------------------------------------------------------
   Income before cumulative effect of accounting change                           154,422         121,071          93,551
Cumulative effect of accounting change                                                 --           2,583              --
-------------------------------------------------------------------------------------------------------------------------
   Net income                                                                  $  154,422      $  123,654      $   93,551
=========================================================================================================================
Average shares outstanding                                                         59,476          58,996          58,560
=========================================================================================================================
Earnings per share:
   Income before cumulative effect of accounting change                             $2.60           $2.06           $1.60
   Cumulative effect of accounting change                                              --            0.04              --
-------------------------------------------------------------------------------------------------------------------------
   Net income                                                                       $2.60           $2.10           $1.60
=========================================================================================================================

See notes to consolidated financial statements.


                                 Sales Dollar


                              Cost of Goods Sold
                              73.1%        71.1%


                      Selling and Administrative Expenses
                      22.0%                         19.5%


   1991 $1.7 Billion           Interest Expense             1995 $2.7 Billion
[PIE CHART APPEARS HERE]       1.2%        0.9%         [PIE CHART APPEARS HERE]


                                 Income Taxes
                                 1.2%    2.8%


                               Profit After Tax
                               2.5%        5.7%

----------
      32
----------

------------------------ Echlin Inc. 1995 Annual Report ------------------------

                                              Consolidated Balance Sheets
------------------------------------------------------------------------------------------------------------------------
                                                                                                      August 31,
(In thousands, except share and per share data)                                                 1995             1994
------------------------------------------------------------------------------------------------------------------------
Assets
Current assets:
Cash and cash equivalents                                                                    $   27,700       $   53,816
Accounts receivable, less allowance for doubtful accounts of $8,088 and $5,691                  340,406          277,682
Inventories:
   Raw materials and component parts                                                            169,024          143,766
   Work in process                                                                               83,494           67,771
   Finished goods                                                                               426,267          347,031
------------------------------------------------------------------------------------------------------------------------
      Total inventories                                                                         678,785          558,568
Other current assets                                                                             29,593           22,777
------------------------------------------------------------------------------------------------------------------------
   Total current assets                                                                       1,076,484          912,843
------------------------------------------------------------------------------------------------------------------------
Property, plant and equipment:
Land                                                                                             35,595           23,613
Buildings                                                                                       187,795          160,960
Machinery and equipment                                                                         753,309          646,087
------------------------------------------------------------------------------------------------------------------------
   Property, plant and equipment, at cost                                                       976,699          830,660
Accumulated depreciation                                                                       (451,171)        (386,494)
------------------------------------------------------------------------------------------------------------------------
   Property, plant and equipment, net                                                           525,528          444,166
------------------------------------------------------------------------------------------------------------------------
Marketable securities                                                                           102,462          115,549
------------------------------------------------------------------------------------------------------------------------
Intangible assets                                                                               187,592           59,496
------------------------------------------------------------------------------------------------------------------------
Other assets                                                                                     68,942           45,352
------------------------------------------------------------------------------------------------------------------------
   Total assets                                                                              $1,961,008       $1,577,406
========================================================================================================================
Liabilities and Shareholders' Equity
Current liabilities:
Notes payable to banks                                                                       $   20,810       $    8,712
Current portion of long-term debt                                                                 4,146            2,285
Accounts payable                                                                                201,692          168,175
Accrued taxes on income                                                                          43,208           43,439
Accrued compensation                                                                             80,741           72,669
Other accrued liabilities                                                                       135,161          130,015
------------------------------------------------------------------------------------------------------------------------
   Total current liabilities                                                                    485,758          425,295
------------------------------------------------------------------------------------------------------------------------
Long-term debt                                                                                  482,169          297,307
------------------------------------------------------------------------------------------------------------------------
Deferred income taxes                                                                            83,814           55,833
------------------------------------------------------------------------------------------------------------------------
Shareholders' equity:
Preferred stock, without par value:
   Authorized 1,000,000 shares, issued none                                                          --               --
Common stock, $1 par value:
   Authorized 150,000,000 shares, issued 59,893,824 and 59,354,461                               59,894           59,354
Capital in excess of par value                                                                  334,191          329,521
Retained earnings                                                                               563,024          452,550
Foreign currency translation adjustments                                                        (44,847)         (39,459)
Treasury stock, at cost, 270,264 shares                                                          (2,995)          (2,995)
------------------------------------------------------------------------------------------------------------------------
   Total shareholders' equity                                                                   909,267          798,971
------------------------------------------------------------------------------------------------------------------------
   Total liabilities and shareholders' equity                                                $1,961,008       $1,577,406
========================================================================================================================

See notes to consolidated financial statements.

                                                                      ----------
                                                                        33
                                                                      ----------

------------------------ Echlin Inc. 1995 Annual Report ------------------------

                                           Consolidated Statements of Cash Flows
-----------------------------------------------------------------------------------------------------------------------------
                                                                                             Year ended August 31,
(In thousands)                                                                       1995             1994             1993
-----------------------------------------------------------------------------------------------------------------------------
Cash flows from operating activities:
Net income                                                                        $ 154,422        $ 123,654        $  93,551
Adjustments to reconcile net income to net cash provided by operating activities:
   Depreciation and amortization                                                     76,609           64,174           59,671
   Cumulative effect of accounting change                                                --           (2,583)              --
Changes in assets and liabilities, excluding acquisitions' balance sheets:
   Accounts receivable                                                               (9,448)         (62,610)         (15,056)
   Inventories                                                                      (94,133)         (20,305)         (15,091)
   Other current assets                                                              (5,314)           2,141           (3,213)
   Accounts payable                                                                     576           24,295            8,251
   Accrued taxes on income                                                           (4,173)         (21,108)          16,835
   Deferred income taxes                                                             22,869           12,166            1,582
   Accrued liabilities                                                              (11,762)          42,759            7,830
   Other                                                                            (22,602)         (12,702)          10,690
-----------------------------------------------------------------------------------------------------------------------------
      Cash provided by operating activities                                         107,044          149,881          165,050
-----------------------------------------------------------------------------------------------------------------------------
Cash flows from financing activities:
Long-term and short-term borrowings                                                 721,232          361,129           93,429
Long-term and short-term repayments                                                (524,664)        (231,127)        (150,275)
Sale of accounts receivable                                                              --               --           25,000
Proceeds from common stock issuances                                                  5,200            3,905            7,840
Dividends paid                                                                      (46,987)         (43,067)         (40,573)
-----------------------------------------------------------------------------------------------------------------------------
      Cash provided by (used for) financing activities                              154,781           90,840          (64,579)
-----------------------------------------------------------------------------------------------------------------------------
Cash flows from investing activities:
Capital expenditures                                                               (103,894)         (75,645)         (47,738)
Net book value of property, plant and equipment disposals                             1,515            1,842            6,210
Marketable securities proceeds (purchases)                                           13,087          (25,547)         (16,898)
Purchases of businesses:
   Net working capital items                                                        (25,382)         (22,103)          (7,930)
   Property, plant and equipment and intangibles                                   (176,830)        (102,256)         (34,641)
   Debt assumed                                                                          --            7,101            5,835
-----------------------------------------------------------------------------------------------------------------------------
      Cash used for investing activities                                           (291,504)        (216,608)         (95,162)
-----------------------------------------------------------------------------------------------------------------------------
Impact of foreign currency changes on cash                                            3,563            1,131           (6,569)
-----------------------------------------------------------------------------------------------------------------------------
   (Decrease) increase in cash and cash equivalents                                 (26,116)          25,244           (1,260)
Cash and cash equivalents at beginning of year                                       53,816           28,572           29,832
-----------------------------------------------------------------------------------------------------------------------------
   Cash and cash equivalents at end of year                                       $  27,700        $  53,816        $  28,572
=============================================================================================================================

See notes to consolidated financial statements.

----------
      34
----------

------------------------ Echlin Inc. 1995 Annual Report ------------------------

                                   Consolidated Statements of Changes in Shareholders' Equity
---------------------------------------------------------------------------------------------------------------------------------
                                                             Capital                       Foreign
                                                            in Excess                     Currency                      Total
                                               Common        of Par        Retained      Translation    Treasury    Shareholders'
(In thousands, except per share data)           Stock         Value        Earnings      Adjustments     Stock         Equity
---------------------------------------------------------------------------------------------------------------------------------
Balance at August 31, 1992                     $56,483      $320,357       $309,449       $ 10,654      $(2,995)      $693,948
Net income                                          --            --         93,551             --           --         93,551
Cash dividends paid ($0.70 per share)               --            --        (40,573)            --           --        (40,573)
Shares issued under stock option plans             613         7,227             --             --           --          7,840
Foreign currency translation adjustment             --            --             --        (50,770)          --        (50,770)
Shares issued for acquisitions                   2,009        (1,719)         9,536             --           --          9,826
---------------------------------------------------------------------------------------------------------------------------------
   Balance at August 31, 1993                   59,105       325,865        371,963        (40,116)      (2,995)       713,822
Net income                                          --            --        123,654             --           --        123,654
Cash dividends paid ($0.73 per share)               --            --        (43,067)            --           --        (43,067)
Shares issued under stock option plans             249         3,656             --             --           --          3,905
Foreign currency translation adjustment             --            --             --            657           --            657
---------------------------------------------------------------------------------------------------------------------------------
   Balance at August 31, 1994                   59,354       329,521        452,550        (39,459)      (2,995)       798,971
Net income                                          --            --        154,422             --           --        154,422
Cash dividends paid ($0.79 per share)               --            --        (46,987)            --           --        (46,987)
Shares issued under stock option plans             323         4,877             --             --           --          5,200
Foreign currency translation adjustment             --            --             --         (5,388)          --         (5,388)
Shares issued for acquisition                      217          (207)         3,039             --           --          3,049
---------------------------------------------------------------------------------------------------------------------------------
   Balance at August 31, 1995                  $59,894      $334,191       $563,024       $(44,847)     $(2,995)      $909,267
=================================================================================================================================

See notes to consolidated financial statements.



                   [GRAPH OF PROFIT AFTER TAX APPEARS HERE]


Echlin Inc.'s profit after tax for the years 1959 to 1995. The compound growth rate for that period is 15.9%

                                                                      ----------
                                                                        35
                                                                      ----------

------------------------ Echlin Inc. 1995 Annual Report ------------------------

----------------------------------------------
  Notes to Consolidated Financial Statements
----------------------------------------------

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

Cash and Cash Equivalents--Cash and cash equivalents include short-term interest bearing securities with maturities of three months or less. Cash equivalents were $11,404,000 and $21,558,000 at August 31, 1995 and 1994, respectively.
These securities are carried at cost which approximates market.

Accounts Receivable--During April 1995, the company renewed its agreement through March 1998 with a financial institution to sell, without recourse, undivided fractional interests in designated pools of trade receivables. Accounts receivable at August 31, 1995 and 1994 were net of $125,000,000 representing receivables sold.

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

Intangible Assets--The excess of cost over fair value of the net assets of businesses acquired is amortized using the straight-line method over periods expected to be benefited (currently up to forty years). Costs of acquired patents and trademarks are amortized using the straight-line method over the shorter of their estimated useful lives or thirty years.

Marketable Securities--Marketable securities consist principally of investments in mortgage-backed securities held by Echlin's subsidiary in Puerto Rico, which are carried at cost and will be held to maturity. The aggregate market value of securities held at August 31, 1995 and 1994 was $105,698,000 and $120,782,000,
respectively.

Revenue Recognition--The company recognizes revenues from product sales upon shipment to its customers.

Research and Development Costs--Research and development costs are charged to income as incurred and aggregated $34,652,000, $22,535,000 and $18,442,000 in fiscal years 1995, 1994 and 1993, respectively.

----------
      36
----------

------------------------ Echlin Inc. 1995 Annual Report ------------------------

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


Note 2
Business Combinations

In December 1994, the company purchased the common stock of Preferred Technical Group International, Inc. (PTG), based in Michigan, for $198,345,000. PTG manufactures coupled hose assemblies for motor vehicle brake, power steering, air conditioning and heating systems, and extruded plastic products for truck and industrial applications. The acquisition was accounted for by the purchase method. The proforma results for the years ended August 31, 1995 and 1994, as if the acquisition had occurred on September 1, 1993, are as follows:

----------------------------------------------------------------------------------------------
                                                                       Year ended August 31,
(In thousands, except per share data)                                  1995            1994
----------------------------------------------------------------------------------------------
Net sales                                                           $2,795,800      $2,476,439
----------------------------------------------------------------------------------------------
Income before cumulative effect of accounting change                  $158,421        $126,552
----------------------------------------------------------------------------------------------
Net income                                                            $158,421        $129,135
----------------------------------------------------------------------------------------------
Earnings per share:
   Income before cumulative effect of accounting change                  $2.66           $2.15
   Net income                                                            $2.66           $2.19
==============================================================================================

The proforma results are not necessarily indicative of what actual earnings of the two companies would have been if combined for the entire periods, or what they will be in the future.

     In October 1994, the company acquired the outstanding common stock of the Theodore Bargman Company, an Indiana-based manufacturer of lighting products, electrical connectors and hardware for recreational vehicles and mobile homes, by issuing 217,428 shares of Echlin Inc. common stock. The transaction was accounted for as a pooling of interests, and therefore the financial statements for the twelve months ended August 31, 1995 include Theodore Bargman's results of operations. As of the date of the acquisition, Theodore Bargman had net current assets of $1,756,000 and property, plant and equipment of $1,718,000. Since the acquisition did not have a material impact on the company, prior years' results were not restated.

     In June 1994, Echlin purchased Import Parts America (IPA), based in California, for $27,146,000. IPA is a nationwide distributor of automotive products used for the repair and maintenance of non-U.S. made vehicles. The acquisition was accounted for by the purchase method.

                                                                      ----------
                                                                        37
                                                                      ----------

------------------------ Echlin Inc. 1995 Annual Report ------------------------

     In February 1994, the company purchased Neelon Casting Ltd. (Neelon), located in Canada, for $23,049,000. Neelon is a producer of automotive disc brake rotor castings for the replacement and original equipment markets. The acquisition was accounted for by the purchase method.

     In October 1993, the company purchased the Hydraulic Brake and Clutch Division of FAG Kugelfischer Georg Schafer A.G., located in Germany, for $67,357,000. In addition, if this business exceeds certain net income thresholds during the first five years subsequent to the acquisition date, the purchase price will be increased by not more than $15,120,000. The acquisition was accounted for by the purchase method.

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

Note 3
Borrowing Arrangements

Notes payable to banks of $20,810,000 and $8,712,000 at August 31, 1995 and 1994, respectively, were comprised of local borrowings by Echlin's foreign subsidiaries, due within ninety days. Interest rates were between 4.20% and 18.00% at August 31, 1995, and between 4.20% and 15.00% at August 31, 1994.

     Long-term debt was comprised of the following:

----------------------------------------------------------------------------------------------------------------
                                                                                                August 31,
(In thousands)                                                                              1995          1994
----------------------------------------------------------------------------------------------------------------
Commercial paper                                                                          $238,000      $105,000
Domestic note                                                                              125,000            --
8.90%-9.22% Senior note                                                                     75,000       125,000
4.75% and 5.25% Notes                                                                       19,278        57,330
4.61% Note                                                                                  19,040            --
6.20%-10.36% Foreign obligations, repayable in varying installments to 1998                  4,850         6,248
3.75% Obligation under terms of a lease agreement with a municipality,
   repayable at $740 per year from 1997 to 2001                                              3,700         3,700
7.50%-17.30% Capitalized lease obligations, net of interest of $288 and $337,
   repayable in varying installments to 1999                                                 1,447         2,314
----------------------------------------------------------------------------------------------------------------
   Total                                                                                   486,315       299,592
Less-current portion                                                                         4,146         2,285
----------------------------------------------------------------------------------------------------------------
   Total long-term debt                                                                   $482,169      $297,307
================================================================================================================

----------
      38
----------

------------------------ Echlin Inc. 1995 Annual Report ------------------------

     At August 31, 1995 and 1994, the weighted average interest rates on commercial paper were 5.80% and 4.68%, respectively. The domestic note at August 31, 1995 represents an unsecured obligation with a U.S. bank which bears interest at 5.91%. Both the commercial paper and domestic note mature within sixty days of year-end. The commercial paper and domestic note have been classified as long term because of the company's intent to refinance these obligations on a long-term basis and the availability of such financing under the terms of the revolving credit agreement (RCA).

     The company's senior note matures as follows: $45,000,000 due March 1, 1996 and $30,000,000 due March 1, 1998. As the company intends to refinance the March 1, 1996 repayment on a long-term basis, and has available financing under its RCA, this obligation has been classified as long term.

     The 4.75% and 5.25% notes at August 31, 1995 and 1994, respectively, are unsecured obligations with a German bank. The 4.75% note maturing in October 1995 has been classified as long term because of the company's intent to refinance it on a long-term basis and the availability of such financing under the terms of the RCA.

     The 4.61% note was borrowed under a credit agreement with a United Kingdom bank and will mature in October 1995. This credit agreement was renegotiated in March 1995, enabling the company to borrow up to $20,000,000 through March 1, 1998. The previous agreement, which expired at the time of the renegotiation, provided for maximum borrowings of $15,000,000. This debt has also been classified as long term because of the company's intent to refinance it on a long-term basis.

     Minimum annual principal repayments of long-term debt, excluding commercial paper, the domestic note, the 4.75% note, the 4.61% note and the senior note, in each of the next five fiscal years are as follows: 1996 - $4,146,000; 1997 - $2,101,000; 1998 - $1,416,000; 1999 - $747,000; and 2000 - $740,000.

     For the years ended August 31, 1995, 1994 and 1993, interest paid was $27,964,000, $23,500,000 and $19,632,000, respectively.

     In February 1995, the company renegotiated its RCA with twelve banking institutions to provide availability, through March 1, 2000, of maximum borrowings of $530,000,000. The previous agreement provided for maximum borrowings of $375,000,000 and was due to expire on September 1, 1999. At August 31, 1995, there were no borrowings under the RCA.

     The company also had available, from several international banks, credit lines which provided the availability of maximum borrowings of $75,432,000 and $71,237,000 at August 31, 1995 and 1994, respectively. Any borrowings under these lines bear interest at the local equivalent of the prime rate.

     Several of the company's long-term debt agreements contain restrictive covenants regarding the payment of cash dividends, the maintenance of working capital and shareholders' equity, and the issuance of new debt. The company is in compliance with all covenants of these agreements.

     Both the RCA and United Kingdom agreements require nominal commitment fees to be paid on the unused portion of the credit.

                                                                      ----------
                                                                        39
                                                                      ----------

------------------------ Echlin Inc. 1995 Annual Report ------------------------

Note 4
Shareholder Rights Plan

Under the terms of a Shareholder Rights Plan approved by the Board of Directors in June 1989, a Preferred Share Right (Right) is attached to and automatically trades with each outstanding share of our common stock.

     The Rights, which are redeemable, will become exercisable only in the event that any person or group becomes a holder of 20% or more of the company's common stock, or commences a tender or exchange offer which, if consummated, would result in that person or group owning at least 20% of the common stock. Once the Rights become exercisable they entitle all other shareholders to purchase, by payment of a $65.00 exercise price, common stock (or, in certain circumstances, other consideration) with a value of twice the exercise price. In addition, at any time after a 20% position is acquired, the Board of Directors may, at its option, require each outstanding Right (other than Rights held by the acquiring person or group) to be exchanged for one share of common stock or its equivalent. The Rights will expire on June 30, 1999 unless redeemed or exchanged earlier.

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

     Information regarding the plan is as follows:

--------------------------------------------------------------------------------
                                                  Number of          Price per
                                                    Shares             Share
--------------------------------------------------------------------------------
Outstanding at August 31, 1993                    1,722,025        $10.25-$19.75
Granted                                             433,750           $32.25
Exercised                                          (249,540)       $10.25-$19.75
Terminated                                          (23,275)       $10.25-$32.25
--------------------------------------------------------------------------------
   Outstanding at August 31, 1994                 1,882,960        $10.25-$32.25
Granted                                             292,375           $30.75
Exercised                                          (322,335)       $10.25-$32.25
Terminated                                          (20,375)       $11.75-$32.25
--------------------------------------------------------------------------------
   Outstanding at August 31, 1995                 1,832,625        $10.25-$32.25
================================================================================

     At August 31, 1995 there were 1,540,500 options exercisable. Shares available for future grants at August 31, 1995 and 1994 were 2,288,600 and 2,576,025, respectively. There were no options outstanding with stock appreciation rights at August 31, 1995 and 1994.

Note 6
Retirement Plans

Echlin sponsors several noncontributory defined benefit pension plans covering a majority of its domestic employees. A major portion of the employees are covered by a plan which provides pension benefits based upon years of service and the employee's compensation during the five highest consecutive years during the ten-year period prior to retirement. Benefits under the plans covering other employees are based upon a stated amount for each year of service. It is the company's normal policy to fund the maximum amount that can be deducted for federal income tax purposes. The company also contributes

----------
      40
----------

------------------------ Echlin Inc. 1995 Annual Report ------------------------

to multi-employer pension plans covering certain domestic employees and to pension plans for employees of certain foreign subsidiaries.

     A majority of domestic employees are eligible to make contributions to the company's 401(k) retirement savings plan. The company matches a portion of the employee's annual contributions based upon the company's return on assets. Company contributions were $2,002,000, $777,000 and $503,000 during the fiscal years ended August 31, 1995, 1994 and 1993, respectively.

     Net pension cost for all pension plans was $10,124,000, $7,396,000 and $6,429,000 for the fiscal years ended August 31, 1995, 1994 and 1993, respectively. Net pension cost included the following components:

--------------------------------------------------------------------------------------------------------------------------
                                                                         Year ended August 31,
                                                       1995                       1994                       1993
                                              ---------------------      ---------------------      ----------------------
(In thousands)                                Domestic      Foreign      Domestic      Foreign      Domestic      Foreign
--------------------------------------------------------------------------------------------------------------------------
Service cost--benefits earned during
   the period                                 $  5,697      $ 4,777      $ 4,926       $ 4,663      $ 4,339       $  3,575
Interest on projected benefit
   obligation                                    7,678        7,578        6,778         6,053        5,949          5,431
Actual return on plan assets                   (10,869)      (4,848)      (5,624)       (6,600)      (9,074)       (15,826)
Net amortization and deferrals                   2,321       (2,600)      (3,220)          210        1,067         10,734
Multi-employer plans                               390           --          210            --          234             --
--------------------------------------------------------------------------------------------------------------------------
   Net pension cost                           $  5,217      $ 4,907      $ 3,070       $ 4,326      $ 2,515       $  3,914
==========================================================================================================================

       The following table sets forth the funded status of the various company pension plans:

----------------------------------------------------------------------------------------------------------------------
                                                                                 August 31,
                                                                   1995                              1994
                                                         -------------------------         ---------------------------
(In thousands)                                           Domestic        Foreign           Domestic        Foreign
----------------------------------------------------------------------------------------------------------------------
Actuarial present value of:
   Vested benefit obligation                              $85,465          $78,977         $75,264           $74,666
   Accumulated benefit obligation                         $88,132          $82,736         $77,354           $78,718
======================================================================================================================
Plan assets at fair value                                $106,608          $80,948         $93,485           $77,020
Projected benefit obligation                              106,546           99,706          95,111            94,207
----------------------------------------------------------------------------------------------------------------------
   Plan assets in excess of (less than)
      projected benefit obligation                             62          (18,758)         (1,626)          (17,187)
Unrecognized net loss                                      19,403              244          20,307             3,235
Unrecognized prior service cost                             3,407            2,698           3,794             2,440
Unrecognized net assets                                    (2,778)          (7,150)         (3,690)           (7,462)
Adjustment to minimum liability                               (60)             (34)             (2)              (24)
----------------------------------------------------------------------------------------------------------------------
   Prepaid (accrued) pension cost                        $ 20,034         $(23,000)        $18,783          $(18,998)
======================================================================================================================
Actuarial assumptions:
   Discount rate                                             8.00%       7.00%-9.00%          8.00%        7.00%-8.50%
   Rate of increase in compensation levels                   4.63%       3.00%-6.50%          4.63%        3.00%-6.50%
   Expected long-term rate of return on
      plan assets                                           10.00%       8.50%-9.50%         10.00%        8.50%-9.50%
======================================================================================================================

     The company also has a Supplemental Executive Retirement Plan which provides certain key employees with pension benefits they would have received under the normal company plan had there not been limitations imposed by the Internal Revenue Code of 1986. An unfunded projected benefit obligation of $2,619,000 and $1,882,000 at August 31, 1995 and 1994, respectively, is included under domestic in the table above.

                                                                      ----------
                                                                        41
                                                                      ----------

------------------------ Echlin Inc. 1995 Annual Report ------------------------

     Pension plans in certain foreign countries are not funded. At August 31, 1995 and 1994, the company had recorded an accrued liability for $23,163,000 and $18,905,000, respectively, relating to such plans which are included in the table above.

     The majority of domestic pension plan assets are invested in short-term investments and common stock including 50,000 shares of Echlin Inc. common stock. The balance is primarily invested in corporate bonds, limited partnership interests, preferred stocks and mutual funds.

Note 7
Income Taxes

Effective September 1, 1993 the company adopted FAS No. 109, "Accounting for Income Taxes," which changed the method for determining the recognition of deferred taxes from the deferred method to the liability method. The cumulative effect of adopting this accounting change was a $2,583,000 increase in net income in the year ended August 31, 1994.

     The provision for taxes was comprised of the following:

----------------------------------------------------------------------------------------------------
                                                                        Year ended August 31,
(In thousands)                                                   1995           1994           1993
----------------------------------------------------------------------------------------------------
Current:
   Federal                                                     $12,537        $24,678        $18,423
   State                                                         9,500          8,050          6,600
   Foreign                                                      31,439         20,390         20,066
----------------------------------------------------------------------------------------------------
      Total current provision                                   53,476         53,118         45,089
----------------------------------------------------------------------------------------------------
Deferred:
   Federal and state                                            17,348            324           (724)
   Foreign                                                       5,234          3,533           (340)
----------------------------------------------------------------------------------------------------
      Total deferred provision                                  22,582          3,857         (1,064)
----------------------------------------------------------------------------------------------------
   Total provision                                             $76,058        $56,975        $44,025
====================================================================================================

     The tax effect of major temporary differences is summarized below:

----------------------------------------------------------------------------------------------------
                                                                        Year ended August 31,
(In thousands)                                                   1995           1994           1993
----------------------------------------------------------------------------------------------------
Depreciation                                                   $21,433        $ 1,964        $ 1,083
Valuation of inventories                                        (4,202)        (1,971)        (2,047)
All other, net                                                   5,351          3,864           (100)
----------------------------------------------------------------------------------------------------
   Total deferred provision                                    $22,582        $ 3,857        $(1,064)
====================================================================================================

     A reconciliation setting forth the differences between Echlin's effective tax rate and the U.S. statutory federal tax rate is as follows:

----------------------------------------------------------------------------------------------------
                                                                         Year ended August 31,
                                                                  1995           1994           1993
----------------------------------------------------------------------------------------------------
Statutory federal tax rate                                        35.0%          35.0%          34.7%
Earnings in Puerto Rico not subject to U.S. taxes                 (2.9)          (5.1)          (7.0)
Net tax effect relating to foreign operations                      1.5            2.7            3.8
State taxes                                                        2.7            2.9            3.1
Other                                                             (3.3)          (3.5)          (2.6)
----------------------------------------------------------------------------------------------------
   Effective tax rate                                             33.0%          32.0%          32.0%
====================================================================================================

----------
      42
----------

------------------------ Echlin Inc. 1995 Annual Report ------------------------

     The company has a subsidiary operating in Puerto Rico under a tax exemption grant which expires in 2009.

     For the years ended August 31, 1995, 1994 and 1993, taxes paid were $52,752,000, $54,216,000 and $27,376,000, respectively.

     Deferred income taxes reflect the net tax effects of temporary differences between the amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The following is a summary of the significant components of the company's deferred tax assets and liabilities:

-----------------------------------------------------------------------------
                                                             August 31,
(In thousands)                                          1995            1994
-----------------------------------------------------------------------------
Assets:
   Inventories                                        $ 8,422         $ 4,220
   Accrued expenses                                     4,764           5,361
   Other employee benefits                              9,166           8,942
   Other                                                4,078             918
-----------------------------------------------------------------------------
      Gross deferred assets                            26,430          19,441
-----------------------------------------------------------------------------
Liabilities:
   Depreciation                                        71,016          49,583
   Pension                                             11,924           9,331
   Other                                               15,769           2,352
-----------------------------------------------------------------------------
      Gross deferred liabilities                       98,709          61,266
-----------------------------------------------------------------------------
   Net deferred liabilities                           $72,279         $41,825
=============================================================================

Note 8
Rental Commitments

Total rental expense for the years ended August 31, 1995, 1994 and 1993 was $35,274,000, $31,179,000 and $30,608,000, respectively.

     Minimum rental commitments under noncapitalized, noncancelable lease agreements are as follows:

--------------------------------------------------------------------------------------------
Year ending August 31,                    Real                         All
(In thousands)                           Estate       Computers       Others          Total
--------------------------------------------------------------------------------------------
1996                                    $15,543        $3,645         $ 5,256        $24,444
1997                                     12,545         2,259           3,234         18,038
1998                                     10,311           923           1,761         12,995
1999                                      7,555           777           1,053          9,385
2000                                      6,328            18             575          6,921
2001 and thereafter                      13,000            --             263         13,263
--------------------------------------------------------------------------------------------
   Total commitments                    $65,282        $7,622         $12,142        $85,046
============================================================================================

                                                                      ----------
                                                                        43
                                                                      ----------

------------------------ Echlin Inc. 1995 Annual Report ------------------------

Note 9
Business Segment Information

Echlin, as a worldwide supplier of parts and supplies for motor vehicles, is engaged in only one business segment.

     An analysis of the company's operations by geographic location is as follows:

--------------------------------------------------------------------------------------------------------------------------
Year ended August 31,                               North
(In thousands)                                     America         Europe      All Other     Eliminations     Consolidated
--------------------------------------------------------------------------------------------------------------------------
1995
Sales to unaffiliated customers                   $2,000,367      $589,181      $128,318             --        $2,717,866
Sales between geographic areas                         9,445         8,832           788       $(19,065)               --
--------------------------------------------------------------------------------------------------------------------------
   Total sales                                    $2,009,812      $598,013      $129,106       $(19,065)       $2,717,866
==========================================================================================================================
Income before taxes                                 $160,645       $60,604        $9,231             --          $230,480
==========================================================================================================================
Identifiable assets                               $1,279,466      $529,508      $103,648             --        $1,912,622
=============================================================================================================
Corporate assets                                                                                                   48,386
--------------------------------------------------------------------------------------------------------------------------
   Total assets                                                                                                $1,961,008
==========================================================================================================================
1994
Sales to unaffiliated customers                   $1,688,347      $429,212      $111,915             --        $2,229,474
Sales between geographic areas                         7,566         8,725           759       $(17,050)               --
--------------------------------------------------------------------------------------------------------------------------
   Total sales                                    $1,695,913      $437,937      $112,674       $(17,050)       $2,229,474
==========================================================================================================================
Income before taxes                                 $147,390       $28,634        $2,022             --          $178,046
==========================================================================================================================
Identifiable assets                               $1,011,388      $419,941       $87,126             --        $1,518,455
=============================================================================================================
Corporate assets                                                                                                   58,951
--------------------------------------------------------------------------------------------------------------------------
   Total assets                                                                                                $1,577,406
==========================================================================================================================
1993
Sales to unaffiliated customers                   $1,525,203      $304,455      $114,805             --        $1,944,463
Sales between geographic areas                         5,839         7,561           839       $(14,239)               --
--------------------------------------------------------------------------------------------------------------------------
   Total sales                                    $1,531,042      $312,016      $115,644       $(14,239)       $1,944,463
==========================================================================================================================
Income before taxes                                 $124,694       $12,516          $366             --          $137,576
==========================================================================================================================
Identifiable assets                                 $909,605      $222,948       $77,985             --        $1,210,538
=============================================================================================================
Corporate assets                                                                                                   52,723
--------------------------------------------------------------------------------------------------------------------------
   Total assets                                                                                                $1,263,261
==========================================================================================================================

     Sales between geographic areas are made at prices based upon standard cost plus an appropriate markup. Income before taxes included realized and unrealized foreign currency transaction (losses) gains for the years ended August 31, 1995, 1994 and 1993 of $(354,000), $(416,000) and $1,844,000, respectively, and translation losses of $717,000, $1,427,000 and $6,176,000, respectively. The company's foreign operations had income before taxes of $94,988,000, $54,828,000 and $41,663,000 for the years ended August 31, 1995, 1994 and 1993, respectively.

     Members of the National Automotive Parts Association (NAPA) represent the company's largest group of customers and accounted for 9.6% of consolidated net sales for the year ended August 31, 1995 (10.3% in 1994 and 11.2% in 1993). Included in this number are sales to Genuine Parts Company and its affiliates, the largest member of NAPA, which accounted for 9.4% of sales in 1995 (10.2% in 1994 and 10.8% in 1993).

----------
      44
----------

------------------------ Echlin Inc. 1995 Annual Report ------------------------

Note 10
Quarterly Financial Data (unaudited)

----------------------------------------------------------------------------------------------------------------------
Year ended August 31,                           Net            Gross         Income From        Net          Earnings
(In thousands, except per share data)          Sales           Profit        Operations        Income        Per Share
----------------------------------------------------------------------------------------------------------------------
1995
First quarter                                $  600,615       $176,059        $ 49,761        $ 31,796         $0.54
Second quarter                                  648,132        186,101          50,689          28,989          0.48
Third quarter                                   745,064        212,707          78,237          47,768          0.81
Fourth quarter                                  724,055        210,538          75,432          45,869          0.77
----------------------------------------------------------------------------------------------------------------------
   Total                                     $2,717,866       $785,405        $254,119        $154,422         $2.60
======================================================================================================================
1994
First quarter                                $  499,264       $145,100        $ 37,034        $ 26,668         $0.45
Second quarter                                  497,153        142,642          34,819          21,756          0.37
Third quarter                                   610,034        183,760          60,736          39,008          0.66
Fourth quarter                                  623,023        186,716          57,118          36,222          0.62
----------------------------------------------------------------------------------------------------------------------
   Total                                     $2,229,474       $658,218        $189,707        $123,654         $2.10
======================================================================================================================
1993
First quarter                                $  462,328       $133,467        $ 30,649         $19,107         $0.33
Second quarter                                  441,546        125,033          26,302          16,320          0.28
Third quarter                                   519,726        154,234          46,559          29,892          0.51
Fourth quarter                                  520,863        153,775          42,539          28,232          0.48
----------------------------------------------------------------------------------------------------------------------
   Total                                     $1,944,463       $566,509        $146,049         $93,551         $1.60
======================================================================================================================

     As a result of adopting FAS 109 in the first quarter of fiscal 1994, net income and earnings per share were increased by $2,583,000 and $0.04, respectively.

Note 11
Subsequent Event

In October 1995, the company entered into an agreement to acquire the outstanding common stock of American Electronic Components, Inc., an Indiana-based manufacturer of motor vehicle electronic components, for approximately 1.5 million shares of Echlin common stock. The transaction, which should be completed in the fourth calendar quarter, will be accounted for as a pooling of interests.

                                                                      ----------
                                                                        45
                                                                      ----------

------------------------ Echlin Inc. 1995 Annual Report ------------------------

-------------------
  Historical Data
-------------------

---------------------------------------------------------------------------------------------------------------------------------
                                                                 10-year      Growth
                                                                 Compound    1995 vs.
(In thousands, except per share data)                             Growth       1994         1995           1994           1993
---------------------------------------------------------------------------------------------------------------------------------
Operations:
Net sales                                                          13.4%       21.9%     $2,717,866     $2,229,474     $1,944,463
Cost of goods sold                                                 13.7        23.0       1,932,461      1,571,256      1,377,954
                                                                                          ---------------------------------------
   Gross profit on sales                                           12.7        19.3         785,405        658,218        566,509
Selling and administrative expenses                                12.9        13.4         531,286        468,511        420,460
                                                                                          ---------------------------------------
   Income from operations                                          12.2        34.0         254,119        189,707        146,049
                                                                                          ---------------------------------------
Interest expense                                                   13.4        67.3          39,313         23,504         19,403
Interest income                                                     7.3        32.3          15,674         11,843         10,930
                                                                                          ---------------------------------------
   Interest expense, net                                           21.5       102.7          23,639         11,661          8,473
                                                                                          ---------------------------------------
   Income before taxes                                             11.6        29.4         230,480        178,046        137,576
Provision for taxes                                                 9.4        33.5          76,058         56,975         44,025
                                                                                          ---------------------------------------
   Income before cumulative effect of accounting change            13.0        27.5         154,422        121,071         93,551
Cumulative effect of accounting change                               --          --              --          2,583             --
                                                                                          ---------------------------------------
   Net income                                                      13.0        24.9       $ 154,422     $  123,654     $   93,551
                                                                                          =======================================
Average shares outstanding                                          3.6         0.8          59,476         58,996         58,560
Earnings per share:
   Income before cumulative effect of accounting change             9.0        26.2           $2.60          $2.06          $1.60
   Net income                                                       9.0        23.8           $2.60          $2.10          $1.60
Dividends per share                                                 6.8         8.2           $0.79          $0.73          $0.70

Financial Position at Year-end:
Working capital                                                    11.7        21.2        $590,726       $487,548       $381,989
Current ratio                                                        --          --           2.2/1          2.1/1          2.1/1
Working capital to sales                                             --          --            21.7%          21.9%          19.6%
Property, plant and equipment, net                                 14.3        18.3        $525,528       $444,166       $329,381
Total assets                                                       13.1        24.3      $1,961,008     $1,577,406     $1,263,261
Total debt                                                         14.7        64.5        $507,125       $308,304       $164,232
Shareholders' equity                                               12.1        13.8        $909,267       $798,971       $713,822
   --per share                                                      8.2        12.8          $15.25         $13.52         $12.13
Total debt to capitalization                                         --          --            35.8%          27.8%          18.7%

Other Data:
Capital expenditures, net of disposals                             14.1        38.7        $102,379        $73,803        $41,528
Depreciation and amortization                                      16.5        19.4         $76,609        $64,174        $59,671
Effective tax rate                                                   --          --            33.0%          32.0%          32.0%
Income from operations as a percent of net sales                     --          --             9.3%           8.5%           7.5%
Net income as a percent of:
   Net sales                                                         --          --             5.7%           5.5%           4.8%
   Beginning shareholders' equity                                    --          --            19.3%          17.3%          13.5%
Average number of employees                                         9.4        13.6            23.4           20.6           18.6
=================================================================================================================================

----------
      46
----------

------------------------ Echlin Inc. 1995 Annual Report ------------------------

---------------------------------------------------------------------------------------------------------------
                            Year ended August 31,
         1992         1991          1990           1989          1988         1987          1986         1985
---------------------------------------------------------------------------------------------------------------
     $1,783,362    $1,685,876    $1,601,254    $1,454,492    $1,294,297    $1,099,703     $901,890     $771,390
      1,287,041     1,232,726     1,147,940     1,054,650       935,531       790,152      613,606      533,195
---------------------------------------------------------------------------------------------------------------
        496,321       453,150       453,314       399,842       358,766       309,551      288,284      238,195
        389,470       371,980       368,380       326,221       263,605       234,255      199,545      158,164
---------------------------------------------------------------------------------------------------------------
        106,851        81,170        84,934        73,621        95,161        75,296       88,739       80,031
---------------------------------------------------------------------------------------------------------------
         22,127        29,009        21,886        24,594        13,229        11,676       12,335       11,155
          9,768         9,049         5,903        13,677        11,368         9,395        7,565        7,770
---------------------------------------------------------------------------------------------------------------
         12,359        19,960        15,983        10,917         1,861         2,281        4,770        3,385
---------------------------------------------------------------------------------------------------------------
         94,492        61,210        68,951        62,704        93,300        73,015       83,969       76,646
         30,237        19,557        21,746        18,285        31,228        27,381       35,125       31,043
---------------------------------------------------------------------------------------------------------------
         64,255        41,653        47,205        44,419        62,072        45,634       48,844       45,603
             --            --            --            --            --            --           --           --
---------------------------------------------------------------------------------------------------------------
     $   64,255    $   41,653    $   47,205    $   44,419    $   62,072    $   45,634     $ 48,844     $ 45,603
===============================================================================================================
         55,976        55,835        55,797        55,733        55,613        52,098       44,123       41,609

          $1.15         $0.75         $0.85         $0.80         $1.12         $0.88        $1.11        $1.10
          $1.15         $0.75         $0.85         $0.80         $1.12         $0.88        $1.11        $1.10
          $0.70         $0.70         $0.70         $0.66         $0.59         $0.53        $0.47        $0.41

       $417,407      $479,174      $509,260      $436,972      $347,500      $359,320     $268,654     $195,225
          2.3/1         2.9/1         3.0/1         2.8/1         2.2/1         3.1/1        2.9/1        2.3/1
           23.4%         28.4%         31.8%         30.0%         26.8%         32.7%        29.8%        25.3%
       $325,312      $311,047      $310,381      $264,734      $242,169      $207,030     $168,355     $137,869
     $1,241,193    $1,191,793    $1,192,496    $1,034,254    $1,086,568      $869,065     $685,750     $574,046
       $210,948      $261,822      $262,069      $128,938      $130,651       $91,825     $101,549     $128,851
       $693,948      $649,416      $662,430      $640,623      $634,267      $603,469     $423,043     $289,721
         $12.34        $11.63        $11.87        $11.48        $11.39        $10.88        $8.79        $6.95
           23.3%         28.7%         28.3%         16.8%         17.1%         13.2%        19.4%        30.8%

        $48,255       $56,166       $63,170       $56,780       $55,871       $37,890      $33,420      $27,442
        $55,896       $56,489       $47,282       $40,639       $35,230       $29,176      $20,836      $16,612
           32.0%         32.0%         31.5%         29.2%         33.5%         37.5%        41.8%        40.5%
            6.0%          4.8%          5.3%          5.1%          7.4%          6.8%         9.8%        10.4%

            3.6%          2.5%          2.9%          3.1%          4.8%          4.1%         5.4%         5.9%
            9.9%          6.3%          7.4%          7.0%         10.3%         10.8%        16.9%        17.5%
           17.9          17.8          17.3          16.2          14.7          13.5         10.9          9.5
===============================================================================================================

                                                                      ----------
                                                                        47
                                                                      ----------

------------------------ Echlin Inc. 1995 Annual Report ------------------------

------------------
  Quarterly Data
------------------

--------------------------------------------------------------------------------------------------------------
                                   Dividends              Market Price Per Share                 Price to
Year ended August 31,              Per Share          High          Low          Close       Earnings Ratio/1/
--------------------------------------------------------------------------------------------------------------
1993
First quarter                       $0.175          $20 7/8       $18           $20 3/4           16.6
Second quarter                       0.175           27 3/8        20 5/8        24 1/8           18.1
Third quarter                        0.175           27 1/4        22 1/2        26 1/4           17.7
Fourth quarter                       0.175           31 1/8        26            28               17.5
                                    ------
   Total fiscal year                $0.70           $31 1/8       $18           $28               17.5

1994
First quarter                       $0.175          $33 7/8       $27 3/4       $33 1/8           19.3
Second quarter                       0.175           35 1/4        29 3/8        29 7/8           16.5
Third quarter                        0.19            32 1/8        24 1/2        27 1/8           13.8
Fourth quarter                       0.19            33 5/8        27            30 7/8           14.7
                                    ------
   Total fiscal year                $0.73           $35 1/4       $24 1/2       $30 7/8           14.7

1995
First quarter                       $0.19           $31 3/4       $27           $30 1/4           13.8
Second quarter                       0.19            35 3/8        26 3/4        34 5/8           15.1
Third quarter                        0.205           38 3/4        32 7/8        36               14.7
Fourth quarter                       0.205           39 5/8        34            34 1/2           13.3
                                    ------
   Total fiscal year                $0.79           $39 5/8       $26 3/4       $34 1/2           13.3
==============================================================================================================

/1/ Computed using closing price and most recent 4 quarters' earnings per share.


                             [GRAPH APPEARS HERE]


    Echlin Inc.'s quarterly earnings per share for fiscal years 1991-1995.


----------
      48
----------