Form 10-K, Exhibit 13
period 1996-08-31
ECHLIN INC
filed 1996-11-18
CIK 31348

                 REVIEW OF OPERATIONS AND FINANCIAL CONDITION


We strive to increase sales at least 15% a year. Acquisitions have been pivotal to our success, not only in the last half decade, but since Echlin's founding.

Bar graph showing Percentage Change in Reported and Comparable Operations Net Sales for fiscal years 1990-1996.

[GRAPH APPEARS HERE]

        Net sales reached $3.1 billion in fiscal 1996, topping 1995's total by 15%. Comparable operations (those with Echlin a year or more) contributed 4% of the growth, while the balance, 11%, came from acquisitions. These included four new companies we bought -- American Electronic Components, Inc., the Automotive Segment of Handy & Harman, Moto Mirror Inc. and Plains Plastic, Inc. -- plus 12 months of revenue from Preferred Technical Group International, Inc., which we purchased in December 1994.

        Last year, sales advanced 22% to $2.7 billion. Existing businesses produced 9% of the increase, and newly acquired businesses provided 13%.

Domestic Divisions Up 4%

        In the United States, sales by comparable operations rose 4%. New products, paired with higher prices, accounted for the majority of the gain.

        Unit volume edged down 1%, due to soft demand in all product categories except two: automotive brake and fluid system parts. Our heavy duty business suffered the biggest decline, caused, for the most part, by a 25% cutback in the North American production of large trucks.

        During fiscal 1995, sales moved up 7%. The growth stemmed primarily from unit volume; the remainder was supplied by new product introductions.

International Operations Climbed 5%

        Not counting acquisitions, our foreign sales grew 5% in 1996. Greater unit volume, new parts and higher prices all played a role, while offsetting the negative impact of changes in translation rates. This was rooted in a stronger dollar, which especially dampened sales in the United Kingdom and Mexico.

        Our automotive divisions, in both England and Germany, performed exceptionally well this year. At the same time, our heavy duty operations throughout Europe were sluggish, the result of less-than-robust market conditions. In South America, depressed markets also diminished the company's sales.

        International business soared 15% in 1995. Higher volume sparked this change, as did small price gains, the marketing of new products, and favorable exchange rates for some foreign currencies.

Gross Margins Down

        Echlin's gross profit margins dipped below last year's levels, dropping
2.7 percentage points to 26.2%. A couple of factors spurred this change. First, we scaled back manufacturing levels in many factories, in response to slow customer demand and the company's efforts to pare down inventory. This meant less of our production costs, corporatewide, were absorbed. Second, the companies we acquired in 1996 sell to original equipment manufacturers (OEM), a segment of the industry that yields, in general, lower gross margins than the aftermarket side.

        Acquisitions caused our margins to fall last year as well. They stood at 28.9%, which represented a slight reduction --.6 percentage points -- from fiscal 1994.

        Selling and administrative expenses increased 8% in 1996, from $531.3 to $574.6 million. They decreased, however, as a percentage of sales, moving down from 19.5% to 18.4%. This reflects our success in trimming costs. It also points to the impact of Echlin's recent acquisitions, which, because of their OEM business, tend to have lower expense-to-sales ratios.

        Total operating expenses went up $62.8 million in 1995. Nonetheless, they declined as a percentage of sales, dropping 1.5 percentage points from 1994's 21.0%.

Interest Expense Increased

        Echlin reported a 12% rise in interest expense this year. Borrowing rates were down, but not enough to fully compensate for the higher debt we incurred from acquisitions.

----------------------------------------------------

Since 1990, Echlin's working capital needs, relative to growth in sales, has trended downward. This has strengthened our operating cash flow.


           [BAR GRAPH SHOWING WORKING CAPITAL TO SALES PERCENTAGES
                   FOR FISCAL YEARS 1990-1996 APPEARS HERE.]

Our efforts at thinning back inventory have steadily improved over the past six years. In 1996, Echlin's inventory turns reached their highest levels in recent history.




                    [BAR GRAPH APPEARS HERE]


         [BAR GRAPH SHOWING INVENTORY TURNS FOR FISCAL YEAR 1990-1996]


        In 1995, interest costs climbed 67%, due to higher interest rates and greater debt levels.

Cash Flow More Than Doubled

        Cash flow from operations was strong in 1996. At $227 million, it surged to over twice that of fiscal 1995, which totaled $107 million, versus $150 million in 1994. We attribute this, to a large extent, to the progress we made working down our inventories.

Financial Condition Positive

        By year-end, Echlin had paid down its debt by $11.2 million. This action, plus an 11% rise in equity to $1.0 billion, improved our debt-to-capital ratio from 35.8% to 33.0%.

        Two non-cash items affected shareholders' equity. The first was changes in currency translation rates, which eroded the value of our net assets in Mexico, Germany and Great Britain, reducing Echlin's book value by $17.1 million.

        The second item, an accounting change, was positive. For the first time, we included on our balance sheet the net, unrealized gains from our investments. We classified the company's marketable securities as "available for sale," following Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities." As a result, the market value of our portfolio, less its historical cost and applicable income taxes, increased our equity by $2.4 million.

        In other activity, Echlin positioned itself for future financing. We renegotiated our revolving credit agreement with 11 banks, which allows us to now borrow up to $700 million. This compares with a previous cap of $530 million.

Capital Expenditures Flat

        Echlin's outlay of capital in 1996 nearly equaled 1995's. We invested $104.4 million in machinery and tooling this year to produce new parts, and boost efficiency and productivity in our plants.

        Last year, the company spent $103.9 million. These expenditures upgraded equipment, as well as facilities in the United States and Great Britain.

                        Echlin Inc. 1996 Annual Report

--------------------------------------------------------------------------------
             MANAGEMENT'S RESPONSIBILITY FOR FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


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


/s/ Fred Mancheski

Chairman of the Board and Chief Executive Officer

/s/ C. Scott Greer
President and Chief Operating Officer


--------------------------------------------------------------------------------
                       REPORT OF INDEPENDENT ACCOUNTANTS
--------------------------------------------------------------------------------

[LOGO OF PRICE WATERHOUSE LLP APPEARS HERE]

To the Shareholders and Board of Directors of Echlin Inc.:


In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, of cash flows and of changes in shareholders' equity present fairly, in all material respects, the financial position of Echlin Inc. and its subsidiaries at August 31, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended August 31, 1996, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ Price Waterhouse LLP

Stamford, Connecticut
September 24, 1996

                         Echlin Inc. 1996 Annual Report

--------------------------------------------------------------------------------
                       CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

                       Consolidated Statements of Income

--------------------------------------------------------------------------------
                                                     Year ended August 31,
(In thousands, except per share data)            1996        1995        1994
--------------------------------------------------------------------------------
Net sales                                     $3,128,728  $2,717,866  $2,229,474
Cost of goods sold                             2,309,037   1,932,461   1,571,256
--------------------------------------------------------------------------------
  Gross profit on sales                          819,691     785,405     658,218
Selling and administrative expenses              574,592     531,286     468,511
--------------------------------------------------------------------------------
  Income from operations                         245,099     254,119     189,707
--------------------------------------------------------------------------------
Interest expense                                  43,933      39,313      23,504
Interest income                                   10,990      15,674      11,843
--------------------------------------------------------------------------------
  Interest expense, net                           32,943      23,639      11,661
--------------------------------------------------------------------------------
  Income before taxes                            212,156     230,480     178,046
Provision for taxes                               69,946      76,058      56,975
--------------------------------------------------------------------------------
  Income before cumulative effect of
   accounting change                             142,210     154,422     121,071
Cumulative effect of accounting change                --          --       2,583
--------------------------------------------------------------------------------
  Net income                                  $  142,210  $  154,422  $  123,654
================================================================================
Average shares outstanding                        61,919      59,476      58,996
================================================================================
Earnings per share:
  Income before cumulative effect of
   accounting change                               $2.30       $2.60       $2.06
  Cumulative effect of accounting change              --          --        0.04
--------------------------------------------------------------------------------
Net income                                         $2.30       $2.60       $2.10
--------------------------------------------------------------------------------

See notes to consolidated financial statements.


--------------------------------------------------------------------------------
                            1996 SALES $3.1 BILLION
--------------------------------------------------------------------------------

                    By Geographic Areas         By Product Groups

                           [PIE CHARTS APPEAR HERE]

1996 Sales $3.1 Billion pie charts as follows:
      Geographic Areas:
            North America          73%
            Europe                 20%
            Other                   7%
      Product Groups:
            Brake Systems          40%
            Engine Systems         31%
            Additional Products    29%

                        Echlin Inc. 1996 Annual Report


                          Consolidated Balance Sheets

--------------------------------------------------------------------------------
                                                            August 31,
(In thousands, except share and per share data)        1996           1995
--------------------------------------------------------------------------------
Assets
Current assets:
Cash and cash equivalents                            $   16,106     $   27,700
Accounts receivable, less allowance for doubtful
 accounts of $5,621 and $8,088                          370,837        340,406
Inventories:
  Raw materials and component parts                     167,215        169,024
  Work in process                                        87,140         83,494
  Finished goods                                        425,027        426,267
--------------------------------------------------------------------------------
    Total inventories                                   679,382        678,785
Other current assets                                     42,687         29,593
--------------------------------------------------------------------------------
  Total current assets                                1,109,012      1,076,484
--------------------------------------------------------------------------------
Property, plant and equipment:
Land                                                     36,881         35,595
Buildings                                               218,086        187,795
Machinery and equipment                                 900,528        753,309
--------------------------------------------------------------------------------
  Property, plant and equipment, at cost              1,155,495        976,699
Accumulated depreciation                               (534,186)      (451,171)
--------------------------------------------------------------------------------
  Property, plant and equipment, net                    621,309        525,528
--------------------------------------------------------------------------------
Marketable securities                                    83,578        102,462
--------------------------------------------------------------------------------
Intangible assets                                       226,292        187,592
--------------------------------------------------------------------------------
Other assets                                             90,563         68,942
--------------------------------------------------------------------------------
  Total assets                                       $2,130,754     $1,961,008
================================================================================
Liabilities and Shareholders' Equity
Current liabilities:
Notes payable to banks                               $   21,596     $   20,810
Current portion of long-term debt                         6,286          4,146
Accounts payable                                        264,532        201,692
Accrued taxes on income                                  33,985         43,208
Accrued compensation                                     67,265         80,741
Other accrued liabilities                               130,563        135,161
--------------------------------------------------------------------------------
  Total current liabilities                             524,227        485,758
--------------------------------------------------------------------------------
Long-term debt                                          468,013        482,169
--------------------------------------------------------------------------------
Deferred income taxes                                   129,640         83,814
--------------------------------------------------------------------------------
Shareholders' equity:
Preferred stock, without par value:
  Authorized 1,000,000 shares, issued none                   --             --
Common stock, $1 par value:
  Authorized 150,000,000 shares, issued 62,242,279
   and 59,893,824                                        62,242         59,894
Capital in excess of par value                          350,935        334,191
Retained earnings                                       658,235        563,024
Foreign currency translation adjustments                (61,953)       (44,847)
Net unrealized investment gains                           2,410             --
Treasury stock, at cost, 270,264 shares                  (2,995)        (2,995)
--------------------------------------------------------------------------------
  Total shareholders' equity                          1,008,874        909,267
--------------------------------------------------------------------------------
  Total liabilities and shareholders' equity         $2,130,754     $1,961,008
================================================================================

See notes to consolidated financial statements.

                        Echlin Inc. 1996 Annual Report


                     Consolidated Statements of Cash Flows
-----------------------------------------------------------------------------------
                                                       Year ended August 31,
(In thousands)                                     1996        1995        1994
-----------------------------------------------------------------------------------
Cash flows from operating activities:
Net income                                       $142,210    $154,422    $123,654
Adjustments to reconcile net income to net
 cash provided by operating activities:
  Depreciation and amortization                    90,875      76,609      64,174
  Cumulative effect of accounting change               --          --      (2,583)
Changes in assets and liabilities, excluding
 acquisitions' balance sheets:
  Accounts receivable                             (83,286)     (9,448)    (62,610)
  Inventories                                      24,427     (94,133)    (20,305)
  Other current assets                            (11,892)     (5,314)      2,141
  Accounts payable                                 44,486         576      24,295
  Accrued taxes on income                          (6,660)     (4,173)    (21,108)
  Deferred income taxes                            42,797      22,869      12,166
  Accrued liabilities                             (12,948)    (11,762)     42,759
  Other                                            (3,001)    (22,602)    (12,702)
-----------------------------------------------------------------------------------
    Cash provided by operating activities         227,008     107,044     149,881
-----------------------------------------------------------------------------------
Cash flows from financing activities:
Long-term and short-term borrowings               615,532     721,232     361,129
Long-term and short-term repayments              (647,626)   (524,664)   (231,127)
Sales of accounts receivable                       75,000          --          --
Proceeds from common stock issuances                2,770       5,200       3,905
Dividends paid                                    (51,806)    (46,987)    (43,067)
-----------------------------------------------------------------------------------
    Cash (used for) provided by financing
     activities                                    (6,130)    154,781      90,840
-----------------------------------------------------------------------------------
Cash flows from investing activities:
Capital expenditures                             (104,384)   (103,894)    (75,645)
Net book value of property, plant and
 equipment disposals                                3,143       1,515       1,842
Marketable securities proceeds (purchases)         22,592      13,087     (25,547)
Purchases of businesses:
  Net working capital items                       (93,232)    (25,382)    (22,103)
  Property, plant and equipment and intangibles   (57,305)   (176,830)   (102,256)
  Debt assumed                                      1,013          --       7,101
-----------------------------------------------------------------------------------
    Cash used for investing activities           (228,173)   (291,504)   (216,608)
-----------------------------------------------------------------------------------
Impact of foreign currency changes on cash         (4,299)      3,563       1,131
-----------------------------------------------------------------------------------
  (Decrease) increase in cash and cash
   equivalents                                    (11,594)    (26,116)     25,244
Cash and cash equivalents at beginning of year     27,700      53,816      28,572
-----------------------------------------------------------------------------------
Cash and cash equivalents at end of year         $ 16,106    $ 27,700    $ 53,816
===================================================================================

See notes to consolidated financial statements.

                        Echlin Inc. 1996 Annual Report




          Consolidated Statements of Changes in Shareholders' Equity

------------------------------------------------------------------------------------------------------------------------------------
                                                   Capital                     Foreign        Net
                                                  in Excess                    Currency     Unrealized                    Total
                                        Common      of Par      Retained      Translation  Investment     Treasury     Shareholders'
(In thousands, except per share data)   Stock       Value       Earnings      Adjustments     Gains        Stock          Equity
------------------------------------------------------------------------------------------------------------------------------------
Balance at August 31, 1993              $59,105    $325,865      $371,963      $(40,116)     $   --        $(2,995)     $  713,822
Net income                                   --          --       123,654            --          --             --         123,654
Cash dividends paid
  ($0.73 per share)                          --          --       (43,067)           --          --             --         (43,067)
Shares issued under stock
  option plans                              249       3,656            --            --          --             --           3,905
Foreign currency translation
  adjustments                                --          --            --           657          --             --             657
------------------------------------------------------------------------------------------------------------------------------------
  Balance at August 31, 1994             59,354     329,521       452,550       (39,459)         --         (2,995)        798,971
Net income                                   --          --       154,422            --          --             --         154,422
Cash dividends paid
  ($0.79 per share)                          --          --       (46,987)           --          --             --         (46,987)
Shares issued under stock
  option plans                              323       4,877            --            --          --             --           5,200
Foreign currency translation
  adjustments                                --          --            --        (5,388)         --             --          (5,388)
Shares issued for acquisition               217        (207)        3,039            --          --             --           3,049
------------------------------------------------------------------------------------------------------------------------------------
  Balance at August 31, 1995             59,894     334,191       563,024       (44,847)         --         (2,995)        909,267
Net income                                   --          --       142,210            --          --             --         142,210
Cash dividends paid
  ($0.85 per share)                          --          --       (51,806)           --          --             --         (51,806)
Shares issued under stock
  option plans                              135       2,635            --            --          --             --           2,770
Foreign currency translation
  adjustments                                --          --            --       (17,106)         --             --         (17,106)
Net unrealized investment gains              --          --            --            --       2,410             --           2,410
Shares issued for acquisitions            2,213      14,109         4,807            --          --             --          21,129
------------------------------------------------------------------------------------------------------------------------------------
  Balance at August 31, 1996            $62,242    $350,935      $658,235      $(61,953)     $2,410        $(2,995)     $1,008,874
====================================================================================================================================

See notes to consolidated financial statements.

                        Echlin Inc. 1996 Annual Report
--------------------------------------------------------------------------------
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


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

Cash and Cash Equivalents--Cash and cash equivalents include short-term interest bearing securities with maturities of three months or less. Cash equivalents were $771,000 and $11,404,000 at August 31, 1996 and 1995, respectively. These securities are carried at cost which approximates market.

Accounts Receivable--During February 1996, the company renewed its agreement through March 1999 with a financial institution to sell, without recourse, undivided fractional interests in designated pools of trade receivables. This new agreement allows for the sale of up to $200,000,000 in receivables. Accounts receivable at August 31, 1996 and 1995 were net of $200,000,000 and $125,000,000 respectively, representing receivables sold.

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

Intangible Assets--Intangible assets principally consist of the excess of cost over fair value of the net assets of businesses acquired, and are amortized using the straight-line method over periods expected to be benefited (currently up to forty years). Costs of acquired patents and trademarks are amortized using the straight-line method over the shorter of their estimated useful lives or thirty years.

Marketable Securities--Marketable securities consist principally of investments in mortgage-backed securities held by Echlin's subsidiary in Puerto Rico. The aggregate market value of securities held at August 31, 1996 and 1995 was $83,578,000 and $105,698,000, respectively. During fiscal 1996, these investments, which have a historical cost of $79,870,000, were classified as available for sale in accordance with Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities." As a result, unrealized investment gains of $2,410,000, which are net of applicable income taxes, are included as a component of shareholders' equity at August 31, 1996.

Revenue Recognition--The company recognizes revenues from product sales upon shipment to its customers.

Research and Development Costs--Research and development costs are charged to income as incurred and aggregated $44,711,000, $34,652,000 and $22,535,000 in fiscal years 1996, 1995 and 1994, respectively.

                        Echlin Inc. 1996 Annual Report




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



2
Business
Combinations

During August 1996, Echlin acquired the outstanding common stock of Moto Mirror Inc., located in Texas, by issuing 511,001 shares of common stock. Moto Mirror manufactures remote-control mirrors for the medium and heavy duty truck aftermarket and new vehicle industry. In January 1996, the company acquired the outstanding common stock of Plains Plastics, Inc., by issuing 229,450 shares of common stock. Plains Plastics is a custom plastic extruder located in Kansas. During December 1995, the company acquired the outstanding common stock of American Electronic Components, Inc., an Indiana-based designer, manufacturer and marketer of motor vehicle electronic components, by issuing 1,459,187 shares of common stock. All three transactions were accounted for as poolings of interests and as a result the financial statements for the twelve months ended August 31, 1996 include their results of operations. As of the date of these acquisitions, net current assets were $4,647,000, property, plant and equipment was $31,044,000 and long-term debt assumed was $14,957,000. Since the acquisitions did not have a material impact on the company, prior years' results were not restated.
  During December 1995, the company acquired Handy & Harman's Automotive Segment, based in Michigan, for approximately $65,000,000. The purchased business manufactures fuel-delivery system components for motor vehicles. The acquisition was accounted for using the purchase method.
  In December 1994, Echlin purchased the common stock of Preferred Technical Group International, Inc. (PTG), based in Michigan, for $198,345,000. PTG manufactures coupled hose assemblies for motor vehicle brake, power steering, air conditioning and heating systems, and extruded plastic products for truck and industrial applications. The acquisition was accounted for by the purchase method. The proforma results for the years ended August 31, 1995 and 1994, as if the acquisition had occurred on September 1, 1993, are as follows:

--------------------------------------------------------------------------------
                                                         Year ended August 31,
(In thousands, except per share data)                      1995        1994
--------------------------------------------------------------------------------
Net sales                                               $2,795,800  $2,476,439
--------------------------------------------------------------------------------
Income before cumulative effect of accounting change      $158,421    $126,552
--------------------------------------------------------------------------------
Net income                                                $158,421    $129,135
--------------------------------------------------------------------------------
Earnings per share:
  Income before cumulative effect of accounting change       $2.66       $2.15
  Net income                                                 $2.66       $2.19
================================================================================

The proforma results are not necessarily indicative of what actual earnings of the two companies would have been if combined for the entire periods, or what they will be in the future.
  In October 1994, the company acquired the outstanding common stock of the Theodore Bargman

                        Echlin Inc. 1996 Annual Report




Company, an Indiana-based manufacturer of lighting products, electrical connectors and hardware for recreational vehicles and mobile homes, by issuing 230,795 shares of common stock. The transaction was accounted for as a pooling of interests, and therefore the financial statements for the twelve months ended August 31, 1995 include Theodore Bargman's results of operations. As of the date of the acquisition, Theodore Bargman had net current assets of $1,756,000 and property, plant and equipment of $1,718,000. Since the acquisition did not have a material impact on the company, prior years' results were not restated.
  In June 1994, Echlin purchased Import Parts America (IPA), based in California, for $27,146,000. IPA is a nationwide distributor of automotive products used for the repair and maintenance of non-U.S. made vehicles. The acquisition was accounted for by the purchase method.
  In February 1994, the company purchased Neelon Casting Ltd. (Neelon), located in Canada, for $23,049,000. Neelon is a producer of automotive disc brake rotor castings for the replacement and original equipment markets. The acquisition was accounted for by the purchase method.




3
Borrowing
Arrangements


Notes payable to banks of $21,596,000 and $20,810,000 at August 31, 1996 and 1995, respectively, were comprised of local borrowings by Echlin's foreign subsidiaries, due within ninety days. Interest rates were between 3.90% and 10.50% at August 31, 1996, and between 4.20% and 18.00% at August 31, 1995.
  Long-term debt was comprised of the following:

--------------------------------------------------------------------------------
                                                                  August 31,
(In thousands)                                                  1996      1995
--------------------------------------------------------------------------------
Commercial paper                                              $289,000  $238,000
Domestic note                                                  125,000   125,000
8.98%-9.22% Senior Note                                         30,000    75,000
3.50% and 4.75% Notes                                              569    19,278
3.675% and 4.613% Notes                                         18,760    19,040
6.20%-8.75% Foreign obligations, repayable in varying
  installments to 1999                                           5,503     4,850
3.50% Obligation under terms of a lease agreement with a
  municipality, repayable at $740 per year from 1997 to 2001     3,700     3,700
7.00%-17.30% Capitalized lease obligations, net of interest
  of $560 and $288, repayable in varying installments to 2000    1,767     1,447
--------------------------------------------------------------------------------
  Total                                                        474,299   486,315
Less-current portion                                             6,286     4,146
--------------------------------------------------------------------------------
  Total long-term debt                                        $468,013  $482,169
================================================================================

  At August 31, 1996 and 1995, the weighted average interest rates on commercial paper were 5.40% and 5.80%, respectively. The domestic note at August 31, 1996 and 1995 represents an unsecured obligation with a U.S. bank which bears interest at 5.36% and 5.91%, respectively. A majority of the commercial paper and the domestic notes mature within sixty days of year-end. The commercial paper and domestic note have been classified as long term because of the company's intent to refinance these obligations on a long-term basis and the availability of such financing under the terms of the revolving credit agreement
(RCA).
  The company's senior note matures on March 1, 1998.
  The 3.50% and 4.75% notes at August 31, 1996 and 1995, respectively, are unsecured obligations with a German bank. The 3.50% note maturing in September 1996 has been classified as long term because of the company's intent to refinance it on a long-term basis and the availability of such financing under the terms of the RCA.

                        Echlin Inc. 1996 Annual Report




  Under a credit agreement with a United Kingdom bank, there were 3.675% and 4.613% notes outstanding at August 31, 1996 and 1995, respectively. The 3.675% note matures in September 1996. This credit agreement enables the company to borrow up to $20,000,000 through March 1, 1998. This debt has been classified as long term because of the company's intent to refinance it on a long-term basis.
  Minimum annual principal repayments of long-term debt, excluding commercial paper, the domestic note, the 3.50% note, the 3.675% note and the senior note, in each of the next five fiscal years are as follows: 1997 - $6,286,000; 1998 - $2,060,000; 1999 - $1,106,000; 2000 - $777,000; and 2001 - $740,000.
  For the years ended August 31, 1996, 1995 and 1994, interest paid was $45,579,000, $40,638,000 and $23,500,000, respectively.
  In May 1996, the company renegotiated its RCA with eleven banking institutions to provide availability, through September 1, 2001, of maximum borrowings of $700,000,000. The previous agreement provided for maximum borrowings of $530,000,000 and was due to expire on March 1, 2000. At August 31, 1996 and 1995, there were no borrowings under the RCA.
  The company also had available, from several international banks, credit lines which provided the availability of maximum borrowings of $66,488,000 and $75,432,000 at August 31, 1996 and 1995, respectively. Any borrowings under these lines bear interest at the local equivalent of the prime rate.
  Several of the company's long-term debt agreements contain restrictive covenants regarding the payment of cash dividends, the maintenance of working capital and shareholders' equity, and the issuance of new debt. The company is in compliance with all covenants of these agreements.
  Both the RCA and United Kingdom agreements require nominal commitment fees to be paid on the unused portion of the credit.



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

                        Echlin Inc. 1996 Annual Report



5
Stock Option
Plan

Under the 1992 stock option plan, options may be granted to officers and key employees in the form of incentive stock options or nonqualified stock options. Options may be accompanied by stock appreciation rights which entitle a holder to surrender an unexercised option and to receive in exchange a payment equal to the difference between the option and the market price on the surrender date. Options are granted at 100% of the fair market value on the date of grant. They are exercisable one year from the date of grant and expire ten years after the date of grant, except in the event of the retirement or death of the employee. Upon the exercise of stock options, payment may be made using cash, shares of the company's common stock or any combination thereof.
  Information regarding the plan is as follows:

---------------------------------------------------------------------------
                                                 Number of     Price per
                                                   Shares        Share
---------------------------------------------------------------------------
Outstanding at August 31, 1994                   1,882,960   $10.25-$32.25
Granted                                            292,375       $30.75
Exercised                                         (322,335)  $10.25-$32.25
Terminated                                         (20,375)  $11.75-$32.25
---------------------------------------------------------------------------
  Outstanding at August 31, 1995                 1,832,625   $10.25-$32.25
Granted                                            231,125       $37.25
Exercised                                         (137,775)  $10.25-$32.25
Terminated                                         (22,815)  $10.25-$37.25
---------------------------------------------------------------------------
  Outstanding at August 31, 1996                 1,903,160   $10.25-$37.25
===========================================================================

  At August 31, 1996 there were 1,672,035 options exercisable. Shares available for future grants at August 31, 1996 and 1995 were 2,187,842 and 2,288,600, respectively. There were no options outstanding with stock appreciation rights at August 31, 1996 and 1995.
  In October 1995, Statement of Financial Accounting Standard No. 123 relating to "Accounting for Stock Based Compensation" was issued. This pronouncement establishes a fair value based method of accounting for stock option plans, the impact of which may be included in net income or disclosed on a proforma basis in the notes to the financial statements. The company will adopt Statement No. 123 during fiscal 1997 and include in a footnote the proforma net income and earnings per share impacts of the statement.



6
Retirement
Plans

Echlin sponsors several noncontributory defined benefit pension plans covering a majority of its domestic employees. A major portion of the employees is covered by a plan which provides pension benefits based upon years of service and the employee's compensation during the five highest consecutive years during the ten-year period prior to retirement. Benefits under the plans covering other employees are based upon a stated amount for each year of service. It is the company's normal policy to fund the maximum amount that can be deducted for federal income tax purposes. The company also contributes to multi-employer pension plans covering certain domestic employees and to pension plans for employees of certain foreign subsidiaries.

                        Echlin Inc. 1996 Annual Report


  A majority of domestic employees are eligible to make contributions to the company's 401(k) retirement savings plan. The company matches a portion of the employee's annual contributions based upon the company's return on assets. Company contributions were $2,133,000, $2,002,000 and $777,000 during the fiscal years ended August 31, 1996, 1995 and 1994, respectively.
  Net pension cost for all pension plans was $10,781,000, $10,124,000 and $7,396,000 for the fiscal years ended August 31, 1996, 1995 and 1994, respectively. Net pension cost included the following components:

 ------------------------------------------------------------------------------------------------
                                                      Year ended August 31,
                                          1996                 1995                 1994
                                  -------------------   ------------------   -------------------
(In thousands)                    Domestic    Foreign   Domestic   Foreign   Domestic   Foreign
------------------------------------------------------------------------------------------------
Service cost--benefits earned
  during the period               $  6,809   $  5,100   $  5,697   $ 4,777    $ 4,926   $ 4,663
Interest on projected benefit
  obligation                         8,424      7,990      7,678     7,578      6,778     6,053
Actual return on plan assets       (15,095)   (11,615)   (10,869)   (4,848)    (5,624)   (6,600)
Net amortization and deferrals       5,149      3,905      2,321    (2,600)    (3,220)      210
Multi-employer plans                   114         --        390        --        210        --
------------------------------------------------------------------------------------------------
  Net pension cost                $  5,401   $  5,380   $  5,217   $ 4,907    $ 3,070   $ 4,326
================================================================================================

  The following table sets forth the funded status of the various company pension plans:

------------------------------------------------------------------------------------------------
                                                               August 31,
                                                 1996                            1995
                                       ---------------------------     -------------------------
(In thousands)                         Domestic         Foreign        Domestic        Foreign
------------------------------------------------------------------------------------------------
Actuarial present value of:
  Vested benefit obligation            $91,708          $89,088        $85,465         $78,977
  Accumulated benefit obligation       $95,056          $93,323        $88,132         $82,736
================================================================================================
Plan assets at fair value             $125,143         $ 93,095       $106,608        $ 80,948
Projected benefit obligation           109,561          112,384        106,546          99,706
------------------------------------------------------------------------------------------------
  Plan assets in excess of (less
    than) projected benefit
    obligation                          15,582          (19,289)            62         (18,758)
Unrecognized net loss                    5,808               11         19,403             244
Unrecognized prior service cost          3,834            2,612          3,407           2,698
Unrecognized net assets                 (1,882)          (6,256)        (2,778)         (7,150)
Adjustment to minimum liability           (141)            (233)           (60)            (34)
------------------------------------------------------------------------------------------------
  Prepaid (accrued) pension cost      $ 23,201         $(23,155)      $ 20,034        $(23,000)
================================================================================================
Actuarial assumptions:
  Discount rate                          8.25%       7.00%-8.75%         8.00%      7.00%-9.00%
  Rate of increase in
    compensation levels                  4.31%       3.00%-6.50%         4.63%      3.00%-6.50%
  Expected long-term rate of
    return on plan assets               10.00%       8.50%-9.50%        10.00%      8.50%-9.50%
================================================================================================

  The company also has a Supplemental Executive Retirement Plan which provides certain key employees with pension benefits they would have received under the normal company plan had there not been limitations imposed by the Internal Revenue Code of 1986. An unfunded projected benefit obligation of $2,434,000 and $2,619,000 at August 31, 1996 and 1995, respectively, is included under domestic in the table above.

                        Echlin Inc. 1996 Annual Report


  Pension plans in certain foreign countries are not funded. At August 31, 1996 and 1995, the company had recorded an accrued liability for $23,880,000 and $23,163,000, respectively, relating to such plans which are included in the table above.
  The majority of domestic pension plan assets are invested in common stock, including 50,000 shares of Echlin Inc. common stock, and long-term bonds. The balance is primarily invested in short-term investments, preferred stocks, mutual funds and limited partnership interests.


7
Income
Taxes


Effective September 1, 1993 the company adopted FAS No. 109, "Accounting for Income Taxes," which changed the method for determining the recognition of deferred taxes from the deferred method to the liability method. The cumulative effect of adopting this accounting change was a $2,583,000 increase in net income in the year ended August 31, 1994.

  The provision for taxes was comprised of the following:

---------------------------------------------------------------------
                                             Year ended August 31,
(In thousands)                              1996     1995     1994
---------------------------------------------------------------------
Current:
  Federal                                  $ 7,563  $12,537  $24,678
  State                                      7,700    9,500    8,050
  Foreign                                    8,857   31,439   20,390
---------------------------------------------------------------------
    Total current provision                 24,120   53,476   53,118
---------------------------------------------------------------------
Deferred:
  Federal and state                         19,400   17,348      324
  Foreign                                   26,426    5,234    3,533
---------------------------------------------------------------------
    Total deferred provision                45,826   22,582    3,857
---------------------------------------------------------------------
  Total provision                          $69,946  $76,058  $56,975
=====================================================================

  The tax effect of major temporary differences is summarized below:

---------------------------------------------------------------------
                                             Year ended August 31,
(In thousands)                              1996     1995     1994
---------------------------------------------------------------------
Depreciation                               $32,249  $21,433  $ 1,964
Valuation of inventories                    (1,522)  (4,202)  (1,971)
All other, net                              15,099    5,351    3,864
---------------------------------------------------------------------
   Total deferred provision                $45,826  $22,582  $ 3,857
=====================================================================

  A reconciliation setting forth the differences between Echlin's effective tax rate and the U.S. statutory federal tax rate is as follows:

---------------------------------------------------------------------
                                             Year ended August 31,
(In thousands)                              1996     1995     1994
---------------------------------------------------------------------
Statutory federal tax rate                  35.0%    35.0%    35.0%
Earnings in Puerto Rico not subject
  to U.S. taxes                             (3.2)    (2.9)    (5.1)
Net tax effect relating to foreign
  operations                                 0.2      1.5      2.7
State taxes                                  2.4      2.7      2.9
Other                                       (1.4)    (3.3)    (3.5)
---------------------------------------------------------------------
  Effective tax rate                        33.0%    33.0%    32.0%
=====================================================================

                        Echlin Inc. 1996 Annual Report


  The company has a subsidiary operating in Puerto Rico under a tax exemption grant which expires in 2009.
  For the years ended August 31, 1996, 1995 and 1994, taxes paid were $35,262,000, $52,752,000 and $54,216,000, respectively.
  Deferred income taxes reflect the net tax effects of temporary differences between the amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The following is a summary of the significant components of the company's deferred tax assets and liabilities:



------------------------------------------------------------------------------
                                                                 August 31,
(In thousands)                                                 1996     1995
------------------------------------------------------------------------------
Assets:
  Inventories                                                $  6,900  $ 8,422
  Accrued expenses                                              5,341    4,764
  Other employee benefits                                       5,290    9,166
  Other                                                         6,727    4,078
------------------------------------------------------------------------------
    Gross deferred assets                                      24,258   26,430
------------------------------------------------------------------------------
Liabilities:
  Depreciation                                                103,265   71,016
  Pension                                                      13,654   11,924
  Other                                                        25,444   15,769
------------------------------------------------------------------------------
    Gross deferred liabilities                                142,363   98,709
------------------------------------------------------------------------------
  Net deferred liabilities                                   $118,105  $72,279
==============================================================================


8
Rental
Commitments


Total rental expense for the years ended August 31, 1996, 1995 and 1994 was $42,635,000, $35,274,000 and $31,179,000, respectively.
  Minimum rental commitments under noncapitalized, noncancelable lease agreements are as follows:


----------------------------------------------------------------------------
Year ending August 31,                   Real                All
(In thousands)                          Estate   Computers  Others    Total
----------------------------------------------------------------------------
1997                                   $19,726    $3,992   $ 5,295   $29,013
1998                                    14,531     2,817     3,884    21,232
1999                                    10,176     1,291     1,977    13,444
2000                                     8,204       158       999     9,361
2001                                     7,013        75       132     7,220
2002 and thereafter                     10,946        --        35    10,981
----------------------------------------------------------------------------
  Total commitments                    $70,596    $8,333   $12,322   $91,251
============================================================================

                        Echlin Inc. 1996 Annual Report


9
Business
Segment
Information


Echlin, as a worldwide supplier of parts and supplies for motor vehicles, is engaged in only one business segment.
  An analysis of the company's operations by geographic area is as follows:

------------------------------------------------------------------------------------------------
Year ended August 31,                United
(In thousands)                       States     Europe   All Other   Eliminations   Consolidated
------------------------------------------------------------------------------------------------
1996
Sales to unaffiliated customers    $2,158,405  $675,014  $295,309            --      $3,128,728
Sales between geographic areas         44,847     9,353    73,074     $(127,274)             --
------------------------------------------------------------------------------------------------
  Total sales                      $2,203,252  $684,367  $368,383     $(127,274)     $3,128,728
================================================================================================
Income before taxes                $  111,997  $69,864    $30,295            --        $212,156
================================================================================================
Identifiable assets                $1,183,809  $552,689  $330,837            --      $2,067,335
====================================================================================
Corporate assets                                                                         63,419
------------------------------------------------------------------------------------------------
  Total assets                                                                       $2,130,754
================================================================================================
1995
Sales to unaffiliated customers    $1,838,059  $589,181  $290,626            --      $2,717,866
Sales between geographic areas         48,608     8,832    79,618     $(137,058)             --
------------------------------------------------------------------------------------------------
  Total sales                      $1,886,667  $598,013  $370,244     $(137,058)     $2,717,866
================================================================================================
Income before taxes                  $135,492   $60,604   $34,384            --        $230,480
================================================================================================
Identifiable assets                $1,063,413  $529,508  $319,701            --      $1,912,622
====================================================================================
Corporate assets                                                                         48,386
------------------------------------------------------------------------------------------------
  Total assets                                                                       $1,961,008
================================================================================================
1994
Sales to unaffiliated customers    $1,513,543  $429,212  $286,719            --      $2,229,474
Sales between geographic areas         58,665     8,725    65,538     $(132,928)             --
------------------------------------------------------------------------------------------------
  Total sales                      $1,572,208  $437,937  $352,257     $(132,928)     $2,229,474
================================================================================================
Income before taxes                  $123,218   $28,634   $26,194            --        $178,046
================================================================================================
Identifiable assets                  $787,238  $419,941  $311,276            --      $1,518,455
====================================================================================
Corporate assets                                                                         58,951
------------------------------------------------------------------------------------------------
  Total assets                                                                       $1,577,406
================================================================================================

  Sales between geographic areas are made at prices which approximate market value. Income before taxes included realized and unrealized foreign currency transaction gains (losses) for the years ended August 31, 1996, 1995 and 1994 of $428,000, $(354,000) and $(416,000), respectively, and translation losses of $54,000, $717,000 and $1,427,000, respectively. The company's foreign operations had income before taxes of $100,159,000, $94,988,000 and $54,828,000 for the years ended August 31, 1996, 1995 and 1994, respectively.

  The company does not have any one customer or group of customers comprising more than 10% of reported net sales.

                        Echlin Inc. 1996 Annual Report


10
Quarterly
Financial Data
(unaudited)


-----------------------------------------------------------------------------------------------------
Year ended August 31,                       Net       Gross      Income From      Net       Earnings
(In thousands, except per share data)      Sales      Profit     Operations     Income      Per Share
-----------------------------------------------------------------------------------------------------
1996
First quarter                           $  713,767   $193,102    $ 59,236       $ 33,673     $0.54
Second quarter                             735,902    186,849      44,986         23,554      0.38
Third quarter                              843,018    221,730      73,846         43,360      0.70
Fourth quarter                             836,041    218,010      67,031         41,623      0.68
-----------------------------------------------------------------------------------------------------
  Total                                 $3,128,728   $819,691    $245,099       $142,210     $2.30
=====================================================================================================
1995
First quarter                           $  600,615   $176,059    $ 49,761       $ 31,796     $0.54
Second quarter                             648,132    186,101      50,689         28,989      0.48
Third quarter                              745,064    212,707      78,237         47,768      0.81
Fourth quarter                             724,055    210,538      75,432         45,869      0.77
-----------------------------------------------------------------------------------------------------
  Total                                 $2,717,866   $785,405    $254,119       $154,422     $2.60
=====================================================================================================
1994
First quarter                           $  499,264   $145,100    $ 37,034       $ 26,668     $0.45
Second quarter                             497,153    142,642      34,819         21,756      0.37
Third quarter                              610,034    183,760      60,736         39,008      0.66
Fourth quarter                             623,023    186,716      57,118         36,222      0.62
-----------------------------------------------------------------------------------------------------
  Total                                 $2,229,474   $658,218    $189,707       $123,654     $2.10
=====================================================================================================

  As a result of adopting FAS 109 in the first quarter of fiscal 1994, net income and earnings per share were increased by $2,583,000 and $0.04, respectively.


11
Subsequent
Event



In September 1996, the company purchased Long Manufacturing, Ltd. (Long), based in Oakville, Ontario, Canada, for approximately $160,000,000. Long provides motor vehicle heat exchange products and air-conditioning evaporators to vehicle manufacturers and aftermarket customers primarily in North America. The acquisition will be accounted for by the purchase method.

                        Echlin Inc. 1996 Annual Report

--------------------------------------------------------------------------------
                                HISTORICAL DATA
--------------------------------------------------------------------------------


---------------------------------------------------------------------------------------------------------------------
                                                          10-year    Change
                                                         Compound     1996
(In thousands, except per share data)                     Growth     vs. 1995       1996         1995         1994
---------------------------------------------------------------------------------------------------------------------
Operations:
Net sales                                                  13.2%      15.1%      $3,128,728   $2,717,866   $2,229,474
Cost of goods sold                                         14.2       19.5        2,309,037    1,932,461    1,571,256
                                                                                 ------------------------------------
  Gross profit on sales                                    11.0        4.4          819,691      785,405      658,218
Selling and administrative expenses                        11.2        8.2          574,592      531,286      468,511
                                                                                 ------------------------------------
  Income from operations                                   10.7       -3.5          245,099      254,119      189,707
                                                                                 ------------------------------------
Interest expense                                           13.5       11.8           43,933       39,313       23,504
Interest income                                             3.8      -29.9           10,990       15,674       11,843
                                                                                 ------------------------------------
  Interest expense, net                                    21.3       39.4           32,943       23,639       11,661
                                                                                 ------------------------------------
  Income before taxes                                       9.7       -8.0          212,156      230,480      178,046
Provision for taxes                                         7.1       -8.0           69,946       76,058       56,975
                                                                                 ------------------------------------
  Income before cumulative effect of accounting change     11.3       -7.9          142,210      154,422      121,071
Cumulative effect of accounting change                       --         --               --           --        2,583
                                                                                 ------------------------------------
  Net income                                               11.3       -7.9       $  142,210   $  154,422   $  123,654
                                                                                 ====================================
Average shares outstanding                                  3.4        4.1           61,919       59,476       58,996
Earnings per share                                          7.6      -11.5            $2.30        $2.60        $2.10
Dividends per share                                         6.1        7.6            $0.85        $0.79        $0.73

Financial Position at Year-end:
Working capital                                             8.1       -1.0         $584,785     $590,726     $487,548
Current ratio                                                --         --            2.1/1        2.2/1        2.1/1
Working capital to sales                                     --         --            18.7%        21.7%        21.9%
Property, plant and equipment, net                         13.9       18.2         $621,309     $525,528     $444,166
Total assets                                               12.0        8.7       $2,130,754   $1,961,008   $1,577,406
Total debt                                                 17.2       -2.2         $495,895     $507,125     $308,304
Shareholders' equity                                        9.1       11.0       $1,008,874     $909,267     $798,971           --
  --per share                                               6.4        6.8           $16.28       $15.25       $13.52
Total debt to capitalization                                 --         --            33.0%        35.8%        27.8%

Additional Data:
Capital expenditures, net of disposals                     11.7       -1.1         $101,241     $102,379      $73,803
Depreciation and amortization                              15.9       18.6          $90,875      $76,609      $64,174
Effective tax rate                                           --         --            33.0%        33.0%        32.0%
Income from operations as a percent of net sales             --         --             7.8%         9.3%         8.5%
Net income as a percent of:
  Net sales                                                  --         --             4.5%         5.7%         5.5%
  Beginning shareholders' equity                             --         --            15.6%        19.3%        17.3%
Average number of employees                                 9.3       12.7             26.6         23.6         20.6
=====================================================================================================================

                        Echlin Inc. 1996 Annual Report



--------------------------------------------------------------------------------------------------------
                      Year ended August 31,
   1993         1992         1991         1990         1989          1988          1987          1986
--------------------------------------------------------------------------------------------------------
$1,944,463   $1,783,362   $1,685,876   $1,601,254   $1,454,492    $1,294,297    $1,099,703      $901,890
 1,377,954    1,287,041    1,232,726    1,147,940    1,054,650       935,531       790,152       613,606
--------------------------------------------------------------------------------------------------------
   566,509      496,321      453,150      453,314      399,842       358,766       309,551       288,284
   420,460      389,470      371,980      368,380      326,221       263,605       234,255       199,545
--------------------------------------------------------------------------------------------------------
   146,049      106,851       81,170       84,934       73,621        95,161        75,296        88,739
--------------------------------------------------------------------------------------------------------
    19,403       22,127       29,009       21,886       24,594        13,229        11,676        12,335
    10,930        9,768        9,049        5,903       13,677        11,368         9,395         7,565
--------------------------------------------------------------------------------------------------------
     8,473       12,359       19,960       15,983       10,917         1,861         2,281         4,770
--------------------------------------------------------------------------------------------------------
   137,576       94,492       61,210       68,951       62,704        93,300        73,015        83,969
    44,025       30,237       19,557       21,746       18,285        31,228        27,381        35,125
--------------------------------------------------------------------------------------------------------
    93,551       64,255       41,653       47,205       44,419        62,072        45,634        48,844
        --           --           --           --           --            --            --            --
--------------------------------------------------------------------------------------------------------
 $  93,551   $   64,255   $   41,653   $   47,205   $   44,419    $   62,072    $   45,634      $ 48,844
========================================================================================================
    58,560       55,976       55,835       55,797       55,733        55,613        52,098        44,123

     $1.60        $1.15        $0.75        $0.85        $0.80         $1.12         $0.88         $1.11
     $0.70        $0.70        $0.70        $0.70        $0.66         $0.59         $0.53         $0.47


  $381,989     $417,407     $479,174     $509,260     $436,972      $347,500      $359,320      $268,654
     2.1/1        2.3/1        2.9/1        3.0/1        2.8/1         2.2/1         3.1/1         2.9/1
     19.6%        23.4%        28.4%        31.8%        30.0%         26.8%         32.7%         29.8%
  $329,381     $325,312     $311,047     $310,381     $264,734      $242,169      $207,030      $168,355
$1,263,261   $1,241,193   $1,191,793   $1,192,496   $1,034,254    $1,086,568      $869,065      $685,750
  $164,232     $210,948     $261,822     $262,069     $128,938      $130,651       $91,825      $101,549
  $713,822     $693,948     $649,416     $662,430     $640,623      $634,267      $603,469      $423,043
    $12.13       $12.34       $11.63       $11.87       $11.48        $11.39        $10.88         $8.79
     18.7%        23.3%        28.7%        28.3%        16.8%         17.1%         13.2%         19.4%


   $41,528      $48,255      $56,166      $63,170      $56,780       $55,871       $37,890       $33,420
   $59,671      $55,896      $56,489      $47,282      $40,639       $35,230       $29,176       $20,836
     32.0%        32.0%        32.0%        31.5%        29.2%         33.5%         37.5%         41.8%
      7.5%         6.0%         4.8%         5.3%         5.1%          7.4%          6.8%          9.8%

      4.8%         3.6%         2.5%         2.9%         3.1%          4.8%          4.1%          5.4%
     13.5%         9.9%         6.3%         7.4%         7.0%         10.3%         10.8%         16.9%
     18.6         17.9         17.8         17.3         16.2          14.7          13.5          10.9
========================================================================================================

                        Echlin Inc. 1996 Annual Report

--------------------------------------------------------------------------------
                                QUARTERLY DATA
--------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------
                             Dividends     Market Price Per Share          Price to
Year ended August 31,        Per Share   High      Low       Close      Earnings Ratio/1/
-----------------------------------------------------------------------------------------
1994
First quarter                 $0.175     $33-7/8   $27-3/4   $33-1/8         19.3
Second quarter                 0.175      35-1/4    29-3/8    29-7/8         16.5
Third quarter                  0.19       32-1/8    24-1/2    27-1/8         13.8
Fourth quarter                 0.19       33-5/8    27        30-7/8         14.7
                              -----
  Total fiscal year           $0.73      $35-1/4   $24-1/2   $30-7/8         14.7

1995
First quarter                 $0.19      $31-3/4   $27       $30-1/4         13.8
Second quarter                 0.19       35-3/8    26-3/4    34-5/8         15.1
Third quarter                  0.205      38-3/4    32-7/8    36             14.7
Fourth quarter                 0.205      39-5/8    34        34-1/2         13.3
                              -----
  Total fiscal year           $0.79      $39-5/8   $26-3/4   $34-1/2         13.3

1996
First quarter                 $0.205     $39-1/2   $33-7/8   $36-1/2         14.0
Second quarter                 0.205      38-3/4    33-5/8    33-7/8         13.6
Third quarter                  0.22       36-7/8    32-5/8    34-3/8         14.4
Fourth quarter                 0.22       37-7/8    30        30-1/2         13.3
                              -----
  Total fiscal year           $0.85      $39-1/2   $30       $30-1/2         13.3
=========================================================================================

/1/Computed using closing price and most recent 4 quarters' earnings per share.

--------------------------------------------------------------------------------
                         QUARTERLY DIVIDENDS PER SHARE
--------------------------------------------------------------------------------

                           [BAR GRAPH APPEARS HERE]

Echlin Inc.'s Quarterly Dividends Per Share bar graph for fiscal years 1976, 1981, 1986, 1991 and 1996.







48