Form 10-K, Exhibit 13
period 1997-08-31
ECHLIN INC
filed 1997-11-18
CIK 31348

                                               ECHLIN INC. 1997 ANNUAL REPORT  9
                                               =================================


REVIEW OF OPERATIONS AND FINANCIAL CONDITION


In fiscal 1997, Echlin's sales rose 14.1%, from $3.13 to $3.57 billion. Comparable operations brought 2.0% of the gain. This consisted of price increases (1.0%) and new products (2.8%), offset by a decline in unit volume (1.4%) and unfavorable currency translations (0.4%). The balance, 12.1%, came from acquisitions, net of two divisions we sold, Sensor Engineering and Preferred Plastic Sheet.

  We purchased five major companies this year: Long Manufacturing, Nobel Plastiques, Brosol, Iroquois Tool Systems and the North American Aftermarket division of ITT Automotive. Our sales also included 12 months of revenue from the Automotive Segment of Handy & Harman, a company we bought in December 1995.

  Last year, sales climbed 15.1%. Existing businesses added 4.1% of the growth, while acquired businesses accounted for the remainder. Unit volume was flat, but new products and new prices contributed 3.4% and 1.6%, respectively.

Domestic Business Up 2.6%

U.S. operations, excluding acquisitions, advanced 2.6%. The products we introduced boosted sales 3.0%, plus prices rose 0.9%; at the same time, unit volume declined 1.3%.

  Several industry factors caused business to slump. To begin with, the demand for aftermarket components, especially under-the-hood items, softened. New builds of heavy-duty trucks were down as well. Further, goods were returned at above-normal rates, as customers trimmed their inventories in response to sluggish sales.

  In 1996, domestic business improved 3.7%. Growth from product introductions (3.8%), coupled with price raises (1.3%), countered a 1.4% drop in unit volume, as sales fell in all areas except our automotive brake and original equipment lines. Heavy-duty parts suffered the most, due to a 25% cutback in the North American production of tractors and trailers.

Offshore Operations Flat

Without acquisitions, the company's foreign revenues inched up 0.4%. We posted gains from the roll out of new products (2.2%) and new prices (1.1%), which were offset by a 1.7% decrease in unit volume. Currency fluctuations also lowered sales, by 1.2%.

  Throughout 1997, Echlin's automotive companies in Europe and Mexico performed well. Business was depressed, however, in our European divisions that supply heavy-duty parts, and in other aftermarket operations around the world. Changes in translation rates dampened sales, as during the year, the dollar weakened against all currencies except the British pound. This had the greatest impact on our German subsidiaries.

  Last year, international operations grew 5.1%. Increases from unit volume (3.2%), prices (2.3%), and new products (2.5%) all outweighed declines (2.9%) due to unfavorable changes in currency exchange rates.

10  ECHLIN INC. 1997 ANNUAL REPORT
==================================




Gross Margin Down 2.1 Points

In 1997, our gross profit margin edged down 2.1 percentage points, from 26.2% to 24.1%. There were many reasons for this drop. A high number of returned goods, along with changes in our customer and product mix, played key roles. We also absorbed less manufacturing expense than planned, as we scaled back production to accommodate slower demand. In addition, several of the acquisitions we made are OE producers, which realize, in general, lower gross margins than aftermarket suppliers.

  These same factors affected last year's margin. Echlin's 1996 level was 2.7 percentage points below fiscal 1995's.

Sales Outpaced Expenses

Selling and administrative expenses moved up 11.4% in 1997. Part of the increase stemmed from research and development activities, which we expanded to design new products for future vehicles.

  Although operating expenses rose, they fell -- for the seventh year in a row -- as a percentage of sales, trending down from 19.5% in 1995, to 18.4% in 1996, and 17.9% in 1997. This reflects our success in cutting costs. It also points to the impact of our OE businesses, which tend to have lower expense-to-sales ratios than replacement parts providers.

Interest Expense Advanced 20.4%

Interest expense climbed 20.4% in fiscal 1997. Borrowing rates remained the same as last year's; nevertheless, the company incurred more debt, mainly to fund acquisitions. Interest income went up as well, due to higher yields on our investment portfolio in Puerto Rico.

  In fiscal 1996, interest rates were down, but greater debt levels drove interest expense up 11.8%.

Repositioning Charge Reported

This year, Echlin took steps to reposition the company and build future shareowner value. We recorded a pre-tax charge of $254.1 million to cover, first, the write-off of impaired or idle assets; second, the costs of closing and consolidating plants; and third, the selling of non-core and low-profit divisions.

  We also divested two businesses in fiscal 1997, Sensor Engineering and Preferred Plastic Sheet. Together, they provided a pre-tax gain of $28.7 million.

  All told, these actions reduced net income by $164.3 million and earnings per share by $2.63.

Cash Flow Down

Cash flow from operations totaled $183.3 million in 1997. This was $43.7 million less than last year's $227.0 million, due to the timing of our liability payments, which offset the gains we achieved from receivable collections.

  In 1996, the company's cash flow benefited from its efforts to thin inventory. Our scheduling of liability payments had a positive influence as well.

                                              ECHLIN INC. 1997 ANNUAL REPORT  11
                                              ==================================


Financial Condition Changed

By year-end, Echlin had assumed additional debt of $262.0 million, prompting our debt-to-capital ratio to go up 12.3 points, from 33.0% to 45.3%. The money we borrowed helped finance acquisitions.

  In fiscal 1996, we sold $75 million of accounts receivable, then used the proceeds to pay down debt.

  Changes in currency translation rates eroded the value of our net assets in Mexico, Germany and Great Britain. As a result, shareholder's equity was diminished $20.8 million this year and $17.1 million last year.

Market Risks Disclosed

Echlin conducts most of its global business in local markets with local currencies. When we do sell across borders, we help guard against currency swings through "short-term, forward foreign exchange" contracts. At the close of fiscal 1997, we had no material contracts outstanding.

  Our investment portfolio, commercial paper and fixed-rate debt also carry risk, which is related to shifts in interest rates. There is, however, no hedge against this. If rates go up, Echlin pays more interest on paper and debt, but could earn more on its portfolio; if rates go down, the reverse happens.

  Based upon our current financial position, a 10% movement of foreign exchange or interest rates would not have a material affect on the company's fair value, cash flows or operating results.

Capital Expenditures Rose

Our outlay of capital, $149.2 million, topped last year's amount by $44.8 million. Capital spent by recent acquisitions represented some of the increase. Also, we equipped a new factory in Mexico, and purchased a building we formerly leased in Great Britain.

  In 1997, we invested primarily in machinery and tooling. As in years past, this allowed us to manufacture new parts, and enhance the productivity and efficiency of our plants worldwide.


   Bar graph showing Percentage Change in Reported and Comparable Operations Net Sales for fiscal years 1991-1997.

   Bar graph showing Inventory Turns for fiscal years 1991-1997.

   Bar graph showing Working Capital to Sales Percentages for fiscal years 1991-1997.

                                             ECHLIN INC. 1997 ANNUAL REPORT  33
                                             ==================================

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

     The Audit Committee of the Board of Directors, which is composed of non-management directors, meets several times a year with management, the independent accountants and the internal auditors. They review significant financial transactions, the scope and major findings of the independent accountants' and internal auditors' examinations and the adequacy of the system of internal controls.

     Management believes that Echlin's policies, procedures, internal control system, and the activities of the internal auditors, the independent accountants and the Audit Committee, provide you, the shareholder, with reasonable assurance as to the integrity of the financial statements.

/s/ Larry McCurdy
-------------------------------------
Larry W. McCurdy
President and Chief Executive Officer


/s/ Joseph A. Onorato
-------------------------------------
Joseph A. Onorato
Vice President and Chief Financial Officer


REPORT OF INDEPENDENT ACCOUNTANTS

[LOGO OF PRICE WATERHOUSE APPEARS HERE]

To the Shareholders and Board of Directors of Echlin Inc.:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, of cash flows and of changes in shareholders' equity present fairly, in all material respects, the financial position of Echlin Inc. and its subsidiaries at August 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended August 31, 1997, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ Price Waterhouse LLP

Stamford, Connecticut
October 3, 1997

34  ECHLIN INC. 1997 ANNUAL REPORT
==================================


CONSOLIDATED FINANCIAL STATEMENTS


Consolidated Statements of Income
--------------------------------------------------------------------------------


                                                  Year ended August 31,
(In thousands, except per share data)       1997          1996         1995
--------------------------------------------------------------------------------
Net sales                                $3,568,572    $3,128,728   $2,717,866
Cost of goods sold                        2,707,081     2,309,037    1,932,461
--------------------------------------------------------------------------------
 Gross profit on sales                      861,491       819,691      785,405
Selling and administrative expenses         640,108       574,592      531,286
Repositioning and other special
 charges                                    254,115            --           --
Gain on sales of businesses                 (28,652)           --           --
--------------------------------------------------------------------------------
 Income (loss) from operations               (4,080)      245,099      254,119
--------------------------------------------------------------------------------
Interest expense                             52,914        43,933       39,313
Interest income                             (12,246)      (10,990)     (15,674)
--------------------------------------------------------------------------------
 Interest expense, net                       40,668        32,943       23,639
--------------------------------------------------------------------------------
 Income (loss) before taxes                 (44,748)      212,156      230,480
Provision for taxes                           2,158        69,946       76,058
--------------------------------------------------------------------------------
 Net income (loss)                       $  (46,906)   $  142,210   $  154,422
================================================================================
Average shares outstanding                   62,601        61,919       59,476
================================================================================
Earnings (loss) per share                    $(0.75)        $2.30        $2.60
================================================================================

See notes to consolidated financial statements.

                        [PIE CHART APPEARS AS FOLLOWS]

          1997 Sales by Product Groups:
          Brake System Parts                        38%
          Engine System Parts                       33%
          Power Transmission System Parts           10%
          Steering and Suspension Systems
            Components                               7%
          Other Motor Vehicle Parts                  7%
          Additional Products                        5%



                        [PIE CHART APPEARS AS FOLLOWS]

          1997 Sales by Channels of Distribution:
          Warehouse Distributors                    45%
          Vehicle Manufacturers                     32%
          Other Manufacturers                       12%
          Retailers                                  7%
          Non-Vehicle                                4%

                                              ECHLIN INC. 1997 ANNUAL REPORT  35
                                              ==================================
Consolidated Balance Sheets
--------------------------------------------------------------------------------

                                                              August 31,
(In thousands, except share and per share data)           1997         1996
--------------------------------------------------------------------------------
Assets
Current assets:
Cash and cash equivalents                             $   22,239    $   16,106
Accounts receivable, less allowance for doubtful
 accounts of $4,505 and $5,621                           438,558       370,837
Inventories:
 Raw materials and component parts                       179,599       167,215
 Work in process                                          92,389        87,140
 Finished goods                                          422,650       425,027
--------------------------------------------------------------------------------
  Total inventories                                      694,638       679,382
Other current assets                                      54,134        42,687
--------------------------------------------------------------------------------
 Total current assets                                  1,209,569     1,109,012
--------------------------------------------------------------------------------
Property, plant and equipment:
Land                                                      39,216        36,881
Buildings                                                235,028       218,086
Machinery and equipment                                1,084,004       900,528
--------------------------------------------------------------------------------
 Property, plant and equipment, at cost                1,358,248     1,155,495
Accumulated depreciation                                (635,717)     (534,186)
--------------------------------------------------------------------------------
 Property, plant and equipment, net                      722,531       621,309
--------------------------------------------------------------------------------
Marketable securities                                     82,418        83,578
--------------------------------------------------------------------------------
Intangible assets                                        323,060       226,292
--------------------------------------------------------------------------------
Other assets                                              36,625        90,563
--------------------------------------------------------------------------------
 Total assets                                         $2,374,203    $2,130,754
================================================================================
Liabilities and Shareholders' Equity
Current liabilities:
Notes payable to banks                                $   42,746    $   21,596
Current portion of long-term debt                          4,693         6,286
Accounts payable                                         296,123       264,532
Accrued taxes on income                                   13,097        33,985
Accrued compensation                                      84,712        67,265
Other accrued liabilities                                232,652       130,563
--------------------------------------------------------------------------------
 Total current liabilities                               674,023       524,227
--------------------------------------------------------------------------------
Long-term debt                                           710,422       468,013
--------------------------------------------------------------------------------
Deferred income taxes                                     76,057       129,640
--------------------------------------------------------------------------------
Shareholders' equity:
Preferred stock, without par value:
 Authorized 1,000,000 shares, issued none                     --            --
Common stock, $1 par value:
 Authorized 150,000,000 shares, issued 63,373,683
  and 62,242,279                                          63,374        62,242
Capital in excess of par value                           372,197       350,935
Retained earnings                                        557,153       658,235
Foreign currency translation adjustments                 (82,725)      (61,953)
Net unrealized investment gains                            6,697         2,410
Treasury stock, at cost, 270,264 shares                   (2,995)       (2,995)
--------------------------------------------------------------------------------
 Total shareholders' equity                              913,701     1,008,874
--------------------------------------------------------------------------------
 Total liabilities and shareholders' equity           $2,374,203    $2,130,754
================================================================================

See notes to consolidated financial statements.

36  ECHLIN INC. 1997 ANNUAL REPORT
==================================

Consolidated Statements of Cash Flows

--------------------------------------------------------------------------------
                                                     Year ended August 31,
(In thousands)                                   1997        1996         1995
--------------------------------------------------------------------------------
Cash flows from operating activities:
Net income (loss)                             $ (46,906)   $ 142,210   $ 154,422
Adjustments to reconcile net income (loss)
 to net cash provided by
 operating activities:
 Depreciation and amortization                  113,938       90,875      76,609
 Repositioning and other special charges        252,041           --          --
 Gain on sales of businesses                    (28,652)          --          --
Changes in assets and liabilities,
 excluding acquisitions' balance sheets:
 Accounts receivable                            (11,056)     (83,286)     (9,448)
 Inventories                                     (8,512)      24,427     (94,133)
 Other current assets                            (5,146)     (11,892)     (5,314)
 Accounts payable                                 4,590       44,486         576
 Accrued taxes on income                        (23,252)      (6,660)     (4,173)
 Deferred income taxes                          (54,847)      42,797      22,869
 Accrued liabilities                             (3,035)     (12,948)    (11,762)
 Other                                           (5,907)      (3,001)    (22,602)
--------------------------------------------------------------------------------
  Cash provided by operating activities         183,256      227,008     107,044
--------------------------------------------------------------------------------
Cash flows from financing activities:
Long-term and short-term borrowings             917,172      615,532     721,232
Long-term and short-term repayments            (690,454)    (647,626)   (524,664)
Sales of accounts receivable                         --       75,000          --
Proceeds from common stock issuances              4,560        2,770       5,200
Dividends paid                                  (55,623)     (51,806)    (46,987)
--------------------------------------------------------------------------------
  Cash provided by (used for) financing
   activities                                   175,655       (6,130)    154,781
--------------------------------------------------------------------------------
Cash flows from investing activities:
Capital expenditures                           (149,195)    (104,384)   (103,894)
Net book value of property, plant and
 equipment disposals                              8,454        3,143       1,515
Proceeds from sales of marketable securities      9,823       22,592      13,087
Proceeds from sales of businesses                73,253           --          --
Purchases of businesses:
 Net working capital items                      (80,021)     (93,232)    (25,382)
 Property, plant and equipment and
  intangibles                                  (252,099)     (57,305)   (176,830)
 Debt assumed                                    38,877        1,013          --
--------------------------------------------------------------------------------
  Cash used for investing activities           (350,908)    (228,173)   (291,504)
--------------------------------------------------------------------------------
Impact of foreign currency changes on cash       (1,870)      (4,299)      3,563
--------------------------------------------------------------------------------
 Increase (decrease) in cash and cash
  equivalents                                     6,133      (11,594)    (26,116)
Cash and cash equivalents at beginning of
 year                                            16,106       27,700      53,816
--------------------------------------------------------------------------------
 Cash and cash equivalents at end of year     $  22,239    $  16,106   $  27,700
================================================================================

See notes to consolidated financial statements.

                                              ECHLIN INC. 1997 ANNUAL REPORT  37
                                              ==================================


Consolidated Statements of Changes in Shareholders' Equity

---------------------------------------------------------------------------------------------------------------
                                       Capital                Foreign         Net
                                      in Excess               Currency     Unrealized                 Total
(In thousands, except        Common    of Par    Retained    Translation   Investment  Treasury   Shareholders'
per share data)              Stock      Value    Earnings    Adjustments     Gains       Stock        Equity
---------------------------------------------------------------------------------------------------------------
Balance at August 31, 1994  $ 59,354  $329,521    $452,550     $(39,459)    $     --   $(2,995)     $  798,971
Net income                        --        --     154,422           --           --        --         154,422
Cash dividends paid
 ($0.79 per share)                --        --     (46,987)          --           --        --         (46,987)
Shares issued under
 stock option plans              323     4,877          --           --           --        --           5,200
Foreign currency
 translation adjustments          --        --          --       (5,388)          --        --          (5,388)
Shares issued for
 acquisition                     217      (207)      3,039           --           --        --           3,049
---------------------------------------------------------------------------------------------------------------
Balance at August 31, 1995    59,894   334,191     563,024      (44,847)          --    (2,995)        909,267
Net income                        --        --     142,210           --           --        --         142,210
Cash dividends paid
 ($0.85 per share)                --        --     (51,806)          --           --        --         (51,806)
Shares issued under
 stock option plans              135     2,635          --           --           --        --           2,770
Foreign currency
 translation adjustments          --        --          --      (17,106)          --        --         (17,106)
Net unrealized
 investment gains                 --        --          --           --        2,410        --           2,410
Shares issued for
 acquisitions                  2,213    14,109       4,807           --           --        --          21,129
---------------------------------------------------------------------------------------------------------------
Balance at August 31, 1996    62,242   350,935     658,235      (61,953)       2,410    (2,995)      1,008,874
Net loss                          --        --     (46,906)          --           --        --         (46,906)
Cash dividends paid
 ($0.89 per share)                --        --     (55,623)          --           --        --         (55,623)
Shares issued under
 stock option plans              273     4,293          --           --           --        --           4,566
Foreign currency
 translation adjustments          --        --          --      (20,772)          --        --         (20,772)
Net unrealized investments
 gains                            --        --          --           --        4,287        --           4,287
Shares issued for
 acquisitions                    859    16,969       1,447           --           --        --          19,275
---------------------------------------------------------------------------------------------------------------
 Balance at August 31, 1997  $63,374  $372,197    $557,153     $(82,725)     $ 6,697  $ (2,995)       $913,701
===============================================================================================================

See notes to consolidated financial statements.

                        1997 Sales by Geographic Areas

   [PIE CHART APPEARS AS FOLLOWS]

1997 Sales by Geographic Areas:
United States and Canada          75%
Europe                            18%
Central and South America          3%
Other                              4%

38  ECHLIN INC. 1997 ANNUAL REPORT
==================================

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1 Summary of Accounting Policies
================================

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

Cash and Cash Equivalents--Cash and cash equivalents include short-term interest bearing securities with maturities of three months or less. Cash equivalents were $3,231,000 and $771,000 at August 31, 1997 and 1996, respectively. These securities are carried at cost which approximates market.

Accounts Receivable--The company has an agreement with a financial institution, under which it may sell without recourse, undivided fractional interests in designated pools of trade receivables up to $200,000,000 through March 1999. Accounts receivable at August 31, 1997 and 1996 were net of $200,000,000, representing receivables sold.

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

Intangible Assets--Intangible assets principally consist of the excess of cost over fair value of the net assets of businesses acquired, and are amortized using the straight-line method over periods expected to be benefited (currently up to forty years). Costs of acquired patents and trademarks are amortized using the straight-line method over the shorter of their estimated useful lives or thirty years. The company periodically evaluates whether the remaining net book value of intangible assets is recoverable using estimates of cash flows over the remaining life of the assets.

Marketable Securities--Marketable securities consist principally of investments in mortgage-backed securities held by Echlin's subsidiary in Puerto Rico. The aggregate market value of securities held at August 31, 1997 and 1996 was $82,418,000 and $83,578,000, respectively. These investments are classified as available for sale and had, at August 31, 1997 and 1996, a historical cost of $72,114,000 and $79,870,000, respectively. As a result, unrealized investment gains of $4,287,000 and $2,410,000, which are net of applicable income taxes, are included as a component of shareholders' equity at August 31, 1997 and 1996, respectively.

Revenue Recognition--The company recognizes revenues from product sales upon shipment to its customers.

Research and Development Costs--Research and development costs are charged to income as incurred and aggregated $51,844,000, $44,711,000 and $34,652,000 for the years ended August 31, 1997, 1996 and 1995, respectively.

                                              ECHLIN INC. 1997 ANNUAL REPORT  39
                                              ==================================

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

  The Financial Accounting Standards Board has implemented Statement of Financial Accounting Standards No. 128, "Earnings Per Share", which requires companies to disclose basic and diluted earnings per share. Basic earnings per share is calculated by dividing net income by the weighted average number of common shares outstanding, which is equal to what has been historically reported. Diluted earnings per share is arrived at by dividing net income by the weighted average number of common shares outstanding plus the number of shares which would be issued assuming the exercise of outstanding employee stock options. For the twelve months ended August 31, 1997, the proforma diluted loss per share would have been less than the reported loss per share.

Use of Estimates--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Changes in such estimates may affect amounts reported in future periods.



2 Business Combinations
=======================

In June 1997, the company acquired the North American Aftermarket division of ITT Automotive (ITT), a unit of ITT Industries, Inc. for $89,400,000. The business manufactures and distributes motor vehicle brake system parts. In May 1997, Echlin purchased the Brazilian engine-components business of Industria e Commercio Brosol (Brosol) Ltda. by issuing $17,500,000 of Echlin common stock (531,108 shares). Brosol produces motor-vehicle fuel system parts. Both the ITT and Brosol transactions were accounted for using the purchase method of accounting.

  During December 1996, the company acquired the outstanding common stock of Iroquois Tool Systems, Inc. (Iroquois), a brake rotor manufacturer, located in North East, Pennsylvania by issuing 335,474 shares of common stock. As of the date of this acquisition, net current assets were $934,000, property, plant and equipment was $3,258,000, and debt assumed was $2,411,000. This transaction was accounted for as a pooling of interests and as a result, the financial statements for the year ended August 31, 1997 include Iroquois' results of operations. Since the acquisition did not have a material impact on the company, prior years' results were not restated.

40  ECHLIN INC. 1997 ANNUAL REPORT
==================================

  In October 1996, the company acquired Nobel Plastiques SA (Nobel), located in France and Spain, for $16,880,000. Nobel manufactures fluid, hydraulic and pneumatic servo control lines. During September 1996, the company acquired Long Manufacturing, Ltd. (Long), headquartered in Oakville, Ontario, Canada, for $172,986,000. Long manufactures and distributes motor vehicle heat exchange products and air-conditioning evaporators. Both the Long and Nobel acquisitions were accounted for using the purchase method of accounting.

  During August 1996, Echlin acquired the outstanding common stock of Moto Mirror Inc., located in Texas, by issuing 511,001 shares of common stock. Moto Mirror manufactures remote-control mirrors for medium- and heavy-duty trucks. In January 1996, the company acquired the outstanding common stock of Plains Plastics, Inc., a custom plastic extruder located in Kansas, by issuing 229,450 shares of common stock. During December 1995, the company acquired the outstanding common stock of American Electronic Components, Inc., an Indiana-based designer, manufacturer and marketer of motor vehicle electronic components, by issuing 1,459,187 shares of common stock. All three transactions were accounted for as poolings of interests and as a result the financial statements for the twelve months ended August 31, 1996 include their results of operations. As of the date of these acquisitions, net current assets were $4,647,000, property, plant and equipment was $31,044,000 and long-term debt assumed was $14,957,000. Since the acquisitions did not have a material impact on the company, prior years' results were not restated.

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

  In October 1994, the company acquired the outstanding common stock of the Theodore Bargman Company (Bargman), an Indiana-based manufacturer of lighting products, electrical connectors and hardware for recreational vehicles and mobile homes, by issuing 230,795 shares of common stock. The transaction was accounted for as a pooling of interests, and therefore the financial statements for the twelve months ended August 31, 1995 include Bargman's results of operations. As of the date of the acquisition, Bargman had net current assets of $1,756,000 and property, plant and equipment of $1,718,000. Since the acquisition did not have a material impact on the company, prior years' results were not restated.


3 Sales of Businesses
=====================

In August 1997, the company sold its Preferred Plastic Sheet Division, a manufacturer of extruded plastic sheets, for approximately $64,500,000. This resulted in a pre-tax gain of $21,292,000, or $0.21 per share.

  During October 1996, the company sold certain assets of Sensor Engineering, a division that manufactured cards and readers for access control systems, for $11,400,000. This resulted in a pre-tax gain of $7,360,000, or $0.07 per share.

                                              ECHLIN INC. 1997 ANNUAL REPORT  41
                                              ==================================

4 Repositioning and Other Special Charges
=========================================

During the fourth quarter of fiscal 1997, the company recorded repositioning and other special charges of $254,115,000, pre-tax, which is intended to enhance the company's competitiveness and productivity. Repositioning actions are generally expected to be completed in twelve months.

  The repositioning charge included expenses related to facility realignments and rationalizations, and the write-down to net realizable value of businesses to be disposed ($101,154,000) including severance costs of $14,507,000. In addition, goodwill associated with brand names no longer in use was written off ($27,164,000), inventory related to discontinued and rationalized product lines was written down ($43,606,000), property, plant and equipment idled by facility closures and product line rationalizations were reduced ($21,868,000), and other investments and deferred customer acquisition costs were written off ($60,323,000).

  Cash expenditures in fiscal 1997 for repositioning actions totaled $2,074,000, primarily for employee severance costs.


5 Borrowing Arrangements
========================

Notes payable to banks of $42,746,000 and $21,596,000 at August 31, 1997 and 1996, respectively, were comprised of local borrowings by Echlin's foreign subsidiaries, due within ninety days. Weighted average interest rates were 8.16% and 7.70% at August 31, 1997 and 1996, respectively.

  Long-term debt was comprised of the following:

--------------------------------------------------------------------------------
                                                                   August 31,
(In thousands)                                                  1997      1996
--------------------------------------------------------------------------------
Commercial paper                                              $324,940  $289,000
Domestic notes                                                 329,000   125,000
9.22% Senior Note                                                   --    30,000
3.50% Note                                                          --       569
3.519% and 3.675% Notes                                         13,695    18,760
3.60%-8.75% Foreign obligations, repayable in varying
  installments to 2002                                          27,776     5,503
3.40% Obligation under terms of a lease agreement with a
  municipality, repayable at maturity in 2022                    3,700     3,700
3.65% Obligation under terms of a lease agreement with a
  municipality, repayable at $400 per year from 1998
  through 2002 and at $300 per year from 2003 through 2007       3,500        --
7.00%-17.30% Capitalized lease obligations, net of
  interest of $4,717 and $560, repayable in varying
  installments to 2006                                          12,504     1,767
--------------------------------------------------------------------------------
  Total                                                        715,115   474,299
Less-current portion                                             4,693     6,286
--------------------------------------------------------------------------------
  Total long-term debt                                        $710,422  $468,013
================================================================================

  At August 31, 1997 and 1996, the weighted average interest rates on commercial paper were 5.62% and 5.40%, respectively. The domestic notes at August 31, 1997 and 1996 represent unsecured obligations with U.S. banks with weighted average interest rates at 5.74% and 5.36%, respectively. A majority of the commercial paper and the domestic notes mature within sixty days of year-end. The commercial paper and domestic notes have been classified as long term because of the company's intent to refinance these obligations on a long-term basis and the availability of such financing under the terms of the revolving credit agreement
(RCA).

42  ECHLIN INC. 1997 ANNUAL REPORT
==================================


  The company's senior note matured on March 1, 1997 and the 3.50% note matured in September 1996.

  Under a credit agreement with a United Kingdom bank, there were 3.519% and 3.675% notes outstanding at August 31, 1997 and 1996, respectively. The 3.519% note matured in September 1997. The credit agreement enables the company to borrow up to $20,000,000 through March 1, 1998. This debt has been classified as long term because of the company's intent to refinance it on a long-term basis and the availability of such financing under the terms of the RCA.

  Minimum annual principal repayments of long-term debt, excluding commercial paper, the domestic notes, and the 3.519% note, in each of the next five fiscal years are as follows: 1998 - $4,693,000; 1999 - $3,125,000; 2000 - $2,905,000;
2001 - $1,648,000; and 2002 - $26,773,000.

  For the years ended August 31, 1997, 1996 and 1995, interest paid was $53,788,000, $45,579,000 and $40,638,000, respectively.

  Under the terms of an RCA with eleven banking institutions, the company has available, through September 1, 2001, maximum borrowings of $700,000,000. At August 31, 1997 and 1996, there were no borrowings under the RCA.

  The company also had available, from several international banks, credit lines which provided the availability of maximum borrowings of $122,437,000 and $66,488,000 at August 31, 1997 and 1996, respectively. Any borrowings under these lines bear interest at the local equivalent of the prime rate.

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

6 Shareholder Rights Plan
=========================

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

                                              ECHLIN INC. 1997 ANNUAL REPORT  43
                                              ==================================

7 Stock Option Plans
====================

Under the 1992 Echlin Inc. Stock Option Plan, options may be granted to officers and key employees in the form of incentive stock options or nonqualified stock options. Options may be accompanied by stock appreciation rights which entitle a holder to surrender an unexercised option and to receive in exchange a payment equal to the difference between the option and the market price on the surrender date. Options are granted at 100% of the fair market value on the date of grant. They are exercisable one year from the date of grant and expire ten years after the date of grant, except in the event of the retirement or death of the employee. Upon the exercise of stock options, payment may be made using cash, shares of the company's common stock or any combination thereof.

  Information regarding this plan is as follows:


-------------------------------------------------------------------------------
                                               Number of       Weighted-Average
                                                Shares              Price
-------------------------------------------------------------------------------
Outstanding at August 31, 1994                 1,882,960             $18.85
Granted                                          292,375             $30.75
Exercised                                       (322,335)            $16.17
Terminated                                       (20,375)            $19.08
---------------------------------------------------------
 Outstanding at August 31, 1995                1,832,625             $21.22
Granted                                          231,125             $37.25
Exercised                                       (137,775)            $19.96
Terminated                                       (22,815)            $27.51
---------------------------------------------------------
 Outstanding at August 31, 1996                1,903,160             $23.23
Granted                                          441,934             $32.62
Exercised                                       (340,695)            $19.93
Terminated                                       (39,265)            $29.98
---------------------------------------------------------
 Outstanding at August 31, 1997                1,965,134             $26.02
===============================================================================

  The following table summarizes information about employee stock options outstanding and exercisable at August 31, 1997:

--------------------------------------------------------------------------------
                         Options Outstanding                Options Exercisable
                 -------------------------------------    ----------------------
                                 Weighted
                                  Average     Weighted                  Weighted
   Range of                      Remaining     Average                  Average
   Exercise         Number      Contractual   Exercise       Number     Exercise
    Prices        Outstanding   Life (years)    Price      Exercisable   Price
-------------------------------------------------------------------------------
$10.25-$19.75        779,450         3.5       $14.82        779,450     $14.82
$30.75-$37.25      1,185,684         8.0       $32.93        743,750     $33.28
                 -----------                               ---------
$10.25-$37.25      1,965,134         6.3       $26.02      1,523,200     $23.90
===============================================================================

  Shares available for future grants at August 31, 1997 and 1996 were 1,656,249 and 2,187,842, respectively. There were no options outstanding with stock appreciation rights at August 31, 1997 and 1996.

44  ECHLIN INC. 1997 ANNUAL REPORT
==================================



  At the annual meeting held on December 18, 1996, shareholders approved the 1996 Non-Executive Director Stock Option Plan under which 250,000 shares of Echlin common stock were authorized for issuance to members of the Board of Directors who are not current employees of Echlin Inc. Options are granted at 100% of the fair market value on the date of grant. They are exercisable one year from the date of grant and expire ten years after the date of grant, except in the event of the retirement or death of the non-executive director. Upon the exercise of stock options, payment may be made using cash, shares of the company's common stock or any combination thereof. During fiscal 1997, 79,150 options were granted at a weighted-average price per share of $31.125. No exercises or terminations of these stock options were made during fiscal 1997.

  In October 1995, Statement of Financial Accounting Standards No. 123 relating to "Accounting for Stock Based Compensation" was issued. This pronouncement establishes a fair value based method of accounting for stock option plans, the impact of which may be included in net income or disclosed on a proforma basis in the notes to the financial statements. The company adopted Statement No. 123 during fiscal 1997. The Black-Scholes option pricing model was used to estimate the fair value of these options on the date of grant. The weighted-average assumptions used in the model for 1997 and 1996, respectively, are as follows: expected life of the option 3.8 to 5.5 years, 6.2 years; risk-free interest rate 6.13% to 6.50%, 5.73%; expected volatility 20.5%, 24.3%; and dividend yields 2.5%, 2.8%. The weighted average fair value of options granted during 1997 and 1996 are $7.66 and $9.61, respectively. Proforma net income (loss) would have been ($48,864,000) and $141,188,000, while proforma earnings (loss) per share would have been ($0.78) and $2.28 for the years ended August 31, 1997 and 1996, respectively.


8 Retirement Plans
==================

Echlin sponsors several noncontributory defined benefit pension plans covering a majority of its domestic employees. A major portion of the employees is covered by a plan which provides pension benefits based upon years of service and the employee's compensation during the five highest consecutive years of the ten-year period prior to retirement. Benefits under the plans covering other employees are based upon a stated amount for each year of service. It is the company's normal policy to fund the maximum amount that can be deducted for federal income tax purposes. The company also contributes to multi-employer pension plans covering certain domestic employees and to pension plans for employees of certain foreign subsidiaries.

  A majority of domestic employees is eligible to make contributions to the company's 401(k) retirement savings plan. The company matches a portion of the employee's annual contributions based upon the company's return on assets. Company contributions were $972,000, $2,133,000 and $2,002,000 during the years ended August 31, 1997, 1996 and 1995, respectively.

                                            ECHLIN INC. 1997 ANNUAL REPORT    45
                                            ====================================

   Net pension cost for all pension plans was $10,602,000, $10,781,000 and $10,124,000 for the years ended August 31, 1997, 1996 and 1995, respectively. Net pension cost included the following components:

------------------------------------------------------------------------------------------------
                                                        Year ended August 31,
                                          1997                  1996                  1995
                                  -------------------   -------------------   ------------------
(In thousands)                    Domestic    Foreign   Domestic    Foreign   Domestic   Foreign
------------------------------------------------------------------------------------------------
Service cost-benefits earned
 during the period                $  6,951   $  5,883   $  6,809   $  5,100   $  5,697   $ 4,777
Interest on projected benefit
 obligation                          9,104      9,457      8,424      7,990      7,678     7,578
Actual return on plan assets       (21,114)   (18,412)   (15,095)   (11,615)   (10,869)   (4,848)
Net amortization and deferrals       9,870      8,733      5,149      3,905      2,321    (2,600)
Multi-employer plans                   130         --        114         --        390        --
------------------------------------------------------------------------------------------------
 Net pension cost                 $  4,941   $  5,661   $  5,401   $  5,380   $  5,217   $ 4,907
================================================================================================

   The following table sets forth the funded status of the various company pension plans:
--------------------------------------------------------------------------------

                                                   August 31,
                                          1997                    1996
                                 --------------------     --------------------
(In thousands)                   Domestic     Foreign     Domestic     Foreign
------------------------------------------------------------------------------------------------
Actuarial present value of:
 Vested benefit obligation       $106,422      $104,772   $ 91,708      $ 89,088
 Accumulated benefit obligation  $110,579      $109,657   $ 95,056      $ 93,323
================================================================================================
Plan assets at fair value        $148,623      $116,678   $125,143      $ 93,095
Projected benefit obligation      127,250       131,943    109,561       112,384
------------------------------------------------------------------------------------------------
 Plan assets in excess of
  (less than)
  projected benefit obligation     21,373       (15,265)    15,582       (19,289)
Unrecognized net loss               2,414            49      5,808            11
Unrecognized prior service cost     4,422         2,684      3,834         2,612
Unrecognized net assets              (978)       (5,670)    (1,882)       (6,256)
Adjustment to minimum liability      (741)         (157)      (141)         (233)
------------------------------------------------------------------------------------------------
 Prepaid (accrued) pension cost  $ 26,490      $(18,359)  $ 23,201      $(23,155)
================================================================================================
Actuarial assumptions:
 Discount rate                       8.00%   6.50%-8.50%      8.25%   7.00%-8.75%
 Rate of increase in
  compensation levels                4.31%   2.50%-5.50%      4.31%   3.00%-6.50%
 Expected long-term rate of
  return on
  plan assets                       10.00%         8.50%     10.00%   8.50%-9.50%
================================================================================================


   The company also has a Supplemental Executive Retirement Plan which provides certain key employees with pension benefits they would have received under the normal company plan had there not been limitations imposed by the Internal Revenue Code of 1986. The company also provides a Supplemental Senior Executive Retirement Plan covering selected senior executives. An unfunded projected benefit obligation for both plans of $4,838,000 and $2,434,000 at August 31, 1997 and 1996, respectively, is included under domestic in the table above.

   Pension plans in certain foreign countries are not funded. At August 31, 1997 and 1996, the company had recorded an accrued liability of $20,714,000 and $23,880,000, respectively, relating to such plans which are included in the table above.

   The majority of domestic pension plan assets are invested in common stock, including 50,000 shares of Echlin Inc. common stock. The balance is primarily invested in short-term investments, preferred stocks, mutual funds and limited partnership interests.

46  ECHLIN INC. 1997 ANNUAL REPORT
==================================

9 Income Taxes
==============

The provision for taxes was comprised of the following:

-----------------------------------------------------------------------------
                                                   Year ended August 31,
(In thousands)                                    1997      1996     1995
-----------------------------------------------------------------------------
Current:
 Federal                                        $ 20,142   $ 7,563  $12,537
 State                                             4,753     7,700    9,500
 Foreign                                          55,553     8,857   31,439
-----------------------------------------------------------------------------
  Total current provision                         80,448    24,120   53,476
-----------------------------------------------------------------------------
Deferred:
 Federal and state                               (54,712)   19,400   17,348
 Foreign                                         (23,578)   26,426    5,234
-----------------------------------------------------------------------------
  Total deferred provision                       (78,290)   45,826   22,582
-----------------------------------------------------------------------------
 Total provision                                $  2,158   $69,946  $76,058
=============================================================================

  The tax effect of major temporary differences is summarized below:
-----------------------------------------------------------------------------

-----------------------------------------------------------------------------
                                                    Year ended August 31,
(In thousands)                                    1997       1996      1995
-----------------------------------------------------------------------------
Depreciation                                    $(47,267)  $32,249   $21,433
Valuation of inventories                         (16,277)   (1,522)   (4,202)
All other, net                                   (14,746)   15,099     5,351
-----------------------------------------------------------------------------
 Total deferred provision                       $(78,290)  $45,826   $22,582
=============================================================================

  A reconciliation setting forth the differences between Echlin's effective tax rate and the U.S. statutory federal tax rate is as follows:

-----------------------------------------------------------------------------
                                                   Year ended August 31,
                                                  1997      1996    1995
-----------------------------------------------------------------------------
Statutory federal tax rate                         35.0%    35.0%   35.0%
Earnings in Puerto Rico not
 subject to U.S. taxes                             10.6     (3.2)   (2.9)
Net tax effect relating to
 foreign operations                               (29.8)     0.2     1.5
State taxes                                         2.4      2.4     2.7
Asset write-offs                                  (38.6)      --      --
Other                                              15.6     (1.4)   (3.3)
-----------------------------------------------------------------------------
 Effective tax rate                                (4.8%)   33.0%   33.0%
=============================================================================

  The company has a subsidiary operating in Puerto Rico under a tax exemption grant which expires in 2009.

  For the years ended August 31, 1997, 1996 and 1995, taxes paid were $78,938,000, $35,262,000 and $52,752,000, respectively.

                                              ECHLIN INC. 1997 ANNUAL REPORT  47
                                              ==================================

  Deferred income taxes reflect the net tax effects of temporary differences between the amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The following is a summary of the significant components of the company's deferred tax assets and liabilities:

--------------------------------------------------------------------------------
                                     August 31,
(In thousands)                    1997      1996
--------------------------------------------------------------------------------
Assets:
 Inventories                    $23,177  $  6,900
 Accrued expenses                25,753     5,341
 Other employee benefits          6,346     5,290
 Other                           20,196     6,727
--------------------------------------------------------------------------------
  Gross deferred assets          75,472    24,258
--------------------------------------------------------------------------------
Liabilities:
 Depreciation                    55,998   103,265
 Pension                         15,180    13,654
 Other                            4,495    25,444
--------------------------------------------------------------------------------
  Gross deferred liabilities     75,673   142,363
--------------------------------------------------------------------------------
 Net deferred liabilities       $   201  $118,105
================================================================================

10 Rental Commitments
=====================

Total rental expense for the years ended August 31, 1997, 1996 and 1995 was $46,122,000, $42,635,000 and $35,274,000, respectively.
  Minimum rental commitments under noncapitalized, noncancelable lease agreements are as follows:

--------------------------------------------------------------------------------
Year ending August 31,     Real                All
(In thousands)            Estate   Computers  Others    Total
--------------------------------------------------------------------------------
1998                      $26,584    $ 5,507  $ 7,236  $ 39,327
1999                       17,237      4,636    5,264    27,137
2000                       14,356      1,924    3,074    19,354
2001                       10,329        122      545    10,996
2002                        8,281         80      216     8,577
2003 and thereafter        16,506         --       52    16,558
--------------------------------------------------------------------------------
 Total commitments        $93,293    $12,269  $16,387  $121,949
================================================================================

48  ECHLIN INC. 1997 ANNUAL REPORT
==================================


11 Business Segment Information
===============================

Echlin, as a worldwide supplier of parts and supplies for motor vehicles, is engaged in only one business segment.

  An analysis of the company's operations by geographic area is as follows:

------------------------------------------------------------------------------------------------------
Year ended August 31,                     United
(In thousands)                            States       Europe   All Other  Eliminations   Consolidated
------------------------------------------------------------------------------------------------------
1997
Net sales to unaffiliated customers      $2,414,486   $750,429   $403,657            --     $3,568,572
Net sales between geographic areas           55,273     19,427    111,921     $(186,621)            --
------------------------------------------------------------------------------------------------------
 Total net sales                         $2,469,759   $769,856   $515,578     $(186,621)    $3,568,572
======================================================================================================
Income (loss) before taxes               $ (100,787)   $38,689    $17,350            --       $(44,748)
======================================================================================================
Identifiable assets                      $1,287,204   $658,831   $376,073            --     $2,322,108
=========================================================================================
Corporate assets                                                                                52,095
------------------------------------------------------------------------------------------------------
  Total assets                                                                              $2,374,203
======================================================================================================
1996
Net sales to unaffiliated customers      $2,158,405   $675,014   $295,309            --     $3,128,728
Net sales between geographic areas           44,847      9,353     73,074     $(127,274)            --
------------------------------------------------------------------------------------------------------
 Total net sales                         $2,203,252   $684,367   $368,383     $(127,274)    $3,128,728
======================================================================================================
Income before taxes                        $111,997    $69,864    $30,295            --       $212,156
=========================================================================================
Identifiable assets                      $1,183,809   $552,689   $330,837            --     $2,067,335
======================================================================================================
Corporate assets                                                                                63,419
------------------------------------------------------------------------------------------------------
Total assets                                                                                $2,130,754
======================================================================================================
1995
Net sales to unaffiliated customers      $1,838,059   $589,181   $290,626            --     $2,717,866
Net sales between geographic areas           48,608      8,832     79,618     $(137,058)            --
------------------------------------------------------------------------------------------------------
 Total net sales                         $1,886,667   $598,013   $370,244     $(137,058)    $2,717,866
======================================================================================================
Income before taxes                        $135,492    $60,604    $34,384            --       $230,480
======================================================================================================
Identifiable assets                      $1,063,413   $529,508   $319,701            --     $1,912,622
=========================================================================================
Corporate assets                                                                                48,386
------------------------------------------------------------------------------------------------------
Total assets                                                                                $1,961,008
======================================================================================================

  Net sales between geographic areas are made at prices which approximate market value. Income before taxes included realized and unrealized foreign currency transaction gains (losses) for the years ended August 31, 1997, 1996 and 1995 of $4,746,000, $428,000 and $(354,000), respectively, and translation losses of $615,000, $54,000 and $717,000, respectively. The company's foreign operations had income before taxes of $56,039,000, $100,159,000 and $94,988,000 for the years ended August 31, 1997, 1996 and 1995, respectively.
  The company does not have any one customer or group of customers comprising more than 10% of reported net sales.

                                             ECHLIN INC. 1997 ANNUAL REPORT   49
                                             ===================================




12 Quarterly Financial Data (unaudited)
======================================

-----------------------------------------------------------------------------------------------------------------
                                                                             Income         Net         Earnings
Year ended August 31,                              Net         Gross      (Loss) From      Income        (Loss)
(In thousands, except per share data)             Sales        Profit      Operations      (Loss)       Per Share
-----------------------------------------------------------------------------------------------------------------
1997
First quarter                                 $  850,908     $ 215,889     $  66,685     $  38,117        $ 0.61
Second quarter                                   842,219       196,844        44,986        23,601          0.38
Third quarter                                    931,177       223,641        62,790        33,481          0.53
Fourth quarter                                   944,268       225,117      (178,541)     (142,105)        (2.27)
-----------------------------------------------------------------------------------------------------------------
       Total                                  $3,568,572     $ 861,491     $  (4,080)    $ (46,906)       $(0.75)
=================================================================================================================
1996
First quarter                                 $  713,767     $ 193,102     $  59,236     $  33,673        $ 0.54
Second quarter                                   735,902       186,849        44,986        23,554          0.38
Third quarter                                    843,018       221,730        73,846        43,360          0.70
Fourth quarter                                   836,041       218,010        67,031        41,623          0.68
-----------------------------------------------------------------------------------------------------------------
       Total                                  $3,128,728     $ 819,691     $ 245,099     $ 142,210        $ 2.30
=================================================================================================================
1995
First quarter                                 $  600,615     $ 176,059     $  49,761     $  31,796        $ 0.54
Second quarter                                   648,132       186,101        50,689        28,989          0.48
Third quarter                                    745,064       212,707        78,237        47,768          0.81
Fourth quarter                                   724,055       210,538        75,432        45,869          0.77
-----------------------------------------------------------------------------------------------------------------
       Total                                  $2,717,866     $ 785,405     $ 254,119     $ 154,422        $ 2.60
=================================================================================================================

  Income from operations for the first quarter of 1997 includes a gain from the sale of Sensor Engineering of $7,283,000, or $0.07 per share. During the second quarter the gain was increased by $77,000.

  In the fourth quarter of 1997, a gain of $21,292,000 was included in income from operations due to the sale of Preferred Plastic Sheet. As a result, earnings per share were increased by $0.21. In addition, income from operations and earnings per share were reduced by $254,115,000 and $2.91, respectively, from repositioning and other special charges.

50   ECHLIN INC. 1997 ANNUAL REPORT
===================================

HISTORICAL DATA

--------------------------------------------------------------------------------------------------------------------------
                                                      10-year       Growth
                                                     Compound        1997
(In thousands, except per share data)                 Growth       vs. 1996          1997           1996           1995
--------------------------------------------------------------------------------------------------------------------------
Operations:
Net sales                                              12.5%          14.1%       $3,568,572     $3,128,728     $2,717,866
Cost of goods sold                                     13.1           17.2         2,707,081      2,309,037      1,932,461
                                                                                  ----------------------------------------
 Gross profit on sales                                 10.8            5.1           861,491        819,691        785,405
Selling and administrative expenses                    10.6           11.4           640,108        574,592        531,286
Repositioning and other special charges                  --             --           254,115             --             --
Gain on sales of businesses                              --             --           (28,652)            --             --
                                                                                  ----------------------------------------
 Income (loss) from operations                           --             --            (4,080)       245,099        254,119
                                                                                  ----------------------------------------
Interest expense                                       16.3           20.4            52,914         43,933         39,313
Interest income                                         2.7           11.4           (12,246)       (10,990)       (15,674)
                                                                                  ----------------------------------------
 Interest expense, net                                 33.4           23.4            40,668         32,943         23,639
                                                                                  ----------------------------------------
 Income (loss) before taxes                              --             --           (44,748)       212,156        230,480
Provision for taxes                                   (22.4)         (96.9)            2,158         69,946         76,058
                                                                                  ----------------------------------------
 Income (loss) before cumulative effect
  of accounting change                                   --             --           (46,906)       142,210        154,422
Cumulative effect of accounting change                   --             --                --             --             --
                                                                                  ----------------------------------------
 Net income (loss)                                       --             --        $  (46,906)    $  142,210     $  154,422
                                                                                  ========================================
Average shares outstanding                              1.9            1.1            62,601         61,919         59,476

Earnings (loss) per share                                --             --        $    (0.75)    $     2.30     $     2.60
Dividends per share                                     5.3            4.7        $     0.89     $     0.85     $     0.79

Financial Position at Year-end:
Working capital                                         4.1           (8.4)       $  535,546     $  584,785     $  590,726
Current ratio                                            --             --             1.8/1          2.1/1          2.2/1
Working capital to sales                                 --             --              15.0%          18.7%          21.7%
Property, plant and equipment, net                     13.3           16.3        $  722,531     $  621,309     $  525,528
Total assets                                           10.6           11.4        $2,374,203     $2,130,754     $1,961,008
Total debt                                             23.5           52.8        $  757,861     $  495,895     $  507,125
Shareholders' equity                                    4.2           (9.4)       $  913,701     $1,008,874     $  909,267
 --per share                                            2.9          (11.1)       $    14.48     $    16.28     $    15.25
Total debt to capitalization                             --             --              45.3%          33.0%          35.8%

Additional Data:
Capital expenditures, net of disposals                 14.0           39.0        $  140,741     $  101,241     $  102,379
Depreciation and amortization                          14.6           25.4        $  113,938     $   90,875     $   76,609
Effective tax rate*                                      --             --              35.0%          33.0%          33.0%
Income from operations as a percent of net sales*        --             --               6.2%           7.8%           9.3%
Net income as a percent of:*
 Net sales                                               --             --               3.3%           4.5%           5.7%
 Beginning shareholders' equity                          --             --              11.6%          15.6%          19.3%
Average number of employees                             8.4           13.9              30.3           26.6           23.6
==========================================================================================================================

* Note: 1997 computations are before non-recurring items totaling $225,463 pre-tax, or $164,303 after-tax ($2.63 per share).

                                             ECHLIN INC. 1997 ANNUAL REPORT   51
                                             ===================================

--------------------------------------------------------------------------------------------------------------------
                                                                          Year ended August 31,
(In thousands, except per share data)                       1994             1993            1992            1991
--------------------------------------------------------------------------------------------------------------------
Operations:
Net sales                                                 $2,229,474      $1,944,463      $1,783,362      $1,685,876
Cost of goods sold                                         1,571,256       1,377,954       1,287,041       1,232,726
--------------------------------------------------------------------------------------------------------------------
 Gross profit on sales                                       658,218         566,509         496,321         453,150
Selling and administrative expenses                          468,511         420,460         389,470         371,980
Repositioning and other special charges                           --              --              --              --
Gain on sales of businesses                                       --              --              --              --
--------------------------------------------------------------------------------------------------------------------
 Income (loss) from operations                               189,707         146,049         106,851          81,170
--------------------------------------------------------------------------------------------------------------------
Interest expense                                              23,504          19,403          22,127          29,009
Interest income                                              (11,843)        (10,930)         (9,768)         (9,049)
--------------------------------------------------------------------------------------------------------------------
 Interest expense, net                                        11,661           8,473          12,359          19,960
--------------------------------------------------------------------------------------------------------------------
 Income (loss) before taxes                                  178,046         137,576          94,492          61,210
Provision for taxes                                           56,975          44,025          30,237          19,557
--------------------------------------------------------------------------------------------------------------------
 Income (loss) before cumulative effect
  of accounting change                                       121,071          93,551          64,255          41,653
Cumulative effect of accounting change                         2,583              --              --              --
--------------------------------------------------------------------------------------------------------------------
 Net income (loss)                                        $  123,654      $   93,551      $   64,255      $   41,653
====================================================================================================================
Average shares outstanding                                    58,996          58,560          55,976          55,835

Earnings (loss) per share                                 $     2.10      $     1.60      $     1.15      $     0.75
Dividends per share                                       $     0.73      $     0.70      $     0.70      $     0.70

Financial Position at Year-end:
Working capital                                           $  487,548      $  381,989      $  417,407      $  479,174
Current ratio                                                  2.1/1           2.1/1           2.3/1           2.9/1
Working capital to sales                                        21.9%           19.6%           23.4%           28.4%
Property, plant and equipment, net                        $  444,166      $  329,381      $  325,312      $  311,047
Total assets                                              $1,577,406      $1,263,261      $1,241,193      $1,191,793
Total debt                                                $  308,304      $  164,232      $  210,948      $  261,822
Shareholders' equity                                      $  798,971      $  713,822      $  693,948      $  649,416
 --per share                                              $    13.52      $    12.13      $    12.34      $    11.63
Total debt to capitalization                                    27.8%           18.7%           23.3%           28.7%

Additional Data:
Capital expenditures, net of disposals                    $   73,803      $   41,528      $   48,255      $   56,166
Depreciation and amortization                             $   64,174      $   59,671      $   55,896      $   56,489
Effective tax rate*                                             32.0%           32.0%           32.0%           32.0%
Income from operations as a percent of net sales*                8.5%            7.5%            6.0%            4.8%
Net income as a percent of:*
 Net sales                                                       5.5%            4.8%            3.6%            2.5%
 Beginning shareholders' equity                                 17.3%           13.5%            9.9%            6.3%
Average number of employees                                     20.6            18.6            17.9            17.8
--------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------
                                                                             Year ended August 31,
(In thousands, except per share data)                           1990           1989            1988            1987
--------------------------------------------------------------------------------------------------------------------
Operations:
Net sales                                                 $1,601,254      $1,454,492      $1,294,297      $1,099,703
Cost of goods sold                                         1,147,940       1,054,650         935,531         790,152
--------------------------------------------------------------------------------------------------------------------
 Gross profit on sales                                       453,314         399,842         358,766         309,551
Selling and administrative expenses                          368,380         326,221         263,605         234,255
Repositioning and other special charges                           --              --              --              --
Gain on sales of businesses                                       --              --              --              --
--------------------------------------------------------------------------------------------------------------------
 Income (loss) from operations                                84,934          73,621          95,161          75,296
--------------------------------------------------------------------------------------------------------------------
Interest expense                                              21,886          24,594          13,229          11,676
Interest income                                               (5,903)        (13,677)        (11,368)         (9,395)
--------------------------------------------------------------------------------------------------------------------
 Interest expense, net                                        15,983          10,917           1,861           2,281
--------------------------------------------------------------------------------------------------------------------
 Income (loss) before taxes                                   68,951          62,704          93,300          73,015
Provision for taxes                                           21,746          18,285          31,228          27,381
--------------------------------------------------------------------------------------------------------------------
 Income (loss) before cumulative effect
  of accounting change                                        47,205          44,419          62,072          45,634
Cumulative effect of accounting change                            --              --              --              --
--------------------------------------------------------------------------------------------------------------------
 Net income (loss)                                        $   47,205      $   44,419      $   62,072      $   45,634
====================================================================================================================
Average shares outstanding                                    55,797          55,733          55,613          52,098

Earnings (loss) per share                                 $     0.85      $     0.80      $     1.12      $     0.88
Dividends per share                                       $     0.70      $     0.66      $     0.59      $     0.53

Financial Position at Year-end:
Working capital                                           $  509,260      $  436,972      $  347,500      $  359,320
Current ratio                                                  3.0/1           2.8/1           2.2/1           3.1/1
Working capital to sales                                        31.8%           30.0%           26.8%           32.7%
Property, plant and equipment, net                        $  310,381      $  264,734      $  242,169      $  207,030
Total assets                                              $1,192,496      $1,034,254      $1,086,568      $  869,065
Total debt                                                $  262,069      $  128,938      $  130,651      $   91,825
Shareholders' equity                                      $  662,430      $  640,623      $  634,267      $  603,469
 --per share                                              $    11.87      $    11.48      $    11.39      $    10.88
Total debt to capitalization                                    28.3%           16.8%           17.1%           13.2%

Additional Data:
Capital expenditures, net of disposals                    $   63,170      $   56,780      $   55,871      $   37,890
Depreciation and amortization                             $   47,282      $   40,639      $   35,230      $   29,176
Effective tax rate*                                             31.5%           29.2%           33.5%           37.5%
Income from operations as a percent of net sales*                5.3%            5.1%            7.4%            6.8%
Net income as a percent of:*
 Net sales                                                       2.9%            3.1%            4.8%            4.1%
 Beginning shareholders' equity                                  7.4%            7.0%           10.3%           10.8%
Average number of employees                                     17.3            16.2            14.7            13.5
--------------------------------------------------------------------------------------------------------------------

52  ECHLIN INC. 1997 ANNUAL REPORT
==================================

QUARTERLY DATA


--------------------------------------------------------------------------------
                         Dividends    Market Price Per Share       Price to
Year ended August 31,    Per Share   High      Low      Close  Earnings Ratio/1/
---------------------   --------------------------------------------------------
1995
First quarter              $0.19    $31 3/4   $27      $30 1/4         13.8
Second quarter              0.19     35 3/8    26 3/4   34 5/8         15.1
Third quarter               0.205    38 3/4    32 7/8   36             14.7
Fourth quarter              0.205    39 5/8    34       34 1/2         13.3
                           ------
  Total fiscal year        $0.79    $39 5/8   $26 3/4  $34 1/2         13.3

1996
First quarter              $0.205   $39 1/2   $33 7/8  $36 1/2         14.0
Second quarter              0.205    38 3/4    33 5/8   33 7/8         13.6
Third quarter               0.22     36 7/8    32 5/8   34 3/8         14.4
Fourth quarter              0.22     37 7/8    30       30 1/2         13.3
                           ------
  Total fiscal year        $0.85    $39 1/2   $30      $30 1/2         13.3

1997
First quarter              $0.22    $34 1/4   $29 3/4  $33 5/8         14.6
Second quarter              0.22     35 1/4    29 1/2   34 5/8         15.1
Third quarter               0.225    35        31 1/8   33 3/8         15.7
Fourth quarter              0.225    38 9/16   32       37 1/16        19.7
                           ------
  Total fiscal year        $0.89    $38 9/16  $29 1/2  $37 1/16        19.7
================================================================================

/1/ Computed using closing price and most recent 4 quarters' earnings per share, excluding non-recurring charges.

Echlin Inc.'s Quarterly Dividends Per Share bar graph for fiscal years 1977, 1982, 1987, 1992, 1997.



                           [BAR GRAPH APPEARS HERE]